                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material under Rule 14a-12

                                H.D. VEST, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   (i)   Common Stock, par value $.05 per share, of H.D. Vest, Inc.
   (ii)  Series A Preferred Stock, par value $6.00 per share, of H.D. Vest,
         Inc.

  (2) Aggregate number of securities to which transaction applies:
   (i) 5,423,341 shares of Common Stock, (ii) 250,067 shares of Series A preferred stock, and (iii) "in the money" options to purchase 728,948 shares of Common Stock.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (i) $21.03 for each share of Common Stock, (ii) $21.03 for each share of Series A preferred stock, and (iii) the difference between $21.03 and the weighted average exercise price of $9.88 for each share of Common Stock issuable pursuant to "in the money" options.

  (4) Proposed maximum aggregate value of transaction:
      (a)  5,423,341 shares of Common Stock x $21.03 per share = $114,052,861
      (b) 250,067 shares of Series A preferred stock x $21.03 per share = $5,258,909
      (c) 728,948 shares of Common Stock issuable pursuant to "in the money" options x $11.15 = $8,127,770 Total proposed maximum aggregate value of the transaction: $127,439,540

  (5) Total fee paid: $25,488

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                             [HD Vest Letterhead]

                                  May 2, 2001

Dear Fellow Shareholders:

  You are cordially invited to attend a special meeting of shareholders of H.D. Vest, Inc. which will be held on May 22, 2001, at 10:00 a.m., local time, at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038.

  At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001, providing for the merger of Starlite Merger Co., a wholly owned subsidiary of Wells Fargo & Company, with and into H.D. Vest. H.D. Vest will be the surviving corporation in the merger and will become a wholly owned subsidiary of Wells Fargo. As consideration for the merger, our shareholders will be entitled to receive $21.03 in cash, without interest, for each share of common stock and each share of preferred stock held by them.

  In connection with the merger, Bear, Stearns & Co. Inc., our financial advisor, delivered to the board of directors an opinion dated March 22, 2001 that, on the date of that opinion, the cash consideration proposed to be paid to the public holders of our common stock in connection with the merger was fair, from a financial point of view, to these holders. The written opinion of Bear Stearns is attached as Appendix A to the accompanying proxy statement, and you should read it carefully.

  The board of directors has carefully considered and unanimously approved and adopted the merger agreement and the merger and recommends that the shareholders vote FOR approval of the merger agreement and the merger. The board of directors believes that the merger is fair to, and in the best interests of, our shareholders.

  In addition, you will be asked to approve an amendment to our option plan to permit the acceleration of outstanding options as contemplated under the merger agreement. Only our common shareholders will be voting on the plan amendment. The board of directors recommends that the shareholders vote FOR approval of the plan amendment.

  The accompanying proxy statement being sent to our common shareholders contains detailed information on the proposed merger, the plan amendment and the related transactions. A copy of the merger agreement is attached as Appendix B to this proxy statement.

  Please give all of this information your careful attention. The approval of the merger by the holders of two-thirds of the outstanding shares of our common stock and two-thirds of the outstanding shares of preferred stock on the record date is required to approve the merger. To approve the plan amendment, a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote must vote in favor of the plan amendment.

  Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger but will have no effect on the plan amendment. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. Doing so will not prevent you from voting your shares in person if you later choose to attend the special meeting. If the merger is approved by the shareholders, you will receive instructions for surrendering your share certificates and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received the instructions and the letter of transmittal.

                                  Very truly yours,

                                  HERB D. VEST
                                  Chairman and Chief Executive Officer

  This proxy statement is dated April 27, 2001 and is first being mailed to our common shareholders on or about May 2, 2001.

                                H.D. VEST, INC.
                          6333 NORTH STATE HIGHWAY 161
                                  FOURTH FLOOR
                              IRVING, TEXAS 75038
                                 (972) 870-6000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2001

To the Shareholders of H.D. Vest, Inc.:

   This is a notice that a Special Meeting of shareholders of H.D. Vest, Inc., a Texas corporation, will be held on May 22, 2001, at 10:00 a.m. local time, at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038 to:

  (1) Consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001, by and among H.D. Vest, Wells Fargo & Company and Starlite Merger Co., a wholly owned subsidiary of Wells Fargo ("Merger Sub") and the related merger, pursuant to which Merger Sub will be merged with and into H.D. Vest. In the merger, each outstanding share of common stock, par value $.05 per share, of H.D. Vest and each outstanding share of Series A preferred stock, par value $6.00 per share, of H.D. Vest will be converted into the right to receive $21.03 in cash, without interest.

  (2) Approve the amendment to H.D. Vest's Second Amended and Restated Nonqualified Stock Option Plan to permit the acceleration of outstanding options issued under that plan as contemplated under the merger agreement.

  (3) Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The board of directors has determined that only holders of shares of our common stock and preferred stock at the close of business on April 26, 2001, will be entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Approval of the merger requires that the holders of two-thirds of the shares of our common stock and two-thirds of the shares of our preferred stock outstanding on the record date to vote in favor of the merger. Approval of the plan amendment requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting. Holders of our preferred stock are not entitled to vote on the plan amendment. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice to our shareholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          R. Bredt Norwood,
                                          General Counsel and Corporate
                                           Secretary

Irving, Texas
May 2, 2001

   Whether or not you are able to attend the special meeting, if you are a holder of our common stock, please sign, date and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you are a holder of our common stock, you may revoke your proxy and vote in person if you decide to attend the special meeting. No holder of common stock or preferred stock should send in any certificates at this time.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   1

SUMMARY.....................................................................   3
 The Companies..............................................................   3
 Overview of the Transaction................................................   3
 The Special Meeting........................................................   3
 Record Date; Voting Power..................................................   4
 Voting Securities and Vote Required........................................   4
 Opinion of H.D. Vest's Financial Advisor...................................   4
 Other Terms of the Merger Agreement........................................   5
 Liquidated Damages.........................................................   6
 Material Federal Income Tax Consequences...................................   6
 Accounting Treatment.......................................................   6
 Regulatory Approvals.......................................................   6
 Treatment of Stock Options.................................................   7
 Conflicts of Interests.....................................................   7
 Lock-up Agreement..........................................................   7
 Dissenters' Rights.........................................................   7

FORWARD-LOOKING STATEMENTS..................................................   8

RISK FACTORS................................................................   9

THE SPECIAL MEETING.........................................................  10
 Date, Time and Place of the Special Meeting................................  10
 Matters to be Considered at the Special Meeting............................  10
 Proxy Solicitation.........................................................  10
 Record Date and Quorum Requirement.........................................  10
 Required Vote..............................................................  11
 Voting Procedures..........................................................  11
 Effective Time of the Merger and Payment for Shares........................  12
 Other Matters to be Considered.............................................  12

THE COMPANIES...............................................................  13
 H.D. Vest..................................................................  13
 Wells Fargo and Merger Sub.................................................  13

THE MERGER..................................................................  14
 General Description........................................................  14
 Background of the Merger...................................................  14
 Reasons for the Merger; Recommendation of the Board of Directors...........  16
 Opinion of H.D. Vest's Financial Advisor...................................  17
 Conflicts of Interests.....................................................  22
 Material Federal Income Tax Consequences...................................  24
 Anticipated Accounting Treatment of the Merger.............................  25
 Regulatory Approvals Relating to the Merger................................  25

THE MERGER AGREEMENT........................................................  27
 Effective Time of the Merger...............................................  27
 General....................................................................  27
 Surrender and Exchange of Share Certificates...............................  27
 Stock Options..............................................................  28
 Representations and Warranties.............................................  28
 Conduct of Business Prior to the Merger....................................  29
 No Solicitation............................................................  30
 Conditions Precedent.......................................................  31
 Termination................................................................  32
 Liquidated Damages.........................................................  33
 Indemnification............................................................  33
 Amendment..................................................................  33

TEXAS STATUTORY DISSENTERS' RIGHTS..........................................  34

THE PLAN AMENDMENT..........................................................  36
 Plan Information...........................................................  36
 Tax Effects of Participation in the Plan...................................  37

OPTIONS GRANTED UNDER THE PLAN..............................................  40

CERTAIN INFORMATION CONCERNING H.D. VEST....................................  41
 Board Compensation.........................................................  41
 Indemnification Arrangements...............................................  41
 Executive Officer Information..............................................  41
 Compensation Committee Interlocks and Insider Participation................  44
 Performance Graph..........................................................  46
 Certain Relationships and Related Transactions.............................  47

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT.................  49

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF H.D. VEST, INC.........  50

OTHER MATTERS...............................................................  50

WHERE YOU CAN FIND MORE INFORMATION.........................................  50

APPENDIX A--Opinion of Bear, Stearns & Co. Inc.                              A-1

APPENDIX B--Amended and Restated Agreement and Plan of Merger                B-1

APPENDIX C--Lock-up Agreement                                                C-1

APPENDIX D--Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation
 Act-- Dissenters Rights                                                     D-1

                                H.D. VEST, INC.
                          6333 NORTH STATE HIGHWAY 161
                                  FOURTH FLOOR
                              IRVING, TEXAS 75038

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 22, 2001

   The questions and answers beginning on this page relate to the merger of Merger Sub with and into H.D. Vest, which is referred to in this proxy statement as the "merger."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Merger Sub will be merged with and into H.D. Vest, with H.D. Vest being the surviving corporation. Our common shareholders and preferred shareholders will receive cash payments of $21.03 per share for their shares of our stock.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger during the second calendar quarter of 2001.

Q:  WHAT ARE THE SHAREHOLDERS BEING ASKED TO VOTE UPON?

A: The shareholders are being asked to approve the merger of Merger Sub into H.D. Vest and to approve the amendment of H.D. Vest's option plan to accelerate the outstanding options issued under that plan as required under the merger agreement.

Q:  WHAT VOTES ARE REQUIRED FOR APPROVAL?

A: Approval of the merger requires the affirmative vote of holders of two-thirds of the shares of our common stock and two-thirds of the shares of our preferred stock outstanding on the record date. Approval of the plan amendment requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. Herb D. Vest, our Chairman and Chief Executive Officer, has agreed to vote all of his shares of common stock and preferred stock (representing approximately 65.7% of the outstanding shares of common stock and 100.0% of the outstanding shares of preferred stock) for approval of the merger.

Q:  HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: Our board of directors, by a unanimous vote of all directors, has approved and adopted the merger, the merger agreement, and the plan amendment and recommends that the common shareholders and preferred shareholders vote FOR approval of the merger and that the common shareholders vote FOR approval of the plan amendment. The board of directors believes that the merger is fair to, and in the best interests of, our shareholders.

Q:  WHAT HAPPENS IF I TRANSFER MY SHARES AFTER THE RECORD DATE?

A: The record date for the special meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of common stock after the record date, but prior to the merger, you will retain their right to vote at the special meeting, but the right to receive the merger consideration per share will transfer with the shares of stock.

Q:  WHAT DO I NEED TO DO NOW?

A: If you are a common shareholder, simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed envelope as soon as possible.

Q:  WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger, but will have no effect on the approval of the plan amendment.

Q:  MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy card.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in "The Special Meeting -- Voting Procedures" on page 11. Before your proxy is voted, you may submit a new proxy or you may attend the special meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the merger, but will have no effect on the plan amendment.

Q:  DO I HAVE ANY RIGHTS TO AVOID PARTICIPATING IN THE MERGER?

A: Yes. You have the right to withhold your vote for the merger, dissent and seek appraisal value for your shares.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the merger, you should contact R. Bredt Norwood, General Counsel and Corporate Secretary of H.D. Vest, at
    (972) 870-6000.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and the plan amendment, and for a more complete description of the legal terms of the merger, you should carefully read this entire document, the merger agreement which is attached as Appendix B and the other available information referred to in "Where You Can Find More Information" on page 50. For convenience, Wells Fargo & Company will be referred to in this proxy statement as "Wells Fargo" and Starlite Merger Co. will be referred to as "Merger Sub."

The Companies (See page 13)

H.D. Vest, Inc.
6333 North State Highway 161
Fourth Floor
Irving, Texas 75038
(972) 870-6000

   We are a financial services company, organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities. We also conduct operations under the corporate assumed name of H.D. Vest Financial Services. We were founded by Herb
D. Vest and formed on December 17, 1986 as a Texas corporation.

   We were established to meet the growing demand for professional financial services, and to provide these services primarily through tax professionals. We offer the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163
1-800-411-4932

   Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments and mortgage and consumer finance through stores located across North America and elsewhere internationally. At December 31, 2000, Wells Fargo had assets of $272 billion, fourth largest among U.S. bank holding companies.

   Merger Sub is a wholly-owned subsidiary of Wells Fargo. Merger Sub was formed solely for the purpose of effecting the merger and has conducted no independent operations

   Neither Wells Fargo nor Merger Sub is an affiliate of H.D. Vest.

Overview of the Transaction

   When the merger occurs, Merger Sub will be merged with and into H.D. Vest, with H.D. Vest surviving as a wholly-owned subsidiary of Wells Fargo. At that time, each issued and outstanding share of common stock and preferred stock will cease to be outstanding and will be converted into the right to receive $21.03 in cash, without interest. In addition, each option to purchase shares of common stock outstanding immediately prior to the merger will be canceled in exchange for cash equal to the difference between the $21.03 cash merger consideration and the exercise price per share of that option.

The Special Meeting (See page 10).

   The special meeting of our shareholders is scheduled to be held on May 22, 2001 at 10:00 a.m., local time, at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038.

Record Date; Voting Power (See pages 10 through 11).

   Our board of directors has fixed the close of business on April 26, 2001 as the record date to determine holders of shares of our common stock and preferred stock entitled to notice of and to vote at the special meeting.

   On the record date, there were 5,423,341 shares of common stock outstanding and held by approximately 505 recordholders and 250,067 shares of preferred stock outstanding and held by one recordholder. If you held common stock or preferred stock at the close of business on the record date, you are entitled to one vote per share on the approval of the merger agreement proposal. If you held common stock at the close of business on the record date, you are entitled to one vote per share on the plan amendment proposal.

Voting Securities and Vote Required (See pages 10 through 11).

Quorum

   A majority of the issued and outstanding shares of common stock and a majority of the issued and outstanding shares of preferred stock entitled to vote at the special meeting, voting separately as a class, must be represented, either in person or by proxy to constitute a quorum at the special meeting. Each holder of record of shares of common stock and preferred stock on the record date is entitled to one vote per share of common stock and preferred stock held by such shareholder.

Merger

   Under the Texas Business Corporation Act, or the TBCA, the affirmative vote of at least two-thirds of the common stock and preferred stock issued and outstanding, with each class voting separately, is required to approve the merger agreement and the merger. Because approval of the merger agreement requires the affirmative vote of two-thirds of the common stock and two-thirds of the preferred stock issued and outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger.

Plan Amendment

   Approval of the plan amendment requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. Neither the failure to vote nor broker non-votes will have an effect on the plan amendment proposal, but express abstentions will have the same effect as a vote against the plan amendment. The holders of our preferred stock are not entitled to vote on the plan amendment.

Opinion of H.D. Vest's Financial Advisor (See page 17)

   The board of directors has received the opinion of Bear, Stearns & Co. Inc., our financial advisor, dated March 22, 2001. The opinion states that the cash consideration to be received by the public holders of our common stock in the merger was fair, from a financial point of view, to those holders as of the date of the opinion. The merger agreement fixes the cash merger consideration to be paid to holders of our common stock at $21.03 per share. For its services in connection with the merger, Bear Stearns received retainer fees totaling $100,000 and a fee of $500,000 upon the delivery of its opinion to the board of directors. If the merger is completed, Bear Stearns will receive additional fees of approximately $2.45 million. In addition, we have agreed to reimburse Bear Stearns for its reasonable expenses incurred in connection with its services, including the fees and disbursements of its counsel, and have agreed to indemnify Bear Stearns against various liabilities, including liabilities arising under the federal securities laws. The full text of the written opinion of Bear Stearns is attached to this proxy statement as Appendix A, and you should read it carefully. The opinion of Bear Stearns is directed to the board of directors and is not a recommendation to you as to how you should vote at the special meeting.

Other Terms of the Merger Agreement (See page 27)

   The merger agreement is attached to this proxy statement as Appendix B. You should read the merger agreement. It is the legal document that governs the merger.

Conditions Precedent

   The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . the approval of the merger by the holders of two-thirds of the outstanding shares of our common stock and preferred stock;

  . the absence of any order or legal restraint of any court or governmental entity preventing or prohibiting the merger;

  . the receipt of all regulatory approvals, including any which may be required from the Board of Governors of the Federal Reserve System, the Federal Trade Commission and the Department of Justice, and the expiration or termination of all applicable waiting periods, as well as approval by the National Association of Securities Dealers, or the NASD, with no condition that imposes unreasonable or material obligations on Wells Fargo or which would have a material adverse effect on H.D. Vest;

  . the continued accuracy of each party's representations and warranties and the fulfillment of each party's agreements contained in the merger agreement;

  . the consummation of the purchase by Wells Fargo or its affiliates of certain entities owned by Herb D. Vest, our Chairman and Chief Executive Officer, necessary to conduct our insurance operations;

  .  the execution of the indemnity agreement with Mr. Vest;

  .  the amendment of our Vice President's Compensation Plan;

  . Bear Stearns' opinion shall not have been withdrawn, revoked or modified prior to the approval of the merger agreement and the merger by our shareholders; and

  . the delivery by counsel for H.D. Vest and Wells Fargo of legal opinions related to the merger.

   Other than the conditions requiring shareholder approval and regulatory approval, which are legal requirements, each party to the merger may waive any condition that is intended for its benefit. If any of H.D. Vest, Merger Sub or Wells Fargo elects to waive a condition and complete the merger, we will evaluate the facts and circumstances giving rise to the waiver at that time. If we determine that these facts and circumstances are material to our shareholders, we will disclose this information in a supplement to this proxy statement before the special meeting and will resolicit your proxy. Even if the holders of our common stock and preferred stock approve the merger, there can be no assurance that the merger will be consummated.

Termination

   Any party may terminate the merger agreement under a number of circumstances, including the following material circumstances:

  . we, on the one hand, or Wells Fargo or Merger Sub, on the other hand, have materially breached the merger agreement and the breach is not curable;

  . any governmental entity has issued a final and non-appealable judgment order or decree preventing the consummation of the merger; or

  . the merger has not been completed on or before September 15, 2001, subject to extension to October 15, 2001 in certain circumstances, but this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement has been the cause of or resulted in the failure to complete the merger by that date.

   In addition, Wells Fargo, but not H.D. Vest, may terminate the merger agreement if our board of directors withdraws, modifies or changes in any manner which is materially adverse to Wells Fargo or Merger Sub, its recommendation or approval of the merger agreement or the merger.

   H.D. Vest, but not Wells Fargo or Merger Sub, may terminate the merger agreement under the following material circumstances:

  . Wells Fargo fails to file applications with all applicable regulatory agencies by May 21, 2001 or if such applications are finally disapproved by such regulatory agencies;

  . the board of directors of Wells Fargo withdraws, modifies or changes its recommendation regarding the approval of the issuance of the merger consideration in a manner materially adverse to H.D. Vest;

  . the holders of at least two-thirds of the outstanding shares of our common stock and two-thirds of the outstanding shares of our preferred stock do not approve the merger; or

  . our board of directors determines to withdraw or adversely modify its recommendation or approval of the merger because it has received a superior proposal from another party.

Liquidated Damages (See page 33)

   In the event our board of directors terminates the merger agreement as a result of a superior proposal, we would be required to pay Wells Fargo $4,000,000 as liquidated damages upon the consummation of such superior proposal.

Material Federal Income Tax Consequences (See page 24)

   You will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and the adjusted basis of your shares. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to your of the merger, including the effects of state, local or other tax laws.

Accounting Treatment (See page 25)

   The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

Regulatory Approvals (See page 25)

   The merger is subject to the requirements of the HSR Act, which provides that the merger may not be consummated until either the required information and materials have been furnished to the Antitrust Division of the Justice Department and the Federal Trade Commission by H.D. Vest and Wells Fargo and certain waiting periods have expired or been terminated or until the merger is approved by the Federal Reserve Board and thirty days have elapsed since copies of any notice or application submitted to the Federal Reserve Board have been provided to the Antitrust Division of the Justice Department and the Federal Trade Commission.

   In addition, because one of our subsidiaries is a registered broker dealer with the NASD, we must obtain the consent of the NASD to consummate the merger.

Treatment of Stock Options

   When the merger occurs, each outstanding option to purchase our common stock will be canceled in exchange for cash equal to the difference between the $21.03 cash merger consideration and the exercise price per share of that stock option.

Conflicts of Interests (See page 22)

   Some members of our board of directors and executive officers have interests in the merger that conflict with your interests as a holder of our common stock. As a result of the merger, our directors and executive officers will receive a total of approximately $89.0 million as described below.

  .  Four of our executive officers and directors, Barbara V. Hancock, Roger
     C. Ochs, W. Ted Sinclair and R. Bredt Norwood, may receive, at or within two years after the merger occurs, a total of approximately $2.0 million in cash payments relating to change in control agreements, consulting, and employment and non-competition and non-solicitation arrangements.

  . Eight of our executive officers and directors, Herb D. Vest, Barbara V. Hancock, Roger C. Ochs, W. Ted Sinclair, R. Bredt Norwood, Kenneth E. Reynolds, Jack B. Strong, and Kenneth R. Petree, will receive a total of approximately $80.3 million in cash in exchange for their shares of our stock. In addition, our executive officers, other than Barbara V. Hancock, will receive an aggregate cash payment of approximately $6.7 million for stock options that they hold, based on the excess of $21.03 over the exercise price per share of the options.

  . Mr. Vest will receive $100.00 from Wells Fargo for the purchase of the insurance agencies held by him through which we conduct our insurance operations.

  . Wells Fargo will continue the indemnification arrangements and directors' and officers' liability insurance for our existing directors and officers after the merger.

Lock-up Agreement (See page 23)

   Herb D. Vest, our Chairman and Chief Executive Officer, is a party to a lock-up agreement with Wells Fargo, dated March 22, 2001. Mr. Vest has agreed, subject to the terms and conditions of the lock-up agreement, to vote all of the shares of common stock and preferred stock beneficially owned by him (representing approximately 65.7% of the outstanding shares of common stock entitled to vote at the special meeting and 100.0% of the outstanding shares of preferred stock entitled to vote at the special meeting) in favor of approval of the merger agreement, the merger and the transactions contemplated thereby. The lock-up agreement is attached to this proxy as Appendix C.

Dissenters' Rights (See page 34)

   Our common shareholders and preferred shareholders are entitled to dissenters rights under Articles 5.11, 5.12 and 5.13 of the TBCA. Holders of record must follow the steps summarized on page 33 properly and in a timely manner to perfect dissenters rights. Persons having a beneficial interest in common stock or preferred stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to take any of these required steps.

   Under the TBCA, the common shareholders and preferred shareholders who do not wish to accept the merger consideration provided for in the merger agreement and who follow the procedures set forth in Article 5.12 will be entitled to have their common stock or preferred stock appraised and to receive payment in cash of the "fair value" of their common stock or preferred stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by a court. The "fair value" may be more or less than the merger consideration. The full text of Articles 5.11, 5.12 and 5.13 is reprinted in its entirety as Appendix D.

                           FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical facts included in this proxy statement, including statements set forth under "Summary," "Risk Factors," "The Merger," and "Certain Information Concerning H.D. Vest" regarding H.D. Vest, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intends," "estimate," "anticipate," or "believe" or the negative thereof or variation thereon or similar terminology. Although H.D. Vest believes the expectations reflected in such forward-looking statements will prove correct, there can be no assurance that such expectations will prove to have been correct. Shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Other than as prescribed by law, H.D. Vest undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ materially from H.D. Vest's expectations may include, but are not limited to, local, regional and national economic conditions, state and federal regulatory environment, failure of the merger to occur, and other risks identified in H.D. Vest's previous filings with the Securities and Exchange Commission. H.D. Vest cannot control these risks and uncertainties and, in many cases, cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

                                  RISK FACTORS

   In evaluating the merger, you should consider carefully the material risks summarized below relating to the merger.

If the merger fails to occur, we will not benefit from funds and other resources we have expended in pursuit of the merger and may be required to pay up to an additional $4,000,000 in liquidated damages.

   The merger is subject to a number of conditions, the satisfaction of which are beyond our control. These include the following:

  .  our common and preferred shareholders must approve the merger;

  .  we must receive all required consents from regulators and third parties;
     and

  .  there must be no judicial or legal order preventing the merger.

   If the merger is not completed, we will have incurred substantial expense for which we will receive no ultimate benefit. Additionally, if the merger agreement is terminated by us as a result of a superior proposal, we may be required to pay Wells Fargo and Merger Sub $4,000,000 in liquidated damages. The obligation to pay these amounts may adversely affect our ability to engage in another transaction if the merger is not completed and it will also adversely affect our financial condition.

The fairness opinion does not address changes in the value of our common stock and preferred stock since the date of the opinion.

   We do not intend to obtain an updated fairness opinion of Bear Stearns unless a material amendment is made to the financial terms of the merger agreement. Bear Stearns' fairness opinion, delivered at the time we signed the merger agreement, states that, as of the date of the opinion, the cash merger consideration of $21.03 per share of common stock is fair, from a financial point of view, to the public holders of our common stock. Changes in our stock price, operations or prospects, general market and economic conditions and other factors on which Bear Stearns' opinion was based may alter our value. Therefore, Bear Stearns' opinion may not accurately address the fairness of the cash consideration at the time the merger is completed.

Our shareholders may not be adequately compensated for their shares if the merger is approved.

   When the merger is completed, each share of common stock and preferred stock will be converted into the right to receive $21.03 in cash, which represented approximately a 251% premium to the market price of our common stock shortly before the merger agreement was signed on March 22, 2001. The merger agreement does not contain any provision that would adjust this price based on fluctuations in the share price of our common stock after March 22, 2001. Accordingly, the premium you receive for your shares will be affected by the value of our common stock at the time the merger is completed.

Our directors and officers have interests in the merger that may conflict with the interests of our other shareholders.

   In considering the recommendation of our board of directors, you should be aware that some of our directors and officers have interests in the merger different from or in addition to those of other of our shareholders. These may present potential or actual conflicts of interests in connection with the merger. Also, the merger will give rise to entitlements and benefits for some of our directors and officers. Our directors and executive officers will receive a total of approximately $89.0 million as a result of the merger. This amount consists of cash payments relating to change in control agreements, consulting, employment and non-competition and non-solicitation arrangements, and cash in exchange for shares of common stock, preferred stock and stock options. See "The Merger--Conflicts of Interest."

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

   This proxy statement is being furnished to the holders of the outstanding shares of our common stock in connection with the solicitation of proxies by the board of directors for use at the special meeting of shareholders. The special meeting will be held on May 22, 2001 at 10:00 a.m., local time, at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038.

Matters to be Considered at the Special Meeting

   At the special meeting, holders of shares of our common stock and preferred stock will consider and vote upon a proposal to approve the merger. In addition, holders of shares of our common stock will consider and vote upon the plan amendment. The holders of shares of our preferred stock are not entitled to vote on the plan amendment. Additional information concerning the special meeting, the merger agreement and the plan amendment is set forth below. A copy of the merger agreement is attached to this proxy statement as Appendix B and incorporated by reference into this proxy statement.

Proxy Solicitation

   We are soliciting the proxies of our common shareholders for approval of the merger and the plan amendment. We are not soliciting proxies from our preferred shareholders.

   We will bear the expense of preparing, printing and mailing this document and the proxies solicited by this document. In addition to the use of the mails, proxies may be solicited by our officers and directors and regular employees, without additional remuneration, by personal interviews, written communications, telephone, telegraph or facsimile transmission. We also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of common stock held of record by these brokerage firms, nominees, custodians and fiduciaries and will provide reimbursement for the cost of forwarding the materials in accordance with customary charges.

Record Date and Quorum Requirement

   The record date for the special meeting has been fixed as the close of business on April 26, 2001. Holders of our common stock and preferred stock are invited to attend the special meeting. However, only holders of our common stock and preferred stock on the record date may vote at the special meeting with respect to the merger and only the holders of common stock on the record date may vote with respect to the plan amendment. Holders of common stock and preferred stock will have one vote per share on matters properly presented to them at the special meeting.

   On the record date, there were 5,423,341 shares of common stock outstanding, which were held by approximately 505 recordholders and 250,067 shares of preferred stock outstanding, which were held by one recordholder. As of the record date, our directors and executive officers and their affiliates were entitled to vote 3,567,358 shares of common stock, representing approximately 65.8% of the total shares of common stock then outstanding and 250,067 shares of preferred stock, representing 100% of the total shares of preferred stock then outstanding. Herb D. Vest has signed a lock-up agreement with Wells Fargo and Merger Sub to vote shares of common stock and preferred stock over which he has voting control, representing approximately 65.7% of the total shares of common stock outstanding on the record date and 100.0% of preferred stock outstanding on the record date in favor of the merger.

   A list of shareholders will be available for examination by holders of our common stock and preferred stock for any purpose related to the special meeting, during the ten-day period preceding the special meeting, at our offices at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038.

   The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock and a majority of the outstanding shares of preferred stock entitled to vote will constitute a quorum for the transaction of business by the holders of common stock and preferred stock at the special meeting.

   Shares of common stock and preferred stock present in person or represented by proxy, including shares whose holders abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

Merger

   The vote of the holders of two-thirds of the shares of our common stock and two-thirds of the shares of our preferred stock outstanding on the record date is required to approve the merger.

Plan Amendment

   Approval of the plan amendment requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. The holders of our preferred stock will not be entitled to vote on the plan amendment.

Voting Procedures

   Shareholders who attend the special meeting may vote by ballot. However, we know that many of you may not be able to attend the special meeting. Accordingly, the board of directors is soliciting proxies from our common shareholders so that each holder of common stock on the record date has the opportunity to vote on the merger, the plan amendment and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented by the proxy card will be voted in accordance with the instructions on the proxy card. If you do not return a signed proxy card or vote your shares of common stock at the special meeting, your shares of common stock will not be voted and thus will have the effect of a vote against the merger, but no effect on the plan amendment. A properly executed proxy marked "Abstain" will not be voted. Abstentions occur when a shareholder affirmatively elects to abstain from voting on the matter at issue by so marking his or her proxy card. A proxy marked "Abstain" will have the effect of a vote against the merger and against the plan amendment.

   Except for routine and non-controversial matters, the rules of the Nasdaq Stock Market, Inc. do not permit brokers and nominees to vote the shares that they hold for customers either for or against a proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares of common stock are held by a broker or other nominee and you do not give your broker or nominee instructions on how to vote your shares, this will have the same effect as voting against the merger, but no effect on the plan amendment. Broker non-votes occur where a broker holding shares for customers votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock, but are not permitted to vote on non-routine matters, such as the merger. The votes not permitted to be cast on non-routine matters are called "broker non-votes." Broker non-votes will be treated as shares that are present for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

   You are urged to mark the box on the proxy card to indicate how your shares of common stock are to be voted. If you return a signed proxy card, but do not indicate how your shares are to be voted, the shares of common stock represented by the proxy card will be voted FOR the merger and FOR the plan amendment. The proxy card also confers discretionary authority on the individuals appointed by the board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting.

   Common shareholders may revoke an executed and returned proxy card at any time before it is voted by:

  1. notifying in writing the Corporate Secretary of H. D. Vest prior to the vote at the special meeting at H. D. Vest, Inc., Attn: R. Bredt Norwood, 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038;

  2.  granting a subsequent proxy; or

  3. appearing in person and voting at the special meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

Effective Time of the Merger and Payment for Shares

   The closing of the transactions contemplated by the merger agreement will take place on the second business day after satisfaction or waiver of the latest to occur of the conditions to closing described in the merger agreement, or such other time as the parties may agree. Promptly after the closing, articles of merger will be filed with the Secretary of State of the State of Texas. The merger will occur at the time of the filing of the articles of merger with, and acceptance for record of the articles of merger by, the Secretary of State of the State of Texas, or at a later time specified in the articles of merger.

   Promptly after the merger occurs, the paying agent will mail to each record holder of an outstanding certificate representing our common stock and preferred stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the appropriate merger consideration. Upon surrender to the paying agent of a certificate, together with a duly executed letter of transmittal and any other documents as may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive the cash merger consideration described in this proxy statement in exchange for each share.

   You should not send your certificate now. You should send certificates only pursuant to instructions provided in the letter of transmittal to be mailed to you after the merger occurs. In all cases, the merger consideration will be provided only in accordance with the procedures described in this document.

Other Matters to be Considered

   We are not aware of any business or matter other than the proposal to approve the merger and the proposal to approve the plan amendment. If, however, any matter properly comes before the special meeting, the proxy holders will vote on these matters in their discretion.

                                 THE COMPANIES

H.D. Vest

   We are a financial services company, organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities. We also conduct operations under the corporate assumed name of H.D. Vest Financial Services. We were founded by Herb
D. Vest and were formed on December 17, 1986 as a Texas corporation.

   We were established to meet the growing demand for professional financial services, and to provide these services primarily through tax professionals. We believe that tax professionals are uniquely qualified to give confidential professional financial advice and implement financial plans for their customers due to their knowledge of their clients' financial affairs. We offer the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

   One of our subsidiaries, H.D. Vest Investment Securities, Inc. or HDVIS, is a securities broker-dealer, registered with the Securities and Exchange Commission and securities regulatory commissions in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico. HDVIS is a member of the NASD, the Securities Investors Protection Corporation and the Securities Industry Association. HDVIS' representatives are primarily tax professionals located throughout the United States who provide their clients with a wide range of financial services including investments such as mutual funds, unit investment trusts, limited partnership interests, stocks and bonds. We utilize HDVIS' representatives to market services provided by our other subsidiaries and an affiliated insurance entity.

   One of our subsidiaries, H.D. Vest Advisory Services, Inc. or HDVAS, is an investment advisor registered with the SEC and various state regulatory agencies and is a member of the Investment Company Institute. Through HDVAS, our representatives can register as Investment Advisor Representatives. HDVAS has developed proprietary fee-based services, which give its representatives the capability of providing fee-based money management services to their clients.

   We recruit tax professionals to become affiliated with our HDVIS and HDVAS subsidiaries and an affiliated insurance entity, to maintain and expand a network for providing financial services. Representatives registered with us include Certified Public Accountants, Certified Financial Planners, Enrolled Agents, Chartered Financial Analysts, tax attorneys, and other tax professionals. Many hold state or national offices in CPA societies, Enrolled Agent organizations and public accounting societies.

   In December 1999, we established H.D. Vest Technology Services, Inc. The purpose of this entity is to record the costs and related revenues generated from our website initiative.

   The principal executive offices of H.D. Vest are located at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038. The telephone number for H.D. Vest is (972) 870-6000.

Wells Fargo and Merger Sub

   Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments and mortgage and consumer finance through stores located across North America and elsewhere internationally. At December 31, 2000, Wells Fargo had assets of $272 billion, fourth largest among U.S. bank holding companies.

   Merger Sub is a wholly owned subsidiary of Wells Fargo. Merger Sub was formed solely for the purpose of effecting the merger and has conducted no independent operations.

   The principal executive offices of Wells Fargo and Merger Sub are located at 420 Montgomery Street, San Francisco, California 94163. The telephone number for each of these entities is 1-800-411-4932.

   Neither Wells Fargo nor Merger Sub is an affiliate of H.D. Vest.

                                   THE MERGER

General Description

   At the time the merger becomes effective, Merger Sub will be merged with and into H.D. Vest. H.D. Vest will be the surviving corporation in the merger, but will be governed by Merger Sub's articles of incorporation and bylaws. As a result of the merger, our common shareholders will receive $21.03 in cash, without interest, for each share of common stock they hold. Holders of our preferred stock will receive $21.03 in cash, without interest or any accrued and unpaid dividends, for each share of preferred stock they hold.

Background of the Merger

   We developed our business plan as an independent entity in 1998, and we generally met the goals and benchmarks of this plan for our 1999 fiscal year. However, in early 2000 we began to reassess our prospects and potential for growth, in light of our historical limited access to capital. As a result of this reassessment, we came to believe that if we were to meet our long term growth and profitability potential, we would require greater access to capital and to potential clients than would be possible if we remained independent.

   Accordingly, on May 22, 2000, Mr. Vest and Mr. Ochs met with representatives from Bear Stearns to discuss ways to maximize shareholder value and evaluate strategic alternatives available to us. Based on these discussions, we determined that pursuing a sale could result in the maximization of value to our shareholders. As a result, on July 25, 2000, we engaged Bear Stearns to solicit third parties regarding their interest in engaging in a transaction with us.

   From that date and into August 2000, Bear Stearns identified 53 third parties that it believed might have an interest in acquiring us or engaging in another type of strategic transaction with us. Concurrently with identifying these parties, Bear Stearns and our management prepared public and non-public information for distribution to interested parties. Bear Stearns then began to contact these parties to determine their level of interest in engaging in a transaction with us.

   During August and September 2000, we entered into confidentiality agreements with 21 third parties, under which each agreed to maintain the confidentiality of materials provided by, as well as their discussions with, us. Following the execution of these confidentiality agreements, we provided each of these parties, through Bear Stearns, with public and non-public information regarding our business and our operations.

   Subsequent to providing this information to these 21 parties, each party was informed that they would be required to submit a non-binding indication of interest to purchase us prior to being able to conduct further due diligence. On or about October 18, 2000, we received non-binding indications of interest from eight parties interested in pursuing a transaction with us. Based on these indications, we decided to continue discussions with seven of these parties. In late October 2000, we engaged Winstead Sechrest & Minick P.C. as our special counsel for purposes of advising us with respect to a possible transaction.

   From October 30, 2000 to December 5, 2000, we hosted on-site due diligence meetings at our headquarters in Irving, Texas with each of the seven remaining parties. These meetings generally included a presentation made by our management, as well as allowing the remaining parties access to additional non-public information regarding our business and our operations. In addition to these meetings, as requested by these parties from time to time, we provided additional information and responded to inquiries about our business and operations.

   In November 2000, Bear Stearns informed each of the seven remaining parties that a further indication of interest in acquiring us would be required as a condition to further access to our records and personnel. In addition, Winstead Sechrest provided each of the seven parties with a draft merger agreement. Each party was informed that they were expected to return a copy of the draft merger agreement with any proposed changes, as well as the second indication of interest, to us by no later than December 13, 2000. We received four indications of interest on or about December 13, 2000. One of these indications was substantially less attractive than the other three and was rejected by us. We then proceeded to engage in further discussions with the three remaining parties. These three parties will be referred to as Party A, Party B and Wells Fargo in this section.

   The second indication of interest from Party A proposed a range of possible valuations that included the final Wells Fargo valuation of $21.03 per share. Party A's second indication of interest was contingent on the approval by its board of directors of the acquisition of us at a specific price, completion of further due diligence and successful negotiation of a definitive purchase agreement.

   The second indication of interest from Party B proposed a value for us higher than the final Wells Fargo valuation of $21.03 per share. This indication was contingent on the approval by its board of directors of the acquisition of us at the indicated price, completion of further due diligence and successful negotiation of a definitive purchase agreement.

   Wells Fargo's second indication of interest proposed a per share value of $21.03. This indication was contingent only upon completion of further due diligence and successful negotiation of a definitive purchase agreement.

   After evaluating each of these proposals with Bear Stearns and Winstead Sechrest, we determined that none of the three offers had meaningfully differentiated themselves from the other two. Accordingly, we decided to continue negotiations with all three remaining parties. The goal of these negotiations was to remove all contingencies as quickly as possible, with the objective of achieving contingency-free offers, including executable merger agreements, with each of the remaining parties. Party A and Party B agreed to proceed on this basis, but Wells Fargo informed us that it would require exclusivity in order to proceed further in the process. Not wanting to limit ourselves in the number of parties we negotiated with, management determined to continue negotiations with Party A and Party B, while negotiations with Wells Fargo were suspended.

   Beginning in late December 2000 and continuing through early January 2001, we, Bear Stearns and Winstead Sechrest conducted concurrent negotiations regarding the terms of a merger agreement with Party A and Party B.

   In early January 2001, we experienced significant difficulty in achieving agreement on key aspects of the merger agreement with Party A. As a result of these disagreements, we terminated our discussions with Party A on or about January 10, 2001.

   During this same time period, we continued our discussions with Party B. These discussions included further negotiation of the primary terms of the merger agreement, as well as extensive on-site due diligence investigations at our headquarters in Irving, Texas. On January 18, 2001, Party B informed Bear Stearns that it had received approval from its board of directors to proceed with an acquisition of us. On January 19, 2001, our management as well as representatives of Bear Stearns and Winstead Sechrest met with representatives of Party B at the Dallas, Texas offices of Winstead Sechrest. At this time, Party B proposed substantial revisions to its previous offer and advised us and our representatives that it would require certain assurances from us as conditions to closing of a transaction, all of which were inconsistent with Party B's prior proposals with regard to transaction terms. We evaluated Party B's revised terms and, together with our advisors, determined that they were unacceptable. Discussions with Party B were terminated shortly thereafter.

   Bear Stearns then contacted Wells Fargo regarding its continued interest in our business. Wells Fargo provided us with an indication of interest on January 30, 2001, reaffirming its interest in acquiring us at the previously indicated per share value of $21.03. Wells Fargo conditioned its willingness to proceed upon completion of further due diligence and successful negotiation of a definitive merger agreement, and continued to require that we agree to negotiate with them on an exclusive basis. In early February 2001, we agreed to enter into exclusive negotiations with Wells Fargo.

   Throughout February and early March 2001, Wells Fargo conducted extensive due diligence investigations on our business and operations. After the successful completion of due diligence and Wells Fargo's confirmation of its willingness to proceed with an acquisition at the $21.03 per share value, we, together with Bear Stearns and Winstead Sechrest, proceeded to negotiate the terms of a definitive merger agreement. These negotiations were completed on March 22, 2001.

   Our board of directors met to consider the offer from Wells Fargo on March 22, 2001. Representatives of Bear Stearns and Winstead Sechrest also attended this meeting. At this meeting, the board, Bear Stearns and Winstead Sechrest reviewed the events leading up to Wells Fargo's proposal to acquire our business, including the process conducted by Bear Stearns on our behalf. Bear Stearns provided its oral opinion, subsequently confirmed by delivery of a written opinion addressed to the board of directors, that in the opinion of Bear Stearns, the cash consideration being paid by Wells Fargo was fair, from a financial point of view, to our public shareholders. Winstead Sechrest reviewed the material terms of the draft merger agreement that had been distributed to our board and discussed various aspects of the directors' fiduciary duties with respect to the proposed transaction. Following further discussion, during which the directors asked numerous questions that were responded to by representatives of management and by our advisors, the board, by unanimous vote of all directors, approved the merger agreement and the transactions contemplated by the merger agreement and authorized our executive officers to execute and deliver the agreement.

   We executed the merger agreement with representatives of Wells Fargo on the evening of March 22, 2001.

Reasons for the Merger; Recommendation of the Board of Directors

   The board of directors has voted unanimously to approve the merger and the merger agreement and recommends that the holders of our common stock and preferred stock vote FOR the merger. The board of directors believes that the merger is fair to, and in the best interests of, our shareholders.

   In considering the recommendation of the board, you should be aware that some of our directors have interests in the merger that may conflict with the interests of our shareholders generally. The board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "--Conflicts of Interests."

   The board consulted with our management and with Bear Stearns and Winstead Sechrest in its consideration of the merger and the merger agreement, and considered those matters set out below, which the board determined to be the material factors regarding the merger. While the board considered all of these factors, it did not make determinations on each factor standing alone. The board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

   1. The board assessed our alternatives against the prospects for maximizing shareholder value by remaining an independent company. The most likely alternative plan would involve a business combination or other arrangement with another company. After consultation with Bear Stearns, the board considered the value to our shareholders from these options. This review led the board to believe that we were unlikely to achieve our long-term growth and profitability potential as a stand-alone entity. The principal reasons for this conclusion was our limited access to securities markets for the new equity capital needed to finance our growth, due largely to the small existing float in our publicly held stock. We did not conduct any formal liquidation analysis given the nature of our assets and the view of the board that we had a much greater value as a going concern than could be realized from liquidation.

   2. The board believed that we had conducted an exhaustive search for potential acquiror companies. This belief was based on the efforts of Bear Stearns to solicit indications of interest to enter into a business combination with or acquire us, including contacting 53 potential parties. It appeared that a transaction with

Wells Fargo was superior to any alternative available to us after in-depth negotiations with two potential acquirors other than Wells Fargo, and should result in greater value to shareholders than the other alternatives.

   3. The board reviewed and took into consideration the opinion of Bear Stearns as to the fairness from a financial point of view of the cash consideration to be received by our public shareholders, and the analyses presented to the board by Bear Stearns. These analyses supported and helped provide the basis for the board's belief that the merger with Wells Fargo was in the shareholders' best interests. In particular, the board noted that the merger consideration represented approximately a 251% premium over our stock price on March 20, 2001, a few days before the announcement of the merger.

   4. The board believed that Wells Fargo's size and financial position contributed to the substantial likelihood of a timely consummation of the merger.

   5. The board believed that the other terms of the merger agreement were fair to us. Specifically, the board considered:

  .  the representations and warranties made by each party;

  . the covenants of the parties and the effect of those provisions to permit us to operate efficiently prior to the merger;

  . the provisions that permit the board of directors to withdraw or modify its recommendation regarding the merger; and

  . the limited number of conditions to the obligations of Wells Fargo, which should increase the likelihood of a timely consummation of the merger.

   6. The board believed that the merger was procedurally fair because:

  . the board was advised by Winstead Sechrest, which helped to ensure that the members of the board understood their responsibility to recommend only a transaction that was in your best interests, and that the board pursued that goal independently, in good faith and diligently; and

  . we had thoroughly explored the other alternatives prior to entering into a transaction with Wells Fargo, which provided a basis for a determination of our intrinsic value as a going concern and to consider the adequacy of the premium offered by Wells Fargo.

   The board of directors also considered a number of negative factors, including those discussed below, in its deliberations concerning the merger.

   1. The fact that, following the merger, our shareholders will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value.

   2. The potential or actual conflicts of interest of our executive officers and directors in connection with the merger.

   3. The merger will be a taxable transaction to our shareholders.

Opinion of H.D. Vest's Financial Advisor

   At a meeting of the board of directors on March 22, 2001, Bear Stearns rendered its oral opinion, subsequently confirmed in writing, addressed to the board of directors, that, as of March 22, 2001, the date of the opinion, and based upon and subject to the various considerations described in the opinion, the cash consideration to be paid to the public holders of our common stock in the proposed merger was fair, from a financial point of view, to our public shareholders. Based on the terms of the merger agreement on that date, the per share cash consideration to be received by the holders of common stock was $21.03 per share. The board did not limit Bear Stearns in any way in the investigations it made or procedures it followed in giving its opinion.

   Attached as Appendix A to this proxy statement is the full text of Bear Stearns' written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate Bear Stearns' opinion into this document by reference and urge you to read this opinion. Bear Stearns addressed its opinion to the board of directors. The opinion addresses only the cash consideration to be paid in the merger to our public common shareholders and is not a recommendation to you as to how you should vote at the special meeting. The opinion does not address the relative merits of the transaction and the other business strategies that the board has considered or may be considering, nor does it address the decision of the board to proceed with the transaction.

   In arriving at its opinion, Bear Stearns, among other things:

  .  reviewed the merger agreement;

  . reviewed our Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 through 2000, our Quarterly Report on Form 10-Q for the period ended December 31, 2000, and our Current Reports on Form 8-K for the three years ended March 22, 2001;

  . reviewed our operating and financial information, including projections for the four years ended September 30, 2004, provided to Bear Stearns by our management relating to our business and prospects;

  . met with members of our senior management to discuss our business, operations, historical and projected financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volume of our shares of common stock;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which it deemed generally comparable to us;

  . reviewed the terms of recent acquisitions of companies which it deemed generally comparable to us; and

  . conducted other studies, analyses, inquiries and investigations as it deemed appropriate.

   Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by us or was otherwise reviewed by Bear Stearns. Bear Stearns has not assumed any responsibility or liability for this information. Bear Stearns has not conducted any valuation or appraisal of any assets or liabilities, and no valuations or appraisals have been provided to Bear Stearns. Bear Stearns relied upon the assurances of our management that we were not aware of any facts that would make any information provided to Bear Stearns inaccurate or misleading. In relying on financial analyses and forecasts provided to Bear Stearns, Bear Stearns has assumed that they were reasonably prepared based on assumptions reflecting our management's best currently available estimates and judgments as to our expected future results of operations and financial condition.

   Bear Stearns utilized the following projections, which were based on forecasts prepared by our management, in connection with its opinion:

                                                                    Year Ended
                                                                   September 30,
                                                                   -------------
                                                                    2001   2002
                                                                   ------ ------
                                                                   (in millions)
Revenues.......................................................... $233.5 $303.9
Net Income........................................................    6.7   10.5

   No party made any representation or warranty with respect to these projections. Financial projections are subject to contingencies beyond our management's control, and realization of the projections depends on numerous factors. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and our actual results of operations, and these differences could be material. If the financial projections prove to be materially different, the conclusions reached in the opinion of Bear Stearns could be materially affected.

   Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

   As is customary in the rendering of a fairness opinion, Bear Stearns based its opinion on economic, market and other conditions as in effect on, and the information made available to Bear Stearns as of March 22, 2001. Subsequent developments may affect Bear Stearns opinion, and Bear Stearns does not have any obligation to update, revise or reaffirm its opinion.

   In accordance with customary investment banking practice, Bear Stearns employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses utilized by Bear Stearns in connection with providing its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Bear Stearns.

   The Bear Stearns opinion is based on the totality of the various analyses it performed, and no particular portion of the analyses has any merit standing alone.

   Stock Trading History. Bear Stearns reviewed the historical trading prices for our common stock and noted that the 52 week high for the stock was $10.00 per share. This indicates a transaction premium of 110% to the 52 week high for our common stock. Additionally, the proposed merger represents premiums of 251% and 233% to our closing stock price on March 20, 2001 and the 30 day trailing average of our closing stock prices for the period ending March 20, 2001, respectively.

   Public Trading Multiples Analysis. Using publicly available information, Bear Stearns compared our selected financial and stock market data with similar data for selected publicly traded companies engaged in businesses which Bear Stearns judged to be reasonably comparable to ours. The companies were:

   A.G. Edwards

   Raymond James Financial

   Gilman & Ciocia Inc.

   Bear Stearns selected these companies because of their focus on providing brokerage products and services to retail customers.

   For each of these companies, Bear Stearns measured publicly available financial performance data through March 20, 2001. Bear Stearns calculated the multiples of current stock price, as of March 20, 2001, to analysts' estimates for the twelve months ending September 30, 2001 earnings per share as reported by First Call for each of these companies to determine the 2001 EPS trading multiples. Bear Stearns' calculations resulted in a relevant valuation range of 2001 EPS multiples from 11.0x to 14.0x. This relevant 2001 EPS multiples range was then applied to our estimated 2001 earnings estimate, yielding a range of implied trading values for our common stock of $12.37 to $15.62 per share.

   Selected Transaction Analysis. Using publicly available information, Bear Stearns examined the following transactions:

Date of
Announcement       Acquiror                          Target
------------       --------                          ------
December 2000      Regions Bank                      Morgan Keegan
September 2000     First Union                       JW Genesis
August 2000        Mutual of New York                Advest
June 2000          Stockwalk.com                     Kinnard Investments
May 2000           PaineWebber                       JC Bradford
September 1999     Wells Fargo                       Ragen MacKenzie Group, Inc.
July 1999          E*Trade                           TIR Holdings
May 1999           Citizens Bancshares Company       MBLA Financial Corporation

   Bear Stearns selected these transactions because of their similarity to the merger. An analysis of these transactions showed a relevant range of earnings transaction multiples of 13.0x to 16.0x. Based on our adjusted earnings of $5.8 million, this range yielded a range of implied transaction values for our common stock of $12.64 to $15.45 per share. Additionally, Bear Stearns analyzed the revenue transaction multiples for these transactions, yielding a relevant range of revenue transaction multiples of 0.7x to 1.5x. Bear Stearns further narrowed its revenue transaction multiples analysis by focusing on First Union's acquisition of JW Genesis at a multiple of 0.7x revenues, implying a revenues transaction value for our common stock of $22.60. Bear Stearns deemed this transaction to be the most relevant comparable transaction due to the similarity of JW Genesis to us, both in terms of size and business operation. Based on these analyses, Bear Stearns developed a relevant transaction valuation range for our common stock of $13.39 to $22.98 per share.

   Discounted Future Stock Price Analysis. Bear Stearns performed a discounted future stock price analysis on us based upon the projections provided by us. This analysis involved using our projected 2002 net income of $10.5 million multiplied by the average 2001 EPS multiple of the comparable companies of 11.7x. This analysis yielded an implied future stock price of $20.23 per share. This future stock price was discounted for one year at a discount rate of 16.6%, yielding a present value of future stock price of $17.35 per share. The discount rate was calculated using the market implied cost of equity for a group of comparable financial services companies.

   This summary does not purport to be a complete description of the analyses or data presented by Bear Stearns. The preparation of a fairness opinion is a complex process and it may not be able be fully understood through only a partial analysis or summary description. Bear Stearns believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, Bear Stearns considered the results of all of the analyses as a whole. No single factor or analysis was determinative of Bear Stearns' fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. Bear Stearns based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact our growth rates, and industry-specific factors, many of which are beyond the control of Bear Stearns and us. This summary sets forth under the description of each analysis the other principal assumptions upon which Bear Stearns based that analysis. Bear Stearns' analyses are not necessarily indicative of actual values or actual future results that we might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parities and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. The inclusion of these forecasts is not a representation by us, Bear Stearns or any other person that the results will be achieved. Moreover, Bear Stearns' analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   We retained Bear Stearns to act as our financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Bear Stearns and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   For its services in connection with the merger, Bear Stearns received a retainer fee totaling $100,000, as well as an additional fee of $500,000 for rendering a fairness opinion. If the merger is consummated, Bear Stearns will receive additional fees of $2.45 million. In addition, we have agreed to reimburse Bear Stearns for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify Bear Stearns against various liabilities, including liabilities arising under the federal securities laws.

   In the ordinary course of their businesses, Bear Stearns and its affiliates may actively trade our equity securities for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Conflicts of Interests

   In considering the recommendation of the board of directors, you should be aware that some of the members our board and executive management have interests in the merger that are different from, or in addition to, your interest as a shareholder generally. These conflicts of interests are further described below.

Total Consideration Payable to Directors and Executive Management.

   The total amounts of consideration that our directors and executive management will receive in, or within two years after, the merger are listed in the table below and described in more detail in the remainder of this section. Receipt of the payments described below is contingent upon the completion of the merger.

                            Payment                      Common
                             Under           Common      Stock    Preferred      Total
     Name and Title      Contracts(/1/)       Stock     Options     Stock    Consideration
     --------------      --------------    ----------- ---------- ---------- -------------
Herb D. Vest,
 Chairman of the Board
 of Directors and Chief
 Executive Officer......   $      100(/2/) $74,887,746 $5,893,684 $5,258,909  $86,040,439
Barbara Hancock,
 Representative
 Relations Director and
 Director...............      540,000(/3/)       6,309         --         --      546,309
Roger C. Ochs,
 President..............    1,250,000(/4/)      71,628    601,200         --    1,922,828
W. Ted Sinclair,
 Vice President and
 Chief Financial
 Officer................      724,785(/5/)         526     18,972         --       89,591
R. Bredt Norwood,
 General Counsel and
 Secretary..............      180,000(/6/)      15,688    150,300         --      345,988
                           ----------      ----------- ---------- ----------  -----------
 Subtotal
  Executives/Officers...    2,040,193       74,981,897  6,664,156  5,258,909   88,945,155

Kenneth E. Reynolds,
 Director...............           --           11,567         --         --       11,567
Jack B. Strong,
 Director...............           --            2,103         --         --        2,103
Jerry M. Prater,
 Director...............           --               --         --         --           --
Phillip W. Mayer,
 Director...............           --               --         --         --           --
Kenneth R. Petree,
 Director...............           --           26,603         --         --       26,603
                           ----------      ----------- ---------- ----------  -----------
 Subtotal Directors.....           --           40,273         --         --       40,273
                           ----------      ----------- ---------- ----------  -----------
  Total.................   $2,040,193      $75,022,170 $6,664,156 $5,258,909  $88,985,428
                           ==========      =========== ========== ==========  ===========

--------
(1) Payments under contracts include consideration that may be payable for agreements relating to change in control and employment, non-competition and non-solicitation.
(2) The payment under contract to Mr. Vest represents the payment for the purchase of the insurance entities held by Mr. Vest.
(3) The payment under contract to Ms. Hancock represents a change in control payment of $540,000 that will be paid at the closing of the merger.
(4) The payment under contract to Mr. Ochs represents the amount to be paid to Mr. Ochs under an employment contract entered into at the execution of the merger agreement and excludes $525,000 relating to a change in control payment that may be payable in the event Mr. Ochs' employment is terminated within two years following the merger. In the event Mr. Ochs' employment is terminated within two years following the consummation of the merger, Mr. Ochs may be entitled to receive the $525,000 payment under the change in control agreement.
(5) The payment under contract to Mr. Sinclair represents a $70,093 cash payment in lieu of the issuance of 3,333 shares of restricted stock under the Vice President's Compensation Plan and a change in control payment in the amount of $654,692 in the event his employment is terminated within two years following the merger.
(6) The payment under contract to Mr. Norwood represents a change in control payment in the amount of $180,000 in the event his employment is terminated within two years following the merger.

H.D. Vest Securities.

   Shares of our common stock and preferred stock held by our executive officers and directors will be converted into the right to receive the same merger consideration as shares of stock held by other shareholders. The total amounts that our directors and management will receive are listed in the table above.

Lock-up Agreement

   Herb D. Vest, our Chairman and Chief Executive Officer, is a party to a lock-up agreement with Wells Fargo, dated March 22, 2001. Mr. Vest has agreed, subject to the terms and conditions of the lock-up agreement, to vote all of the shares of common stock and preferred stock beneficially owned by him (representing approximately 65.7% of the outstanding shares of common stock entitled to vote at the special meeting and 100% of the outstanding shares of preferred stock entitled to vote at the special meeting) in favor of approval of the merger agreement, the merger and the transactions contemplated thereby. The lock-up agreement is attached to this proxy as Appendix C.

Consulting Agreements, Employment and Non-Competition Agreements and Change in Control Agreements.

   In connection with the execution of the merger agreement, the following members of the board of directors and executive officers entered into the agreements described below.

 Consulting Agreements

   Herb D. Vest and Barbara V. Hancock each entered into consulting agreements with Wells Fargo effective upon the closing of the merger, whereby Mr. Vest and Ms. Hancock have agreed to providing consulting services to H.D. Vest and Wells Fargo for a period beginning at the closing of the merger and ending three years thereafter. In addition, Mr. Vest and Ms. Hancock have agreed not to compete with H.D. Vest and Wells Fargo during that period. Mr. Vest and Ms. Hancock will receive no payments for their services under the consulting agreement, except for reimbursement of expenses.

 Employment Agreement

   Roger C. Ochs entered into an employment agreement with H.D. Vest effective upon the closing of the merger, whereby Mr. Ochs has agreed to be employed as the President and Chief Operating Officer of H.D. Vest for a period of two years from the closing of the merger. In addition, Mr. Ochs has agreed not to compete with H.D. Vest following termination of the employment agreement for at least a one year period. Mr. Ochs will receive a salary of $350,000 under the employment agreement, subject to increase upon performance review, as well as minimum bonuses of $450,000 for fiscal year 2001 under our current bonus plan and $450,000 for fiscal year 2002 under a new bonus plan to be put in place following consummation of the merger. In the event Mr. Ochs' employment is terminated during the two year employment period, Mr. Ochs would not be entitled to receive the minimum guaranteed bonus payments, but may be entitled to the $525,000 change in control payment discussed below. In addition, Mr. Ochs will be offered a stock option award to purchase Wells Fargo stock in the amount of $300,000.

 Change in Control Agreements

   Barbara V. Hancock, Roger C. Ochs and R. Bredt Norwood are each parties to change in control agreements which provide severance payments to them in the event their employment terminates within two years following the closing of the merger under certain conditions. Under these agreements, Ms. Hancock will receive approximately $540,000 and Messrs. Ochs and Norwood could receive approximately $525,000 and $180,000, respectively, in the event their employment terminates within two years following the closing of the merger.

 Vice President's Compensation Plan

   We intend to enter into a letter agreement with W. Ted Sinclair amending the Vice President's Compensation Plan to provide a $70,093 cash payment to Mr. Sinclair at the closing of the merger in lieu of the issuance of 3,333 shares to Mr. Sinclair as required under the Vice President's Compensation Plan. This amendment is required under the merger agreement and will become effective immediately prior to the closing of the merger.

Stock Options.

   We have amended the terms of our stock option plan and option agreements issued outside of our option plans to provide that all outstanding options will automatically accelerate immediately prior to the closing of the merger. We will also take the necessary actions to provide for the cancellation at the time the merger becomes effective of all outstanding options to acquire common stock in exchange for a per option cash payment equal to the cash merger consideration of $21.03 less the exercise price of the option. At the effective time, our directors and management will receive the cash payments listed in the table above for options that they hold based on the excess of $21.03 over the exercise price per share of the options.

Officers' and Directors' Indemnification Insurance.

   The merger agreement provides that, for a period of six years after the effective time, Wells Fargo will cause our and our subsidiaries' present and former officers and directors to be indemnified from liabilities arising out of actions or omissions in these capacities prior to the time the merger becomes effective, to the same extent as provided in our organizational documents. In addition, Wells Fargo will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to these indemnified parties than existing insurance coverage.

Insurance Entities Purchase Agreement.

   In connection with the merger agreement, H.D. Vest, Wells Fargo and Mr. Vest have agreed to enter into agreements for the purchase of certain entities owned by Mr. Vest through which our insurance operations are conducted. Under such agreements, Mr. Vest will receive $100.00 from Wells Fargo as consideration for the purchase of the entities.

   It is a condition to the closing of the merger that the purchase of the insurance entities be consummated.

Material Federal Income Tax Consequences

   The following is a summary of the material federal income tax consequences of the merger to holders of our common stock. This summary does not address all aspects of federal income taxation that may be relevant to our common shareholders in light of their particular circumstances or to common shareholders subject to special treatment under the federal income tax laws, including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, shareholders holding stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, or shareholders who acquired our stock in connection with the exercise or other satisfaction of compensatory options. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the merger. The discussion assumes that common shareholders hold their common stock as capital assets and not as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business. This summary is based upon the provisions of the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change by subsequent legislative, judicial or administrative action. Some of these changes may possibly be retroactive. This summary is for general informational purposes only and is not tax advice.

Holders of shares

   A holder of our common stock will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for this stock in the merger and the holder's adjusted tax basis in this stock. The gain or loss will be capital gain or loss provided that the stock is a capital asset in the hands of the holder, and will be long-term capital gain or loss if the holder has held the stock for more than one year as of the effective time of the merger.

Option Holders

   At the effective time, each outstanding option to purchase our common stock will be converted into the right to receive an amount in cash equal to the difference between the cash merger consideration of $21.03 and the exercise price of the option.

Tax Information Reporting and Backup withholding

   The exchange of common stock in the merger will be reported to the Internal Revenue Service. Backup withholding at a rate of 31% will apply to the merger proceeds unless the exchanging shareholder furnishes a taxpayer identification number in the manner prescribed by applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Backup withholding does not apply to foreign shareholders, corporations and certain other exempt non-foreign shareholders. A foreign shareholder will be exempt from backup withholding if applicable certification requirements are satisfied. The payment or distribution of merger proceeds to or through the United States office of a broker is subject to information reporting and backup withholding unless an exemption from information reporting and backup withholding is established.

   Any amounts withheld under the backup withholding rules described above will be allowed as a refund or a credit against United States federal income tax liability if the required information is furnished to the Internal Revenue Service on a timely basis.

   The specific tax consequences to you depend on your particular tax circumstances. Accordingly, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable state, local or other tax laws.

Anticipated Accounting Treatment of the Merger

   The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

Regulatory Approvals Relating to the Merger

HSR Act

   The merger is subject to the requirements of the HSR Act, which provides that certain transactions may not be consummated until either the required information and materials have been furnished to the Antitrust Division of the Justice Department and the Federal Trade Commission by H.D. Vest and Wells Fargo and certain waiting periods have expired or been terminated or until the merger is approved by the Federal Reserve Board and thirty days have elapsed since copies of any notice or application submitted to the Federal Reserve Board have been provided to the Antitrust Division of the Justice Department and the Federal Trade Commission. The requirements of the HSR Act will be satisfied if the merger is consummated within one year from the expiration of the waiting period.

   However, the Antitrust Division or the FTC may challenge the merger on antitrust grounds before the expiration of the waiting period. Accordingly, at any time before the expiration of the waiting period, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before closing, notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, we will prevail.

NASD

   HDVIS, one of our subsidiaries, is a registered broker dealer with the NASD. Because the merger will result in a change in control of H.D. Vest, we are required to obtain the consent of the NASD to consummate the merger. We anticipate filing a request for consent with the NASD during May 2001 and anticipate receiving the NASD's consent in June 2001.

   We are unaware of any other material governmental or regulatory approval required for consummation of the merger, other than compliance with applicable securities laws and filings under the TBCA.

                              THE MERGER AGREEMENT

   The following describes the material terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Appendix B and is incorporated in this proxy statement by reference. We encourage you to carefully read the entire merger agreement, as it is the legal document governing the terms of the merger.

Effective Time of the Merger

   The merger agreement provides that the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the merger, or such other time as the parties agree. Promptly after the closing, Merger Sub and H.D. Vest will file the necessary documents with the Secretary of State of Texas to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the merger will occur within two business days after the special meeting.

General

   The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into H.D. Vest and that, following the merger, the separate existence of Merger Sub will cease and H.D. Vest will continue as the surviving corporation. When the merger occurs:

  . each outstanding share of common stock of Merger Sub will be converted into a share of common stock of H.D. Vest;

  . each outstanding share of our common stock will be converted into the right to receive $21.03 in cash, without interest;

  . each outstanding share of our preferred stock will be converted into the right to receive $21.03 in cash, without interest; and

  . shares of our common stock and our preferred stock held by us will be canceled in the merger.

Surrender and Exchange of Share Certificates

   Promptly after the time the merger becomes effective, Wells Fargo will deposit with Wells Fargo Bank Minnesota, N.A.--Wells Fargo Shareowner Services, the paying agent, an amount of cash equal to the aggregate amount of cash merger consideration to be paid to persons who held our common stock and preferred stock, plus the aggregate cash necessary for the payment to the holders of our stock options. Wells Fargo will cause the applicable merger consideration to be paid promptly to our shareholders in exchange for properly surrendered H.D. Vest stock certificates and to our option holders as set forth in the merger agreement.

   Promptly after the merger, the paying agent will send persons who held our common stock and preferred stock immediately before the merger became effective a letter of transmittal containing instructions for use in effecting the exchange of their H.D. Vest stock certificates for the merger consideration payable to them. If you held shares of these classes of our stock immediately before the effective time of the merger, upon surrender to the paying agent of an outstanding certificate or certificates which represented our shares and acceptance of such certificate by the paying agent in accordance with instructions to be provided by the paying agent, the paying agent will deliver to you the merger consideration owed to you pursuant to the merger agreement. No interest will be paid or accrue on any cash payable to you.

   Any portion of the merger consideration payable which remains undistributed for one year after the effective time will be delivered to us. If, at that time, you have not previously exchanged your certificates, you may thereafter only look to us, and then only as a general creditor, for payment of the merger consideration owed to you.

   If you do not have your share certificate, you may make an affidavit of that fact. In addition, we may require that you post a bond in a reasonable amount determined by us with respect to the missing share certificate. Upon receipt of the affidavit and any required bond, the paying agent will issue the merger consideration payable to you.

Stock Options

   At the effective time, each outstanding option to purchase our common stock will be converted into the right to receive an amount in cash equal to the difference between the cash merger consideration of $21.03 and the exercise price of the option.

Representations and Warranties

   We made customary representations and warranties in the merger agreement relating to various aspects of our business and financial statements and other matters, including, among other things:

  .  our, and our subsidiaries', organization and good standing;

  .  our, and our subsidiaries', organizational documents;

  .  our, and our subsidiaries', capital structure;

  . our authority to enter into and the validity and effectiveness of the merger agreement;

  . required consents and approvals of governmental entities relating to the merger;

  .  required consents and approvals of third parties;

  . the absence of conflicts, violations and defaults under our articles of incorporation, bylaws and other agreements

  . the documents and reports filed and to be filed, including this proxy statement, with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those documents and reports;

  .  material liabilities or the absence thereof;

  .  the absence of recent material changes or events;

  .  our, and our subsidiaries', ownership of properties;

  .  our material contracts and the absence of defaults under them;

  .  our, and our subsidiaries', compliance with applicable laws;

  .  litigation matters;

  . benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

  .  tax matters;

  .  environmental matters;

  .  our, and our subsidiaries', ownership of intellectual property;

  .  brokers' fees;

  .  insurance matters; and

  . compliance with regulations related to our broker-dealer and investment advisor operations.

   The merger agreement also contains customary representations and warranties of Wells Fargo and Merger Sub relating to various aspects of their business, including, among other things:

  .  their organization and good standing;

  . their authority to enter into and the validity and effectiveness of the merger agreement;

  . the absence of conflicts, violations or defaults under their charter documents and other agreements;

  . required consents and approvals of governmental entities and third parties;

  .  their status as a financial holding company;

  . the information supplied or to be supplied in connection with the documents and reports filed, and to be filed, with the Securities and Exchange Commission, including this proxy statement, and the accuracy and completeness of the information contained in those documents and reports; and

  .  the absence of broker's fees.

   The representations and warranties of each party will expire at the time the merger occurs.

Conduct of Business Prior to the Merger

   We have agreed, prior to the time the merger occurs, to operate our and our subsidiaries' businesses in the ordinary course of business consistent with our past practices and to use our commercially reasonable efforts to preserve our business organization intact, retain the services of our present principal employees, and to preserve our goodwill and the goodwill of our suppliers, customers and others having business relationships with us.

   In addition, the merger agreement places specific restrictions on our ability and the ability of our subsidiaries to:

  .  amend or propose to amend our organizational documents;

  . authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver any capital stock or any securities convertible into or exchangeable for capital stock, except for specific issuances permitted in the merger agreement;

  . split, combine, redeem or reclassify any class of capital stock or stock equivalent;

  . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  . increase the compensation payable or to become payable by us to any of our directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any material contract or benefit plan in existence on the date of the merger agreement, or grant any severance or termination pay to any director, officer or employee, other than in accordance with existing policies or as required under any material contract or benefit in existence on the date of the merger agreement;

  . enter into any contracts containing an obligation in excess of $50,000, other than in the ordinary course of business consistent with past practice, or otherwise make any material change in any contract in existence on the date of the merger agreement;

  . except as may be required as a result of a change in law or in generally accepted accounting principles, change any of our accounting principles or practices from those in our financial statements;

  . sell, abandon or make any other disposition of any asset that is material or purchase or otherwise acquire any asset, other than in the ordinary course of business;

  .  authorize or incur any subordinated debt or long-term debt;

  . mortgage, pledge or subject to lien or other encumbrance of any of our properties, except for certain permitted encumbrances, except in the ordinary course of business;

  . acquire the stock or substantially all of the assets of any other entity or person, whether by merger, consolidation, purchase of assets and assumption of liabilities, or other similar transactions;

  . make any investments, other than investments in money market mutual funds and investments made in the ordinary course of business and consistent with past practice and in accordance with investment guidelines in place as of the date of the merger agreement;

  . amend or terminate any benefit plan except as required by law or by the merger agreement;

  . make any contributions to any benefit plan except as required by law or by the terms of such benefit plan in effect as of the date of the merger agreement;

  . declare, set aside, make or pay any dividend or other distribution with respect to our capital stock, except required payments of dividends on our preferred stock;

  . except as consistent with past practice, offer any additional units or permit new deferrals under our deferred compensation plan;

  . sell or otherwise dispose of any shares of our capital stock or the capital stock of any of our subsidiaries; or

  .  agree, commit or arrange to do any of the foregoing.

No Solicitation

   In the merger agreement, we have agreed that, prior to the merger:

  . we will not initiate, solicit or knowingly encourage, or take any action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may lead to, any Competing Transaction (as defined below), or agree to or endorse any Competing Transaction; and

  . except as described below, we will not authorize or permit our officers, directors, employees, agents and other representatives to engage in those activities.

   However, the merger agreement does not prohibit our board of directors from:

  . furnishing information to, or engaging in discussions or negotiations with, any third party that makes an unsolicited bona fide proposal if the board of directors determines, in good faith, after considering the advice of its legal counsel, that these actions are required to comply with its fiduciary duties; and

  . if applicable, taking and disclosing to our shareholders a position, as contemplated by Rules 13e-3, 14d-9 and 14e-2 under the Securities Exchange Act of 1934, or making any disclosure to our shareholders with regard to a Competing Transaction.

   The term "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving H.D. Vest or any of our subsidiaries or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, H.D. Vest or any of our subsidiaries, other than the transactions contemplated by the merger agreement.

   The board of directors may withdraw or modify its approval or recommendation of the merger only if it decides to approve and recommend a Superior Proposal.

   The term "Superior Proposal" means an unsolicited bona fide proposal in writing constituting a Competing Transaction that our board of directors determines, in good faith, is more favorable to H.D. Vest and its shareholders than the transactions contemplated by the merger agreement, and which, after consultation with legal counsel, our board of directors determines that its fiduciary duties to H.D. Vest and its shareholders require it to evaluate and consider.

   In the event our board of directors of H.D. Vest determines that a Competing Transaction constitutes a Superior Proposal, the board of directors may terminate the merger agreement, and the termination would not be deemed a breach of the merger agreement.

Conditions Precedent

Conditions to Wells Fargo's and Merger Sub's Obligations

   Wells Fargo's and Merger Sub's obligations to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . the merger agreement and the transactions contemplated thereby will have been approved and adopted by the requisite vote of our shareholders;

  . no court or governmental authority will have enacted, issued, promulgated, enforced or entered any law, regulation or order, whether temporary, preliminary or permanent, which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  . we and Wells Fargo shall have received all approvals and consents of applicable courts and/or governmental authorities required to consummate the merger, with no condition which imposes unreasonable or material obligations on Wells Fargo or which would have a material adverse effect on us;

  . our representations and warranties contained in the merger agreement will be true and correct in all material respects;

  . we shall have performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with by us;

  . the transactions contemplated by the Insurance Entities Purchase Agreements will have been consummated in accordance with the terms thereof;

  . Wells Fargo will have received an opinion, dated the closing date, from our counsel relating to the merger;

  . the number of shares of our common stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares or other share equivalents will not have exceeded 6,402,356;

  . we, Wells Fargo and Mr. Vest shall have entered into the indemnity agreement; and

  . we shall have amended the Vice President's Compensation Plan to provide for the cash payment of $70,093 to W. Ted Sinclair in lieu of the issuance to Mr. Sinclair of 3,333 shares of our common stock.

Conditions to our Obligation

   Our obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions:

  . the merger agreement and the transactions contemplated hereby and thereby will have been approved and adopted by the requisite vote of our shareholders;

  . no court or governmental authority will have enacted, issued, promulgated, enforced or entered any law, regulation or order, whether temporary, preliminary or permanent, which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  . we and Wells Fargo shall have received all approvals and consents of applicable courts and/or governmental authorities required to consummate the merger;

  . Wells Fargo and Merger Subs' representations and warranties contained in the merger agreement will be true and correct in all material respects;

  . Wells Fargo and Merger Sub will have performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date;

  . we shall have received a written opinion from Bear Stearns to the effect that the cash merger consideration is fair, from a financial point of view, to our public shareholders, and such opinion will not have been withdrawn, revoked or modified prior to the approval of the merger and the merger agreement by our shareholders;

  . the transactions contemplated by the Insurance Entities Purchase Agreements will have been consummated in accordance with the terms thereof; and

  . we shall have received an opinion, dated the closing date, from counsel to Wells Fargo and Merger Sub relating to the merger.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time as follows:

  1.  by mutual written consent of Wells Fargo and us;

  2.  by either Wells Fargo or us, if:

    . there has been entered any order that is final and nonappealable preventing the consummation of the merger, unless the party relying on such order has not complied with its obligations under the merger agreement; and

    . if the merger has not been consummated on or before September 15, 2001, subject to extension to October 15, 2001 if certain consents have not been obtained, but this right to terminate the merger agreement is not available to any party whose failure to fulfill any of the obligations contained in the merger agreement has been the cause of, or resulted in, the failure of the merger to occur.

  3.  by Wells Fargo, if:

    . we breach any covenant or agreement in the merger agreement, or if any of our representations or warranties are untrue in any material respect, but if we can cure the breach through the exercise of reasonable efforts, Wells Fargo may not terminate for so long as we continue to exercise such reasonable efforts; and

    . our board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner materially adverse to Wells Fargo and Merger Sub.

  4.  by us, if:

    . Wells Fargo breaches any covenant or agreement in the merger agreement, or any representation or warranty of Wells Fargo and Merger Sub is untrue in any material respect, but if Wells Fargo and Merger Sub can cure their breach through the exercise of their reasonable efforts, we may not terminate the merger agreement for so long as Wells Fargo and Merger Sub continue to exercise such reasonable efforts;

    . within 60 days after the date of the merger agreement, Wells Fargo has failed to file all applications, notices or requests for waivers requesting approval of the transactions contemplated by the merger agreement with all applicable regulatory agencies, or if Wells Fargo's applications, notices, or requests for waivers are finally disapproved by any regulatory agency;

    . if the merger agreement fails to receive the requisite vote for approval and adoption by our shareholders by July 15, 2001;

    . if the board of directors of Wells Fargo withdraws, modifies or changes its recommendation regarding the approval of the issuance of the merger consideration pursuant to the merger in a manner materially adverse to us; or

    . our board of directors determines a Competing Transaction constitutes a Superior Proposal.

   The terminating party must provide written notice of the termination to the other parties specifying its reason for such termination.

Liquidated Damages

   The merger agreement provides that in the event our board of directors terminates the merger agreement as a result of a Superior Proposal, we must pay Wells Fargo $4,000,000 as liquidated damages upon the consummation of the transaction constituting the Superior Proposal.

Indemnification

   The merger agreement provides that, from and after the time the merger agreement becomes effective, Wells Fargo will cause our and our subsidiaries' present and former officers and directors to be indemnified from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the extent provided in our or our subsidiaries' organizational documents. In addition, Wells Fargo will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to these indemnified parties than existing insurance coverage.

Amendment

   The merger agreement may be amended at any time only if Wells Fargo, Merger Sub and we agree in writing. However, after the required shareholder approval, no term or condition contained in the merger agreement may be amended or modified in any manner that by law requires further approval by our shareholders without obtaining this further shareholder approval.

                       TEXAS STATUTORY DISSENTERS' RIGHTS

   Any of our shareholders of record may exercise dissenters' rights in connection with the merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA. The required procedure set forth in Articles 5.11, 5.12 and 5.13 of the TBCA must be followed exactly or you may lose your right to dissent from the merger. The information that follows is a general summary of dissenters' rights and, as a summary, is qualified by and not a substitute for the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA. A copy of Articles 5.11, 5.12 and 5.13 of the TBCA are attached as Appendix D to this proxy statement. We encourage you to read these provisions carefully.

   Each holder of shares of our common stock and preferred stock that were outstanding as of the record date who follows the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand the purchase of such holder's shares of our common stock and preferred stock for a purchase price equal to the fair value of such holder's shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken authorizing the merger, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Such fair value is determined by appraisers appointed by the court, who are directed to make such determination "upon such investigation as to them may seem proper."

   In order to be entitled to exercise your dissenters' rights, you must file a written objection to the merger with us prior to the special meeting. The written objection must state:

  . that you will exercise your right to dissent if the merger becomes effective; and

  . your address where notice of the effectiveness of the merger should be delivered or mailed.

   You should send this written objection to us at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038, Attention: R. Bredt Norwood, Corporate Secretary. Neither a proxy nor a vote against the merger are sufficient to constitute a written objection as required under the TBCA. Failure to vote against the merger will not affect your appraisal rights, but you may not vote in favor of the merger and later seek dissenters' rights.

   If the merger is approved by our shareholders and subsequently becomes effective, within 10 days of the effectiveness of the merger, we must deliver or mail notice of the effectiveness of the merger to each dissenting shareholder that did not vote in favor of the merger. Any dissenting shareholder that did not vote in favor of the merger may then make a written demand on us for the payment of the fair value of the shareholder's shares within 10 days of the delivery or mailing of the notice by us. Such demand must state the number of shares of common stock or preferred stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his or her common stock or preferred stock as of the day immediately prior to the meeting date, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Any shareholder that fails to make such a demand within the 10-day period will lose the right to dissent and will be bound by the terms of the merger. In order to preserve dissenters' rights, within 20 days of making a demand for payment, a dissenting shareholder must also submit such shareholder's share certificates to us for the appropriate notation of the demand. At our option, we may terminate the dissenting shareholder's rights under Article 5.12 of the TBCA for failure to submit the share certificates within the 20 day period unless a court of competent jurisdiction directs otherwise, upon a showing to the court by the shareholder that there is good and sufficient cause.

   Within 20 days of receipt of a proper demand for payment by a dissenting shareholder, we must deliver or mail to the dissenting shareholder written notice that either:

  . accepts the amount the dissenting shareholder claimed and agrees to pay the amount of the shareholder's demand within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed share certificates; or

  . contains our estimate of the fair value of the dissenting shareholders' common stock or preferred stock and offers to pay the amount of our estimate within 90 days after the effectiveness of the merger so long as the dissenting shareholder both gives us notice within 60 days after the date of our notice that he or she agrees to accept our estimate and surrenders to us duly endorsed stock certificates.

   If we and the dissenting shareholder agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the merger, we will pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within 90 days of the effectiveness of the merger. Upon payment of the agreed value, the dissenting shareholder will no longer have any interest in those shares.

   If we and the dissenting shareholder do not agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the merger, then either the dissenting shareholder or we may, within 60 days after the expiration of such 60-day period, file a petition in a court of competent jurisdiction in Dallas County, Texas, seeking a determination of the fair value of the dissenting shareholder's common stock or preferred stock. We will file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of such a petition filed by a dissenting shareholder or upon the filing of such a claim by us. The clerk of the court will give notice of the hearing of any such claim to us and to all of the dissenting shareholders on the list provided by us. We and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the shares.

   In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares. The appraisers will also allow us and the dissenting shareholders to submit to them evidence as to the fair value of the shares.

   Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their respective shares, with interest from the date 91 days after the effectiveness of the merger to the date of the judgment, by us, upon receipt of the dissenting shareholder's share certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in the shares.

   Any dissenting shareholder may withdraw his or her demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. No dissenting shareholder may withdraw his or her demand after payment has been made or, unless we consent to the withdrawal, where a petition has been filed.

   Any dissenting shareholder that has properly demanded payment for his or her shares of common stock or preferred stock will not have any rights as a shareholder, except the right to receive payment for the shares and the right to claim that the transactions contemplated by the merger agreement, including the merger, were fraudulent.

   If you are considering dissenting from the merger, you are urged to consult your own legal counsel.

                               THE PLAN AMENDMENT

Plan Information

General

   In March 1997, we adopted the Second Amended and Restated Nonqualified Stock Option Plan. On March 22, 2001, we amended the Plan to fully vest the outstanding options, conditional upon the occurrence of the merger. We urge you to vote FOR the approval of this amendment.

Description of the Plan

   Under the Plan employees are eligible to receive awards in the form of stock options.

   We have reserved a total of 800,000 shares of our common stock available to be issued pursuant to options granted under this Plan. If options granted under the Plan expire, terminate, or are canceled for any reason without being wholly exercised, new options may be granted covering those shares.

   As of March 22, 2001, options to purchase 599,948 shares of our common stock were issued under the Plan and were outstanding. At the effective time of the merger, each outstanding option to purchase our common stock, including options granted outside of the Plan, will be converted into the right to receive an amount in cash equal to the difference between $21.03 and the exercise price of the option.

Administration of the Plan

   The Plan is administered by our Stock Option and Compensation Committee, which consists of one to three members appointed by our Chief Executive Officer. The Chief Executive Officer may appoint members to the Committee at any time there is a vacancy. The Committee is presently comprised solely of Mr. Vest, our Chief Executive Officer.

   With the approval of the Chief Executive Officer, the Committee has complete power to interpret the Plan and to prescribe, amend, and rescind rules and regulations relating to the Plan. All questions of interpretation and application of the Plan and of any options granted under the Plan are determined by a majority vote of the Committee, and upon approval by the Chief Executive Officer, the determination by the Committee is final and binding. The Committee has the authority to:

  . determine and designate which eligible employees are to be granted options under the Plan;

  .  determine the date of each option grant;

  .  determine the number of shares subject to each option;

  . determine the time or times when each option may be exercised and the duration of the exercise period;

  .  determine the manner in which each option may be exercised;

  .  determine the details and provisions of each option granted;

  . to make all other determinations necessary or advisable in the administration of the Plan;

  . impose such restrictions on any options granted under the Plan or on any shares of common stock acquired by exercising such options as the Committee may deem advisable to comply with applicable law, including the Securities Act of 1933, blue sky laws, and other securities laws, or with the requirements of any stock exchange upon which our common stock is or may be listed; and

  . determine whether to treat any or all of an optionee's leave of absence, or a military leave of absence, as a period of employment with us.

   At the direction of the Chief Executive Officer, the Committee may amend, modify, or terminate the Plan, except that no amendment, without the approval of the Chief Executive Officer and our shareholders, may:

  . increase the number of shares of common stock subject to the Plan, except to reflect a stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, or other similar events that affect our corporate structure;

  .  withdraw the administration of the Plan from the Committee; or

  . affect any option theretofore granted under the Plan without the consent of the optionee or permitted transferee of or successor to the option.

   The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974.

Participants in the Plan

   All of our employees and those of our subsidiaries are eligible to be granted options under the Plan. The Committee selects the employees who are to receive option grants.

Awards Under the Plan

   Each option is subject to conditions established by the Committee and set forth in the optionee's written agreement.

   The exercise price for an option to purchase shares of our common stock is determined by the Committee, with the approval of our Chief Executive Officer, but cannot be less than the fair market value of the share on the date the option is granted. The fair market value is determined in good faith by our Chief Executive Officer.

   The method for exercising an option, including the available methods for paying the exercise price for the option, are contained in each option agreement.

Tax Effects of Participation in the Plan

   The following briefly summarizes the federal income tax consequences arising from participation in the Plan. This discussion is based upon present law, which is subject to change, possibly retroactively. The tax treatment to persons who participate in the Plan may vary depending upon each person's particular situation and, therefore, may be subject to special rules not discussed below. This discussion does not address the effects, if any, under any potentially applicable foreign, state, or local tax laws, or the consequences thereunder, or the effects, if any, of any local, federal gift, estate, or inheritance taxes, or the consequences thereunder, that may result from the acquisition, holding, or disposition of shares of our common stock issued under the terms of the Plan.

   In addition, we have the right to deduct applicable taxes from any employee who exercises an option.

Participants Subject to Section 16(b) of the Exchange Act

   The Plan is intended to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act relating to rules for our directors, officers and 10% shareholders. Therefore, because the acquisition of shares of our common stock under the Plan will not be deemed to be a "purchase" for purposes of Section 16(b) of the Exchange Act, a sale of shares of our common stock by a Plan participant within six months after the date of exercise of an option should not necessarily subject the Plan participant to liability under
Section 16(b) of the Exchange Act. However, because the sale of shares of our common stock can still be "matched" with other purchases, if a Plan participant has purchased shares of our common stock or a right to acquire shares of our common stock which is considered a "purchase" for purposes of Section 16(b) within six months before the date of exercise of an option, the Plan participant may have short-swing liability under Section 16(b) if he or she were to sell shares of our common stock within six months after the date of the interim purchase. The IRS has not yet formally taken a position about the tax consequences of this fact situation. However, because an interim purchase would trigger liability upon the sale of shares of our common stock within six months after the interim purchase, the shares of our common stock may be treated as subject to a "substantial risk of forfeiture" under Section 83(c) of the Internal Revenue Code and not transferable and, therefore, substantially non-vested. The following discussion assumes either that no interim purchases were made or that interim purchases do not cause shares of our common stock to be substantially non-vested for Plan participants subject to Rule 16b-3. Plan participants subject to Rule 16b-3 should consult with a tax advisor.

Nonqualified Stock Options

   A Plan participant will not recognize taxable income upon the grant of an option under the Plan. Only nonqualified stock options have been granted under the Plan. The federal income tax consequences to a Plan participant of exercising a nonqualified stock option will vary depending on whether the shares of our common stock received upon the exercise of such option are either "substantially vested" or "substantially non-vested" within the meaning of
Section 83 of the Internal Revenue Code. Generally, such shares will be "substantially non-vested" if they are both non-transferable and subject to a substantial risk of forfeiture, and will be "substantially vested" if they are either transferable or not subject to a substantial risk of forfeiture. A Plan participant generally should not recognize compensation income upon exercising a nonqualified stock option for shares that are "substantially non-vested" until such shares become "substantially vested." A Plan participant who wishes to recognize compensation income at the time of the exercise of such an option, rather than when the shares become "substantially vested," must file an election under Section 83(b) of the Internal Revenue Code.

   A Section 83(b) election is made by filing a written notice with the IRS office with which the Plan participant files his or her federal income tax return. The notice must be filed within 30 days of the Plan participant's receipt of the shares of our common stock related to the applicable award and must meet certain technical requirements.

 Taxation of Plan Participants

   Upon the exercise of a nonqualified stock option, a Plan participant will most likely receive stock that is substantially vested. Therefore, the Plan participant will recognize ordinary income upon the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the shares of our common stock received on the date of exercise over the exercise price.

 Company Deduction

   We will be entitled to a corresponding deduction equal to the amount recognized as income by a Plan participant at the time such amount is recognized by the Plan participant, provided that the Plan participant's compensation is reasonable in amount and otherwise within statutory limitations.

 Basis

   The Plan participant's basis in the shares of our common stock acquired upon the exercise of a nonqualified stock option will be the exercise price plus the amount of ordinary income recognized by the Plan participant with respect to those shares of common stock, assuming the exercise price is paid solely in cash. The tax basis in the shares of our common stock for which the exercise price is paid in stock, if permitted by the terms of the option agreement, is discussed below under the caption "Tax Implications Related to the Exercise of Stock Options with H.D. Vest Common Stock."

 Subsequent Sale or Disposition of Common Stock

   Upon the sale or other disposition of the shares of our common stock acquired upon the exercise of a nonqualified stock option, a Plan participant will recognize taxable income, or a deductible loss, equal to the difference between the amount realized on the sale or disposition and the Plan participant's basis in the shares of our common stock. The Plan participant's gain or loss will be taxable as a capital gain or deductible as a capital loss provided the shares constitute a capital asset in the hands of the Plan participant. The type of capital gain or loss will depend upon the holding period of the shares of our common stock. If the shares of our common stock are held for twelve months or less, there will be a short-term capital gain or loss on sale or disposition, whereas if the shares of our common stock are held for more than twelve months, there will be long-term capital gain or loss on sale or disposition.

Tax Implications Related to the Exercise of Stock Options with H.D. Vest Common Stock

   Each stock option agreement specifies the method or methods for paying the exercise price of stock options. If the option agreement so permits, shares of our common stock may be used to pay the exercise price of a stock option.

   If a Plan participant pays the exercise price of a nonqualified stock option with shares of our common stock that are substantially vested, the Plan participant will not recognize any gain on the shares surrendered. With respect to the shares of our common stock received, that portion of the shares of our common stock equal in number to the shares of our common stock surrendered will have a basis equal to the basis of the shares surrendered. The excess shares received will be taxable to the Plan participant as ordinary compensation income in an amount equal to the fair market value (A) if the excess shares are substantially vested, as of the exercise date, or (B) if the excess shares are substantially non-vested, as of the applicable date. As used in this discussion, "applicable date" means the earlier of (A) the date the Plan participant disposes of the shares of our common stock issued under the terms of the Plan, or (B) the first date on which shares of our common stock issued under the terms of the Plan become substantially vested. The Plan participant's basis in those excess shares of our common stock will equal the amount of ordinary compensation income recognized by the Plan participant.

                         OPTIONS GRANTED UNDER THE PLAN

   The following table sets forth certain information with respect to options granted to the listed persons and groups under the Plan through March 22, 2001:

                               Number
                                 of
  Name and Principal Position  Shares     Grant Date    Exercise Price    Expiration Date
  ---------------------------  ------- ---------------- --------------- ------------------
 Herb D. Vest,...............  515,148 October 1, 1987  $5.00 to $20.00 October 1, 2001 to
  Chairman of the Board and                   to                          Termination of
  Chief Executive Officer              November 8, 1999                     Employment

 Barbara Hancock,............       --        --              --                --
  Director of Representative
  Relations and Director

 Roger C. Ochs,..............   80,000 November 8, 1999      $6.00        January 1, 2002
  President

 W. Ted Sinclair,............    1,456 October 1, 1987       $8.50        October 1, 2001
  Vice President and Chief
  Financial Officer

 R. Bredt Norwood,...........   20,000 November 8, 1999      $6.00        January 1, 2002
  General Counsel and
  Corporate Secretary

 All current executive                 October 1, 1987                  October 1, 2001 to
  officers as a group                         to                          Termination of
  (5 persons)................  616,604 November 8, 1999 $5.00 to $20.00     Employment

 Phillip W. Mayer, Director..       --        --              --                --

 Kenneth R. Petree,
  Director...................       --        --              --                --

 Jerry M. Prater, Director...       --        --              --                --

 Kenneth E. Reynolds,
  Director...................       --        --              --                --

 Jack B. Strong, Director....       --        --              --                --

 All current directors who
  are not executive officers
  as a group (5 persons).....      -0-        --              --                --

 All Employees (including
  current officers who are             October 1, 1987                    October 1, 2001
  not executive officers) as                  to                                 to
  a group....................   63,344 November 8, 1999 $6.00 to $8.50    January 1, 2002

   The closing sales price of the common stock as of March 22, 2001 was $7.00 per share, as reported on Nasdaq.

                   CERTAIN INFORMATION CONCERNING H.D. VEST

Board Compensation

   Our directors are reimbursed for travel and other expenses related to attendance at board of directors and committee meetings. Total compensation to the directors for the year ended September 30, 2000 is as follows:

 Name                     Title                                Compensation
 ----                     -----                                ------------
 Herb D. Vest............ Chairman of the Board of Directors     $53,700

 Barbara V. Hancock...... Director                               $29,500

 Jack Strong............. Director and Member of the Audit       $38,500
                          Committee

 Kenneth Reynolds........ Director                               $29,500

 Jerry Prater............ Director and Chairman of the Audit     $35,500
                          Committee

 Phillip Mayer........... Director and Member of the Audit       $33,500
                          Committee

 Kenneth Petree.......... Director                               $29,500

   In addition, Mr. Strong receives $6,000 annually as the Chairman of our Project Oversight Committee.

Indemnification Arrangements

   Our bylaws contain certain indemnification provisions for our officers and directors, whereby each of them is to be indemnified to the fullest extent permitted by Texas law for expenses and liabilities arising out of litigation by reason of the fact that such person was an officer or director.

Executive Officer Information

   The information set forth below relates to our executive officers.

Executive Compensation

   The following table summarizes the compensation we paid to the Chairman and Chief Executive Officer and each of the four other most highly-compensated executive officers for the year ended September 30, 2000, based on salary, bonus and other compensation.

                          Summary Compensation Table

                                        Fiscal                      All Other
Name & Principal Position                Year   Salary    Bonus    Compensation
-------------------------               ------ -------- ---------- ------------
Herb D. Vest...........................  2000  $675,000         --   $53,700
 Chairman of the Board of                1999   900,000 $2,315,412    53,700
 Directors and Chief Executive Officer   1998   900,000  2,340,148    53,700

Barbara V. Hancock.....................  2000  $354,615 $  242,713   $29,500
 Director and Director of                1999   325,000     20,000    29,500
 Representative Relations                1998   325,000     27,283    29,500

Roger C. Ochs..........................  2000  $300,000 $  404,521        --
 President                               1999   209,615    289,641        --
                                         1998   150,000    194,898        --

W. Ted Sinclair........................  2000  $172,700 $  117,985        --
 Vice President and Chief Financial      1999   160,000    102,984        --
 Officer                                 1998   145,000     90,952        --

R. Bredt Norwood.......................  2000  $136,923 $   70,117        --
 General Counsel and                     1999   130,000     66,846        --
 Corporate Secretary                     1998   115,808     57,170        --

Fiscal Year End Option Values

   The following table contains the values for "in the money" options, meaning a positive spread between the September 29, 2000 share price of $5.5625 per share and the exercise price for the options held by our named executive officers. These values have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. No shares were acquired during fiscal year 2000 by our named executive officers as a result of the exercise of options.

                                  Number of           Value of Unexercised
                             Unexercised Options      In-the-Money Options
                             at Fiscal Year End        At Fiscal Year End
                              Exercisable (E)/          Exercisable (E)/
Name                          Unexercisable (U)     Unexercisable (U) (1)(2)
----                         ---------------------- ------------------------------
Herb D. Vest................  579,148(E)       0(U) $      250,695(E)       0(U)
Roger Ochs..................        0(E)  40,000(U)              0(E)       0(U)
W. Ted Sinclair.............    1,456(E)       0(U)              0(E)       0(U)
R. Bredt Norwood............        0(E)  10,000(U)              0(E)       0(U)

--------
(1) Represents the difference between the closing price of our common stock on September 29, 2000 and the exercise price of the options.
(2) The current fair market value of our common stock at September 29, 2000 was below the option price.

Management Agreement with Mr. Vest

   We have an agreement with Mr. Vest whereby Mr. Vest provides management services to us. This agreement provides for a management fee per year to be paid to Mr. Vest, including an annual bonus based on our performance related to revenue and net income goals, additions of affiliates, and fee based assets under management, each as established by our board. We paid a bonus to Mr. Vest of $2,315,412, and $2,340,148 in fiscal 1999, and 1998, respectively.
Management fees, including bonus, under these agreements were $3,215,412, and $3,240,148 for the years ended September 30, 1999, and 1998, respectively.

   In January 2000, Mr. Vest and we agreed to remove the bonus provision from the management agreement for the fiscal year ending September 30, 2000. In addition, Mr. Vest and we agreed to reduce Mr. Vest's base compensation from $900,000 to $675,000 for fiscal year 2000. Pursuant to his management agreement, Mr. Vest is entitled to receive his full base salary and bonus during fiscal year 2001. The agreement also provides that Mr. Vest is permitted to request and receive advances on future management fees based on estimated future operations. At September 30, 2000, Mr. Vest had received $675,000 under this agreement, consisting entirely of management fees related to fiscal year 2000.

   We have agreed to terminate the management agreement at the closing of the merger.

Executive Officer Compensation Plan

   In 1994, our board of directors adopted the Executive Officer's Compensation Plan. The purpose of the Executive Officers Compensation Plan is to provide additional compensation to a select group of management employees to motivate and retain them, as well as to provide them an incentive to guide us in attaining higher revenue goals. The compensation under the Executive Officer's Compensation Plan is provided in the form of salary, restricted stock, incentive cash and restricted stock bonuses, as well as severance and change-in-control benefits.

   The Executive Officer's Compensation Plan is an unfunded plan of deferred compensation. Accordingly, it is administered by our Chief Executive Officer, Mr. Vest. Eligibility to participate in the Executive Officers Compensation Plan is determined in our sole and absolute discretion.

   The current eligibility requirements state that an individual must be an executive employee, have completed at least two full years of service, and be part of a select group of management employees designated by our board. The individual employee must also sign an Officer's Deferred Compensation Agreement and an Officer Agreement as a condition precedent to becoming a participant in the Executive Officer's Compensation Plan.

   Under the restricted stock portion of the Executive Officer's Compensation Plan, a number of shares of restricted stock are determined by the Chief Executive Officer as allocable to a particular participant. This restricted stock is credited to the participant's account and is vested and distributable upon the first to occur of the following events: (1) long-term disability, death of the participant or attaining the preselected deferral date; or (2) the date of a "change-in-control" (as that term is defined in the Executive Officer's Compensation Plan). No restricted stock was earned under the Executive Officer's Compensation Plan for the fiscal year ended September 30, 2000.

   Our board of directors annually sets goals, which, if attained, will generate a cash bonus for the participant payable unless certain losses are also incurred.

   In addition, bonus stock will be credited to participants' accounts in the form of restricted stock on the basis of our attaining three-year cumulative revenue goals. Each year, these goals are set by our board for the upcoming three years and are based in part on the previous year's goals that consist of a threshold, a target and a maximum cumulative revenue goal. Upon attaining one of these goals, bonus stock credited in the form of restricted stock to the participant's plan vests and will become distributable only upon retirement, long term disability or death of the participant, or the date of a "change-in-control" (as that term is defined in the Executive Officer's Compensation
Plan). No goals were set and no awards were earned in fiscal years 2000, 1999, or 1998.

Stock Options

   Our board has adopted the Second Amended and Restated Nonqualified Stock Option Plan, as amended, to attract, retain, motivate and encourage stock ownership by our employees, officers and directors and those of our subsidiaries. The Plan is administered by a stock option committee, appointed by our Chief Executive Officer, consisting of one to three members. The members of the Committee are also eligible to receive options under the Plan.

   The Committee currently consists of one member, Mr. Vest. Options granted under the Plan are not intended to qualify as incentive stock options under
Section 422(a) of the Internal Revenue Code of 1986, as amended from time to time. We have reserved up to 800,000 shares of our common stock for options under the Plan. The options must be paid in cash, unless otherwise permitted by the stock option committee.

   The stock option committee, at the direction of our Chief Executive Officer, may amend, modify or terminate the Plan, provided, however, no action of the stock option committee, without approval of the Chief Executive Officer and the shareholders of the Company may:

  .  increase the total number of shares of common stock subject to the Plan;

  .  withdraw the administration of the Plan from the stock option committee;
     or

  . affect any option theretofore granted under the Plan without the consent of the optionee or permitted transferee of or successor to the option.

   Anti-dilution provisions in the Plan provide for adjustment of the option exercise price and the number of shares of common stock issuable upon exercise to prevent dilution of their value upon the occurrence of certain events.

   As of September 30, 2000, options covering 599,948 shares issued from the stock option plan are outstanding. In addition to the Plan, the Board has from time to time approved the issuance of options to our employees, independent directors, and advisors.

   At the effective time of the merger, each outstanding option to purchase our common stock, including these granted pursuant to the Plan, will be converted into the right to receive an amount in cash equal to the difference between $21.03 and the exercise price of the option. Options covering 728,948 shares of common stock, with exercise prices ranging from $2.38 to $20.00 per share, have been issued to our officers, directors and employees, and were outstanding at March 22, 2001.

Compensation Committee Interlocks and Insider Participation

Committee Interlocks

   None of our executive officers served as an officer, director or member of an entity, an executive officer or director of which is a member of our Compensation Committee.

Services from Strongworth, Inc.

   Mr. Strong and Strongworth, Inc., an entity with which Mr. Strong is affiliated, received approximately $30,000 in professional fees for services performed for us in fiscal 1999.

Compensation Committee Report

   Our executive compensation program is administered by the Compensation Committee of the board. Currently, all of the members of our board are members of the Compensation Committee. The Compensation Committee determines the compensation of all of our executive officers. In reviewing the compensation of individual executive officers, the Compensation Committee takes under consideration the recommendations of management and the input of compensation consultants. The Compensation Committee's determinations on the compensation of the Chief Executive Officer and other executive officers are reviewed with all nonemployee directors who constitute a majority of the full board of directors.

 Overall Policy

   Our compensation programs are aimed at enabling it to attract and retain the best possible executive talent, and rewarding those executives commensurately with their ability to drive increases in shareholder value.

   At least once each year, the Compensation Committee conducts a review of our executive compensation programs. The purpose of the review is to ensure that our executive compensation programs remain consistent with competitive practice, and that the programs are meeting their objective of creation of shareholder value. In its review, the Compensation Committee may consider data provided by management and compensation consultants.

   The Compensation Committee's goal is to develop an overall level of executive officer compensation that is competitive with the financial services industry and with a broader group of companies of comparable size and complexity. Actual executive officer compensation levels may be greater or less than average competitive levels in surveyed companies based upon actual and long-term performance of H.D. Vest, as well as individual performance. The Compensation Committee will use its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

 Compensation Program

   Our shareholders approved an Executive Officers Compensation Plan on May 31, 1996. The purpose of the Executive Officers Compensation Plan is to provide additional compensation to a select group of our management employees to motivate and retain them, as well as to provide them an incentive to guide H.D. Vest in attaining higher revenue goals. Compensation under the Executive Officers Compensation Plan may be provided in the form of salary, restricted stock, incentive cash and restricted stock bonuses, as well as severance and change-in-control benefits.

   As an unfunded plan of deferred compensation, the Executive Officers Compensation Plan is administered by our Chief Executive Officer, who is presently Mr. Vest. Eligibility to participate in the Executive Officers Compensation Plan is determined in our sole and absolute discretion.

   Currently, to be eligible to participate in the Executive Officers Compensation Plan, an individual must be an executive employee, have completed at least two full years of service with us, and be part of the select group of management employees as designated by our board of directors. The individual employee must also sign an Officers Deferred Compensation Agreement and an Officer Agreement as a condition precedent to becoming a participant in the Executive Officers Compensation Plan.

   Under the restricted stock portion of the Executive Officers Compensation Plan, a number of shares of restricted stock may be determined by our Chief Executive Officer as allocable to a particular participant. This restricted stock is credited to each participant's account and will be vested and distributable upon the first to occur of the following events: (1) long-term disability or death of the participant, or attaining the preselected deferral date; or (2) the date of a "change-in-control" of H.D. Vest (as that term is defined in the Executive Officers Compensation Plan). No stock was earned under the Plan for the fiscal year ended September 30, 2000.

   Under the Executive Officers Compensation Plan, the board of directors may set revenue goals annually. If attained, the revenue goals will generate a set cash bonus for the participant, payable unless certain losses are also incurred.

   In addition, bonus stock may be credited to participants' accounts in the form of restricted stock on the basis of H.D. Vest attaining three-year cumulative revenue goals. Each year these goals may be set by the board of directors for the next three years and are based in part on the previous year's goals that consist of a threshold, a target and a maximum cumulative revenue goal. Upon attaining one of these goals, bonus stock credited in the form of restricted stock to the participant's account vests and will become distributable only upon the retirement, long-term disability or death of the participant, or the date of a "change-in-control" of H.D. Vest (as that term is defined in the Executive Officers Compensation Plan). No bonus stock was credited to participants' accounts in fiscal 2000, 1999 or 1998.

   We have an agreement with Mr. Vest for management services to us. The agreement with Mr. Vest provides for a management fee per year including an annual bonus based on performance related to revenue and net income goals, additions of affiliates and Fee Based Assets under Management, as established by the board of directors. In January 2000, Mr. Vest and we agreed to remove the bonus provision from the management agreement for the fiscal year ending September 30, 2000. In addition, in September 2000, Mr. Vest and we agreed to reduce Mr. Vest's base compensation from $900,000 to $675,000 for fiscal year 2000. Pursuant to his management agreement, Mr. Vest is entitled to receive his full base salary and bonus during fiscal year 2001. The agreement also provides that Mr. Vest is permitted to request and receive advances on future management fees based on estimated future operations. At September 30, 2000, Mr. Vest had received $675,000 under this agreement, consisting entirely of management fees related to fiscal year 2000.

   We provide medical benefits to our executive officers that are generally available to our employees. The amount of perquisites to executive officers did not exceed $50,000 or 10 percent of salary for fiscal year 2000.

                                          COMPENSATION COMMITTEE
                                          Herb D. Vest
                                          Barbara Hancock
                                          Jack Strong
                                          Kenneth Reynolds
                                          Jerry Prater
                                          Phillip Mayer
                                          Kenneth Petree

Performance Graph

   The graph below compares cumulative total shareholder return on our common stock for the last five (5) fiscal years with the cumulative total return on the Nasdaq Market Value Index, and an index of peer companies with the same SIC code 6211 (Security Brokers, Dealers, and Flotation Companies). The peer group, consisting of 75 financial services firms, has been used for the purpose of this performance comparison, which appears below. These companies were selected by us based on the fact that they offer investment and other financial services similar to those offered by us. A list of the companies follows the graph.

                                    [GRAPH]
                      9/29/95   9/30/96  9/30/97  9/30/98   9/30/99   9/29/00
                      -------   -------  -------  -------   -------   -------
H.D. VEST              100.00    165.22   176.09   247.83    165.22    193.50
SECURITY BROKERS
& DEALERS              100.00    107.28   208.90   175.74    307.30    492.46
NASDAQ MARKET
INDEX                  100.00    116.75   158.69   164.91    266.79    364.95

   The peer group is made up of the following:

A.G. Edwards, Inc.  First Montauk Financial      MFC Bancorp LTD
AB Watley Group,
 Inc.               Friedman Billings Ramsey     Morgan Keegan, Inc.
Advest Group, Inc.  GBI Capital Management       ND Holdings
American Capital
 Strategies         Goldman Sachs Group, Inc.    New Valley Corporation
American Express
 Company            H.D. Vest, Inc.              Olympic Cascade Fncl Corp.
Ameritrade Holding
 Cp Cl A            Hoenig Group, Inc.           Orix Corp. ADS
Animal Cloning
 Sciences           Incam AG ADS                 Oxford Tax Exempt Fund II
Annaly Mortgage
 Mngt, Inc.         Instal EQ Holdings           Paulson Capital Corp.
Banc Stock Group,
 Inc.               Internat Asset Holding Corp. Pinnacle Global Group
Bear Stearns
 Companies          Investment Technology NY     Raymond James Financial
Bedford Holding     JB Oxford Holdings, Inc.     SEI Investments Company
Blackrock
 Incorporated       Jefferies Group, Inc.        Shochet Holding Corporation
Careerengine
 Network, Inc.      John Nuveen Co. Cl A         Siebert Financial Corporation
Charles Schwab
 Corporation        Kent Financial Services      Southwest Securities Group
CSFB DIRECT         Kirlin Holdings Corporation  Stifel Financial Corp.
Dain Rauscher
 Corporation        Knight Trading Group, Inc.   Summit Brokerage
Data Broadcasting
 Corp.              Labranche & Co., Inc.        TD Waterhouse Group
Dupont Direct
 Financial          Laidlaw Global Corporation   Tucker Anthony Sutro
E*Trade Group,
 Inc.               Legg Mason, Inc.             United Asset Mgmt Corp.
E-Loan, Inc.        Lehman Bros Hldg, Inc.       United Medicorp
Evision USA.com     Level Jump Financial Group   Waddell & Reed Fin. B
Fahnestock Viner
 Holding            M.H. Meyerson & Co.          Waddell & Reed Financial, Inc.
Fechtor Delwiler
 Mitchell           Mackenzie Financial Corp     Web Street Incorporated
Firebrank
 Financial Group    Mason Hill Holdings, Inc.    WIT Soundview Group, Inc.
First Albany
 Companies          Merrill Lynch & Co.          Ziegler Companies, Inc.

Certain Relationships and Related Transactions

H.D. Vest Insurance Agency

   H.D. Vest Insurance Agency is owned by Mr. Vest. H.D. Vest Insurance Agency appoints representatives with various insurance companies to enable them to sell insurance products to their clients. We, in accordance with the terms of a facilities and services agreement, provide certain management and other services to H.D. Vest Insurance Agency and are paid a fee for these services. The value of these services for fiscal year ended 2000 has been determined based on the pro rata portion of certain relevant expenses as a percentage of H.D. Vest Insurance Agency revenues to total consolidated revenues. The services provided to H.D. Vest Insurance Agency by us are summarized as follows:

  .  management;
  .  accounting;
  .  referral data base;
  .  client tracking services;
  .  solicitation;
  .  tracking of renewal policies of insurance;
  .  collection of premiums and commissions;
  .  processing of insurance transactions;
  .  payment of salaries and other expenses;
  .  cost of recruiting; and
  . training and reporting to agents and other services as deemed appropriate by us.

   We receive all variable commissions through H.D. Vest Insurance Agency. Variable commission revenue was $26,159,813, $17,850,301, and $13,785,487 for the years ended September 30, 2000, 1999, and 1998, respectively. In accordance with this agreement, we charged H.D. Vest Insurance Agency $485,355, $404,315, and $493,604 for the years ended September 30, 2000, 1999, and 1998, respectively, for facilities and management services rendered. As of September 30, 2000, we had a receivable of $505,395 from H.D. Vest Insurance Agency for these services.

Lines of Credit

   We have an agreement to provide Mr. Vest a revolving line of credit in an amount not to exceed $2,000,000, collateralized by our common stock held by Mr. Vest in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest will be due and payable on or before November 30, 2001. Under this agreement, interest accrues on unpaid principal balances at a rate of 11%. At September 30, 2000, Mr. Vest had no outstanding principal or accrued interest on this line. This line of credit will terminate upon the consummation of the merger.

   We also have an agreement to provide Barbara Hancock a revolving line of credit in an amount not to exceed $700,000, collateralized by our common stock held by Mrs. Hancock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest will be due and payable on or before November 30, 2001. Under the agreement, interest accrues on unpaid principal balances at a rate of 11%. In December 1998, Barbara Hancock repaid in full the outstanding principal balance, together with the accrued interest, of her revolving line of credit from us. At September 30, 2000, Mrs. Hancock had no outstanding principal or accrued interest on this line. This line of credit will terminate upon the consummation of the merger.

Education Costs

   We maintain a formal policy for reimbursement of continuing education expenses incurred by officers and employees. Employees are generally reimbursed for expenses incurred in the pursuit of professional designations, Microsoft designations, undergraduate degrees, graduate degrees or specialized training. We promote personal and professional growth of our employees in order to provide a qualified staff to our representatives.

401(k) Retirement Plan

   In March 1993, we formed a Salary Savings Plan 401(k) retirement plan for eligible employees. Employees are eligible for participation on the enrollment date following completion of six months of service with us or, if later, the enrollment date after attaining age 21. Employees may contribute up to 15 percent of their income, up to the annual maximum allowed by law. On January 1, 1999, we began to match contributions made by employees based upon full years of service; 20 percent match for less than 3 years of service, 40 percent match for 3 to 4 years service, and 60 percent for 5 or more years of service. Previously, we matched all employees at a 20 percent rate. We modified the plan to reward tenure among employees. Our contributions to the 401(k) retirement plan for the fiscal years ended September 30, 2000, 1999, and 1998 were $422,629, $278,068, and $106,042, respectively.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

   The following table lists our share ownership for our directors, our named executive officers, and our known 5% shareholders. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of April 26, 2001.

                                                           Shares of
                                                          Common Stock
                                                       Beneficially Owned
                                                    -------------------------
Name and Address of                                                  Percent
 Beneficial Owner                                    Number          of Class
-------------------                                 ---------        --------
Executive Officers and Directors
Herb D. Vest....................................... 4,390,181(1)      68.57%
Barbara V. Hancock.................................       300             *
Roger C. Ochs......................................     3,406             *
W. Ted Sinclair....................................     1,481(2)          *
R. Bredt Norwood...................................       746             *
Phillip W. Mayer...................................         0             *
Kenneth R. Petree..................................     1,265             *
Jerry Prater.......................................         0             *
Kenneth E. Reynolds................................       550             *
Jack B. Strong.....................................       100             *
All officers and directors as a group (8 total).... 4,398,029(1),(2)  68.69%
5% Shareholders
Matthew Wilson Vest................................   520,600(3)       9.60%
  9462 East Valley Ranch Parkway
  Irving, Texas 75063
Daniel Martin Vest.................................   520,600(3)       9.60%
  3700 Park View Lane
  Irvine, California 92612

--------
*  Less than 1%
(1) Includes 3,560,966 shares of common stock, 579,148 shares of common stock issuable pursuant to options which are currently exercisable and 250,067 shares of preferred stock which are convertible into common stock on a one-for-one basis.
(2) Includes 1,456 shares of common stock issuable pursuant to options which are currently exercisable.
(3) Includes 423,266 shares held by a trust of which Matthew Wilson Vest and Daniel Martin Vest are trustees and beneficiaries.

      SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF H.D. VEST, INC.

   If the merger is consummated, there will be no public shareholders and no public participation in any of our future meetings of shareholders. If, however, the merger is not consummated, our shareholders would continue to be entitled to attend and participate in our shareholder meetings. In the event the merger is not consummated, we intend to hold our 2001 annual meeting of our shareholders in September, 2001. We did not receive, within the required time, any proposals from our shareholders for inclusion in the proxy statement related to our 2001 annual meeting.

                                 OTHER MATTERS

   As of the date of proxy statement, we have not been informed of any matters to be presented by or on behalf of us or our management for action at the special meeting other than those listed in the notice of special meeting of shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the reporting requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxies, information statements and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov.

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document. This document is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this document is current as of the date it is mailed to shareholders, and not necessarily as of any later date. If any material change occurs during the period that this document is required to be delivered, this document will be supplemented or amended.

   All information regarding us in this document has been supplied by us, and all information regarding Wells Fargo and Merger Sub has been supplied by Wells Fargo.

                                   APPENDIX A

                      OPINION OF BEAR, STEARNS & CO. INC.

                              [BEAR STEARNS LOGO]      BEAR, STEARNS & CO. INC.

                                                                245 PARK AVENUE
                                                       NEW YORK, NEW YORK 10167
                                                            TEL: (212) 272-2000

                                                               ATLANTA . BOSTON
                                                 CHICAGO . DALLAS . LOS ANGELES
                                                       NEW YORK . SAN FRANCISCO

                                            SAO PAULO . LONDON . PARIS . GENEVA
                                         BEIJING . HONG KONG . SHANGHAI . TOKYO

March 22, 2001

The Board of Directors
H.D. Vest, Inc.
6333 North State Highway 161, Fourth Floor
Irving, TX 75038

Gentlemen:

We understand that H.D. Vest, Inc., a Texas corporation ("Vest") is contemplating entering into an Agreement and Plan of Merger (the "Agreement"), by and among Vest, Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), and Starlite Merger Co., a Texas corporation and wholly-owned subsidiary of Wells Fargo ("Merger Sub"), whereby Merger Sub will merge with and into Vest, with Vest surviving as a wholly-owned subsidiary of Wells Fargo (the "Merger"). At the effective time of the Merger (the "Effective Time"),
(i) each share of Vest's common stock, par value $.05 per share (the "Common Stock"), and (ii) each share of Vest's Series A Preferred Stock, par value $6.00 per share (the "Preferred Stock"), shall be converted into the right to receive, without interest, an amount in cash equal to $21.03 per share (the "Merger Consideration"). In addition, each option to purchase Common Stock (each, a "Company Option") outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into the right to receive an amount in cash equal to the number of shares of Common Stock subject to such Company Option multiplied by the excess of (a) the Merger Consideration payable in respect of each share of Common Stock, minus
(b) the exercise price payable in respect of a share of Common Stock under such Company Option (such product, the "Option Consideration" and, together with the Merger Consideration, the "Purchase Price"). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the public shareholders of Vest.

In the course of performing our review and analyses for rendering this opinion, we have:

 .  reviewed a draft of the Agreement dated March 21, 2001;

 .  reviewed Vest's Annual Reports to Shareholders and Annual Reports on Form
   10-K for the fiscal years ended September 30, 1998 through 2000, the Form 10-Q for the period ended December 31, 2000, and its Current Reports on Form 8-K for the three years ended the date hereof;

 . reviewed certain operating and financial information, including projections for the four years ended September 30, 2004, provided to us by management relating to Vest's business and prospects;

 . met with certain members of Vest's senior management to discuss Vest's business, operations, historical and projected financial results and future prospects;

H.D. Vest, Inc.
March 22, 2001
Page 2

 . reviewed the historical prices, trading multiples and trading volume of the common shares of Vest;

 . reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Vest;

 . reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Vest; and

 . conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by Vest. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Vest that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Vest, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of Vest to solicit indications of interest from various third parties regarding a transaction with Vest, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Vest.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Vest may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Vest in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Vest and/or Wells Fargo for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Vest and does not constitute a recommendation to the Board of Directors of Vest or any holders of Vest Common Stock as to how to vote in connection with the Merger. This opinion does not address Vest's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Vest or the effects of any other transaction in which Vest might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Vest Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the public shareholders of Vest.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/ Sheldon I. Stein
                                             Senior Managing Director

                                   APPENDIX B

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             WELLS FARGO & COMPANY,
                                                   Acquiror

                              STARLITE MERGER CO.,
                                                   Merger Sub

                                      and

                                H.D. VEST, INC.

                           Dated as of March 22, 2001

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I       THE MERGER..............................................   B-1
    Section 1.1  Statutory Merger........................................   B-1
    Section 1.2  Effective Time..........................................   B-1
    Section 1.3  Articles of Incorporation; Bylaws.......................   B-2
    Section 1.4  Directors and Officers..................................   B-2
    Section 1.5  Closing.................................................   B-2

 ARTICLE II      CONVERSION OR CANCELLATION OF SHARES IN THE MERGER......   B-2
    Section 2.1  Conversion or Cancellation of Shares....................   B-2
    Section 2.2  Payment for Shares......................................   B-3
    Section 2.3  Dissenter's Rights......................................   B-3
    Section 2.4  Transfer of Shares After the Effective Time.............   B-4
    Section 2.5  Company Options.........................................   B-4

 ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   B-4
    Section 3.1  Organization and Qualification; Subsidiaries............   B-4
    Section 3.2  Articles of Incorporation and Bylaws....................   B-4
    Section 3.3  Capitalization..........................................   B-4
    Section 3.4  Authorization of Agreement..............................   B-5
    Section 3.5  Approvals...............................................   B-6
    Section 3.6  No Violation............................................   B-6
    Section 3.7  Reports.................................................   B-6
    Section 3.8  No Material Adverse Effect..............................   B-7
    Section 3.9  Title to Properties.....................................   B-7
    Section 3.10 Material Contracts......................................   B-7
    Section 3.11 Permits; Compliance.....................................   B-8
    Section 3.12 Litigation; Compliance with Laws........................   B-8
    Section 3.13 Employee Benefit Plans..................................   B-8
    Section 3.14 Taxes...................................................   B-9
    Section 3.15 Environmental Matters...................................  B-10
    Section 3.16 Intellectual Property...................................  B-10
    Section 3.17 Brokers.................................................  B-10
    Section 3.18 Insurance...............................................  B-10
    Section 3.19 Broker-Dealer Matters...................................  B-11

 ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF ACQUIROR COMPANIES....  B-12
    Section 4.1  Organization and Qualification..........................  B-12
    Section 4.2  Authority Relative to Agreement.........................  B-12
    Section 4.3  Non-contravention.......................................  B-12
    Section 4.4  Financial Holding Company Declaration and Status........  B-13
    Section 4.5  Regulatory Authority....................................  B-13
    Section 4.6  Disclosure Documents....................................  B-13
    Section 4.7  Brokers.................................................  B-13

 ARTICLE V       ADDITIONAL AGREEMENTS...................................  B-13
    Section 5.1  Conduct of Business of the Company......................  B-13
    Section 5.2  Shareholder Approval....................................  B-14
    Section 5.3  No Solicitation by the Company..........................  B-15
    Section 5.4  Confidentiality.........................................  B-15
    Section 5.5  Appropriate Action; Consents; Filings...................  B-16
    Section 5.6  Public Announcements....................................  B-17

                                                                           Page
                                                                           ----
    Section 5.7  Employee Benefit Plans.................................   B-17
    Section 5.8  Indemnification of Directors and Officers..............   B-18
    Section 5.9  Merger Sub.............................................   B-19
    Section 5.10 Event Notices..........................................   B-19
    Section 5.11 Company Options........................................   B-20
    Section 5.12 Related Party Debt.....................................   B-20
    Section 5.13 Consents and Approvals.................................   B-20
    Section 5.14 Access to Information..................................   B-20
    Section 5.15 Independent Contractor Listing.........................   B-20
    Section 5.16 Restricted Stock.......................................   B-20
    Section 5.17 Management Agreement...................................   B-20
    Section 5.18 Insurance Entity Purchase Agreements...................   B-21
    Section 5.19 Employment Agreements..................................   B-21
    Section 5.20 Resignation............................................   B-21
    Section 5.21 Accruals and Reserves..................................   B-21

 ARTICLE VI      CLOSING CONDITIONS.....................................   B-21
    Section 6.1  Conditions to the Merger Relating to the Acquiror
                  Companies.............................................   B-21
    Section 6.2  Conditions to the Merger Relating to the Company.......   B-22

 ARTICLE VII     TERMINATION, AMENDMENT AND WAIVER......................   B-23
    Section 7.1  Termination............................................   B-23
    Section 7.2  Effect of Termination..................................   B-24
    Section 7.3  Amendment..............................................   B-24
    Section 7.4  Waiver.................................................   B-24
    Section 7.5  Expenses...............................................   B-24

 ARTICLE VIII    DEFINITIONS............................................   B-25
    Section 8.1  Certain Definitions....................................   B-25

 ARTICLE IX      GENERAL PROVISIONS.....................................   B-32
    Section 9.1  Effectiveness of Representations, Warranties and
                  Agreements............................................   B-32
    Section 9.2  Notices................................................   B-32
    Section 9.3  Headings...............................................   B-32
    Section 9.4  Severability...........................................   B-32
    Section 9.5  Entire Agreement.......................................   B-33
    Section 9.6  Assignment.............................................   B-33
    Section 9.7  Parties in Interest....................................   B-33
    Section 9.8  Failure or Indulgence Not Waiver; Remedies Cumulative..   B-33
    Section 9.9  Governing Law..........................................   B-33
    Section 9.10 Counterparts...........................................   B-33
    Section 9.11 Effect of Amendment and Restatement....................   B-33

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into April 17, 2001, to be effective as of March 22, 2001, by and among Wells Fargo & Company, a Delaware corporation ("Acquiror"), Starlite Merger Co., a Texas corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and H.D. Vest, Inc., a Texas corporation (the "Company"). Acquiror and Merger Sub are sometimes referred to herein as the "Acquiror Companies."

                                   RECITALS:

   A. Certain capitalized terms used herein shall have the meanings assigned to them in Section 8.1.

   B. The respective Boards of Directors of Acquiror, Merger Sub and the Company have approved the merger of the Merger Sub, Acquiror's direct wholly owned subsidiary, with and into the Company as set forth below, upon the terms and subject to the conditions set forth in this Agreement.

   C. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined) and also to prescribe various conditions to the Merger (as hereinafter defined).

   D. Acquiror, Merger Sub and the Company entered into an Agreement and Plan of Merger (the "Original Agreement") on March 22, 2001.

   E. Acquiror, Merger Sub and the Company desire to amend and restate the Original Agreement in its entirety.

   F. The parties intend that the Original Agreement be and remain in full force and effect except as amended hereby.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 Statutory Merger. Subject to the terms and conditions of this Agreement and the laws of the State of Texas and in reliance upon the representations, warranties, covenants and agreements contained herein, Merger Sub will merge with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Texas, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 1.3 and Section 1.4. The effect of the Merger will be as provided in the applicable provisions of the Texas Business Corporation Act (the "TBCA").

   Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto will cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA.

   Section 1.3 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of incorporation and the bylaws of the Surviving Corporation.

   Section 1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify.

   Section 1.5 Closing. The Closing will take place at the offices of Wells Fargo & Company, Wells Fargo Center, Sixth & Marquette, Minneapolis, Minnesota 55479 at 10:00 a.m. on the second Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree (the "Closing Date"). At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Articles of Merger to be filed with the Secretary of State of the State of Texas.

                                   ARTICLE II

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

   Section 2.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

     (a) Except as provided in Section 2.1(b) hereof, at the Effective Time,
  (i) each share of the Company's Series A Preferred Stock, par value $6.00 per share (the "Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than shares of Preferred Stock held by shareholders exercising appraisal rights pursuant to Article 5.12 of the TBCA (the "Preferred Dissenting Shareholders"), and (ii) each share of the Company's common stock, par value $.05 per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares of Common Stock held by shareholders exercising appraisal rights pursuant to Article 5.12 of the TBCA (the "Common Dissenting Shareholders" and, together with the Preferred Dissenting Shareholders, the "Dissenting Shareholders"), shall, by virtue of the Merger and without any action on the part of the respective holders thereof, be converted into the right to receive, without interest, an amount in cash equal to $21.03 (the "Merger Consideration"). The shares of Common Stock (other than shares held by the Common Dissenting Shareholders) and the shares of Preferred Stock (other than the shares held by the Preferred Dissenting Shareholders) outstanding at the Effective Time (collectively, the "Shares"), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2. With respect to shares of Common Stock or Preferred Stock, as the case may be, held by Dissenting Shareholders (the "Dissenting Shares"), such Dissenting Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Dissenting Shareholder shall thereafter cease to have any rights with respect to such Dissenting Shares, except the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Dissenting Shares as determined in accordance with
  Article 5.12 of the TBCA.

     (b) At the Effective Time, each share of Common Stock or Preferred Stock issued and held in the Company's treasury at the Effective Time, shall, by virtue, of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) At the Effective Time, each share of common stock par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

   Section 2.2 Payment for Shares. From and after the Closing, Acquiror shall set aside and deposit with Wells Fargo Bank Minnesota, N.A.--Wells Fargo Shareowner Services (the "Paying Agent") immediately available funds in the aggregate amount of the Merger Consideration, and shall ensure that Paying Agent has, as and when needed, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payment pursuant to Section 2.1(a) and Section 2.5 hereof to (a) holders of Shares issued and outstanding immediately prior to the Effective Time, and (b) the Eligible Option Holders (as hereinafter defined). After the Effective Time, there shall be no transfers on the share transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to the address of each person (other than the Company) who was, at the Effective Time, a holder of record of Shares or an Eligible Option Holder a form (mutually agreed to by Acquiror and the Company) of letter of transmittal and instructions for use in effecting (i) the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares (the "Certificates") in exchange for payment therefor, with respect to shareholders, and (ii) the payment to the Eligible Option Holders of all amounts payable thereto pursuant to Section 2.5. Upon surrender to the Paying Agent of the Certificates (with respect to the shareholders) and delivery of the letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to each person entitled thereto (1) a check in the amount equal to the Merger Consideration multiplied by the number of Shares held by such person, with respect to the shareholders, and (2) with respect to an Eligible Option Holder, a check in the amount payable to such Eligible Option Holder pursuant to
Section 2.5, in each case, less any required tax withholdings. No interest will be paid or will accrue on the amount payable to any person hereunder. In the case of a holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and, in the case of any holder requesting such payment be made to a Person other than the registered holder of the Certificate surrendered, such holder shall have established to the satisfaction of the Surviving Corporation or the Paying Agent that any transfer or other taxes required by reason of such payment shall have been paid or are not applicable. Three hundred and sixty-five (365) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of Certificates formerly representing Shares outstanding on the Effective Time or Eligible Option Holders, as applicable, and thereafter such persons shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable hereunder. The Acquiror shall pay all charges and expenses (except for such taxes, charges or expenses specifically identified in this Section 2.2 as the obligation of another Person), including those of the Paying Agent, in connection with this
Section 2.2.

   Section 2.3 Dissenter's Rights. If any Dissenting Shareholder shall demand and perfect his or her demand to be paid the "fair value" of his or her Dissenting Shares, and as of the Effective Time shall have neither effectively withdrawn nor lost his or her right to such appraisal, in all cases as provided in Article 5.12 of the TBCA, the Company shall give Acquiror notice thereof and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, except as may be required by Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenting Shares had been Shares converted into the Merger Consideration pursuant to Section 2.1 hereof.

   Section 2.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the share transfer books of the Surviving Corporation at or after the Effective Time.

   Section 2.5 Company Options. Each Company Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time, shall automatically be canceled and cease to exist immediately prior to the Effective Time and shall automatically be converted into the right to receive an amount in cash equal to the number of shares of Common Stock subject to such Company Option multiplied by the excess of (i) the Merger Consideration payable in respect of such share of Common Stock minus (ii) the exercise price payable in respect of a Share of Common Stock under such Company Option (such product, the "Option Consideration"). No cash payment will be due in respect of such Company Option or its termination if the amount set forth in clause (ii) exceeds the amount set forth in clause (i). The holders of all Company Options subject to automatic conversion pursuant to this Section 2.5 are herein referred to as the "Eligible Option Holders."

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to the Acquiror Companies as follows:

   Section 3.1 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective business as they are now being conducted are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that would not have a Material Adverse Effect on the Company. Section 3.1(a) of the Company's Disclosure Letter sets forth separately for the Company and each of its Subsidiaries each jurisdiction in which such entity is, as of the date of this Agreement, qualified to do business. Section 3.1(b) of the Company's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with the respective jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Except as set forth in Section 3.1(c) of the Company's Disclosure Letter, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

   Section 3.2 Articles of Incorporation and Bylaws. The Company has heretofore marked for identification and furnished to the Acquiror complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

   Section 3.3 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which, as of December 31, 2000, 5,423,341 shares and 250,067 shares, respectively, were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. As of December 31, 2000, Company Options to purchase 728,948 shares of Common Stock were outstanding. Between December 31, 2000 and the date of this Agreement, no shares of capital stock of the

  Company have been issued by the Company except pursuant to the exercise of outstanding Company Options. From December 31, 2000 to the date of this Agreement, the Company has not granted any options for, or other rights to purchase, shares of capital stock of the Company. Assuming the exercise of all outstanding Company Options and the maximum number of shares of Common Stock and Preferred Stock that will be entitled to receive the Merger Consideration at the Effective Time is 6,402,356.

     (b) Except as set forth in Section 3.3(b) of the Company's Disclosure Letter or in the Company's Consolidated Financial Statements, no shares of Common Stock or Preferred Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company
  (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

     (c) The authorized, issued and outstanding capital stock of each of the Company's Subsidiaries is set forth in Section 3.3(c) of the Company's Disclosure Letter. Except as set forth in Section 3.3(c) of the Company's Disclosure Letter, (i) the issued and outstanding shares of capital stock of each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued and fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person; and (ii) no shares of capital stock of any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue or grant any shares of or any options, warrants or rights of any kind to acquire any shares of or any securities that are convertible into or exchangeable for any shares of capital stock of any of the Subsidiaries of the Company or
  (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of any of the Subsidiaries of the Company or (C) to grant any Lien on any shares of capital stock of any of the Subsidiaries of the Company; except for any matter under clause (i) or (ii) of this Section 3.3(c) that would not have a Material Adverse Effect on the Company.

     (d) There are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

     (e) Section 3.3(e) of the Company's Disclosure Letter sets forth the following information concerning the Company and each of its Subsidiaries:

     (i) Legal Name, Physical Street Address, City, County, State (Country), Zip Code;

     (ii) Formation Date;

     (iii) Primary Regulator that supervises each functionally regulated entity;

     (iv) Legal name of Direct Equity Holder and Physical Location (City/State/Country);

     (v) Except as with respect to the Company, percent of Equity Held; and

     (vi) Except as with respect to the Company, a Brief Description of the Activity by Such Entity.

   Section 3.4 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders in accordance with the TBCA and the Company's articles of incorporation). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the Acquiror Companies) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

   Section 3.5 Approvals. Except as set forth in Section 3.5 of the Company's Disclosure Letter and except for the applicable requirements, if any, of (a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) the TBCA, including the filing and recordation of appropriate merger documents, (f) the Bank Holding Company Act of 1956, as amended (the "BHCA") and (g) those Laws, Regulations and Orders noncompliance with which would not have a Material Adverse Effect on the Company or on its ability to perform its obligations under this Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

   Section 3.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Permits and Orders of, Courts and/or Governmental Authorities indicated as required in Section 3.5 hereof, and receipt of the approval of the Merger and the transactions contemplated thereby by the shareholders of the Company as required by the TBCA, and except as set forth in Section 3.6 of the Company's Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under any Law, Regulation or Order applicable to the Company, the articles of incorporation or bylaws of the Company or any contract, note, bond, mortgage, indenture of trust, software license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or create or trigger a right of first refusal or similar right, or result in the termination or suspension of any non-competition, non-solicitation, or employment agreement, or result in the creation of any Lien, security interest, charge or encumbrance upon or right to acquire any of the properties or assets of Company or any of its Subsidiaries, or (c) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in this Section 3.6, except in any such case for any matters described in this Section 3.6 that would not have a Material Adverse Effect as to the Company or on its ability of the Company to perform its obligations under this Agreement.

   Section 3.7 Reports.

     (a) Except as set forth in Section 3.7(a) of the Company's Disclosure Letter, since September 30, 1997, the Company has filed (i) all SEC Reports required to be filed with the Commission and (ii) all Reports required to be filed with any other Governmental Authorities, including state securities administrators. Such SEC Reports and other Reports, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the SEC Reports of the Company, the Securities Act and the Exchange Act, as the case may
  be) and (ii) in the case of SEC Reports, did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The Company's Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports of the Company filed with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP and (B), with respect to SEC Reports of the Company filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present, or will fairly present, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject to, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

     (c) Except as set forth in Section 3.7(c) of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company (including the notes thereto), other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company and its Subsidiaries since December 31, 2000, and (iii) liabilities or obligations the incurrence of which would not be prohibited by Section 5.1 hereof.

   Section 3.8 No Material Adverse Effect. Since December 31, 2000, no event (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in this Article III) has occurred that, individually or together with other similar events, would constitute or cause a Material Adverse Effect on the Company.

   Section 3.9 Title to Properties. The Company or its Subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Company's Consolidated Balance Sheet, other than any properties reflected in the Company's Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Company's Consolidated Balance Sheet in the ordinary course of business consistent with past practice or are not, individually or in the aggregate, material to the Company, free and clear of Liens, other than (x) Liens the existence of which is reflected in the Company's Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not material to the Company. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Company's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Company's Consolidated Financial Statements, other than (i) any properties as to which such leases, either capitalized or operating, have expired in accordance with their terms since the date of the Company's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not material to the Company.

   Section 3.10 Material Contracts. Section 3.10 of the Company's Disclosure Letter contains a true and complete list of the Material Contracts of the Company and its Subsidiaries. Except as set forth in Section 3.10 of the Company's Disclosure Letter, all Material Contracts to which the Company or any of its Subsidiaries is a party are in full force and effect, the Company or the Subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date, other than any failure of any such Material Contract to be in full force and effect or any nonperformance thereof that would not have a Material Adverse Effect on the Company.

   Section 3.11 Permits; Compliance. To the Knowledge of the Company, the Company and its Subsidiaries have obtained all Permits that are necessary to carry on their respective businesses as currently conducted, except for any such Permits which the failure to possess, individually or in the aggregate, could not have a Material Adverse Effect on the Company. Such Permits are in full force and effect, have not been violated in any respect that would have a Material Adverse Effect on the Company and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits would not have a Material Adverse Effect on the Company.

   Section 3.12 Litigation; Compliance with Laws.

     (a) The Company has furnished Acquiror copies of (i) all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies as of September 30, 2000 in connection with the Company Financial Statements, (ii) a written list of legal and regulatory proceedings filed against the Company or any of its Subsidiaries since September 30, 2000, and (iii) a written list of all other legal and regulatory proceedings filed against the Company or any of its Subsidiaries which are pending as of the date of this Agreement. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, at Law or in equity, in any Court or before or by any Governmental Authority, except actions, suits, investigations or proceedings that are set forth in Section
  3.12 of the Company's Disclosure Letter or, individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on the Company. There are no claims pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, Law, investigation or proceeding pending in any Court or before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any written agreement, directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting its operation.

     (b) The Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have obtained all permits, licenses, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies or the National Association of Securities Dealers, Inc ("NASD"), the Municipal Securities Rulemaking Board (the "MSRB") or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or any of its Subsidiaries is otherwise subject (a "Self-Regulatory Organization") that are required to permit the Company or any of its Subsidiaries to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted and that are material to the business of Company or any such Subsidiary. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect as of the date hereof and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened.

   Section 3.13 Employee Benefit Plans.

     (a) Section 3.13(a) of the Company's Disclosure Letter lists all Benefit Plans. With respect to each such plan, the Company has delivered or made available to Acquiror correct and complete copies of (i) all plan texts and agreements and related trust agreements, (ii) all summary plan descriptions and material Employee communications, (iii) the most recent annual report (including all schedules thereto), (iv) the most recent annual audited financial statement, (v) if the plan is intended to qualify under Code Section 401(a) or 403(a), the most recent determination letter, if any, received from the IRS, and (vi) all material communications with any Governmental Authority (including, without limitation, the PBGC and the IRS).

     (b) There are no Benefit Plans that (i) are subject to any of Code
  Section 412, ERISA Section 302 or Title IV or ERISA, or (ii) are welfare plans within the meaning of and subject to ERISA Section 3(1) that (A) provide benefits to current or former Employees beyond the end of the month in which the Employee retires or is otherwise terminated (other than coverage mandated by COBRA), or (B) are self-insured "multiple employer welfare arrangements," as such term is defined in Section 3(40) of ERISA. Except as set forth in Section 3.13(b) of the Company's Disclosure Letter, there are no Benefit Plans that are intended to qualify under Code Section 401(a) or 403(a).

     (c) Except as set forth in Section 3.13(c) of the Company's Disclosure Letter, each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all applicable Laws and Regulations, except for such failures to conform or comply that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

     (d) Except as set forth in Section 2.5 hereof and in Section 3.13(d) of the Company's Disclosure Letter, (i) no Employee is a party to any plan, agreement or arrangement providing for any severance payment upon termination of employment, and (ii) this Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby will not
  (A) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment, or (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former Employee.

     (e) No Benefit Plan is a "multiemployer plan" within the meaning of the Code or Section 3(37) of ERISA.

     (f) In the six years preceding the date hereof, (i) no Benefit Plan that is or was subject to Title IV of ERISA has been terminated, (ii) no reportable event with the meaning of Section 4043 or ERISA has occurred,
  (iii) no filing of a notice of intent to terminate such a Benefit Plan has been made, and (iv) the PBGC has not initiated any proceeding to terminate any such Benefit Plan.

     (g) Except as set forth on Section 3.13(g) of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement that has resulted, or would result, in the payment of any compensation to any Employee that would constitute an "excess parachute payment" as defined in Section 280G of the Code.

     (h) The Company has no existing arrangement with any of its employees providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

   Section 3.14 Taxes.

     (a) Except for such matters set forth in Section 3.14(a) of the Company's Disclosure Letter and as otherwise disclosed in writing to Acquiror, each of the Company and its Subsidiaries have filed all federal and all state, county, local and foreign Tax Returns or applicable extensions, including information returns, required to be filed by it (except for state and local tax returns for which the aggregate amount of Taxes owing would be less than $50,000), and paid all Taxes owed by it and no assessments (if any) received by it in writing are delinquent. To the Company's Knowledge, the U.S. federal income tax returns of the Company and of its Subsidiaries for the fiscal year ended September 30, 1997, and for all fiscal years prior thereto for which the statute of limitations has expired, are subject to no claims for additional Taxes for such fiscal years. The Company has not extended the statute of limitations for any tax year. The federal income tax returns of the Company for the years ended September 30, 1997, 1998, 1999 and 2000 were not extended.

     (b) Except as set forth in Section 3.14(b) of the Company's Disclosure Letter, to the Company's Knowledge, (a) neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding nor is any such action or proceeding threatened in writing by any Governmental Authority for the assessment or collection of Taxes, and
  (b) no issue has been raised in writing by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any of its Subsidiaries which has not been settled, resolved and fully satisfied. To the Company's Knowledge, each of the Company and its Subsidiaries has paid all Taxes owed and withheld amounts which it is required to withhold from amounts owing to Employees, creditors or other third parties. The Consolidated Financial Statements include adequate provision for all accrued but unpaid federal, state, county, local and foreign Taxes of the Company and its Subsidiaries with respect to all periods through the date thereof.

   Section 3.15 Environmental Matters. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Company's Knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law, (c) all Permits, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect, (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment in violation of applicable Environmental Laws by the Company or its Subsidiaries or in connection with their properties or operations, (e) to the Company's Knowledge, there has been no exposure (attributable to the action of the Company or its Subsidiaries) of any Person or property to any hazardous substance, pollutant or contaminant in violation of applicable Environmental Laws in connection with the activities of the Company and its Subsidiaries, and (f) the Company and its Subsidiaries have made available to the Acquiror all internal and external environmental audits, studies and reports and all correspondence on substantial environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries.

   Section 3.16 Intellectual Property. Section 3.16(a) of the Company's Disclosure Letter sets forth a true and correct list of all registered patents, trademarks and copyrights (or applications therefor) held by the Company or any of its Subsidiaries. Except as set forth in Section 3.16(b) of the Company's Disclosure Letter, the Company or its Subsidiaries own or have the right to use all patents, copyrights, trademarks, service marks, trade secrets and other proprietary intellectual property rights (the "Intellectual Property") necessary for the operation of its business, except where the failure of the Company or its Subsidiaries to own or have such right to use any Intellectual Property would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries (a) to the Company's Knowledge, is infringing upon the intellectual property rights of others in connection with its business, or (b) has received any written notice of conflict with respect to the intellectual property rights of any other Person, except, in each case, as would not have a Material Adverse Effect on the Company.

   Section 3.17 Brokers. Other than Bear, Stearns & Co. Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Acquiror a complete and correct copy of all agreements between the Company and Bear, Stearns & Co. Inc. pursuant to which such firm will be entitled to payment relating to the transactions contemplated by this Agreement.

   Section 3.18 Insurance. Section 3.18(a) of the Company's Disclosure Letter sets forth a list of all insurance policies under which Company or any of its Subsidiaries are insured as of the date hereof, all other insurance policies under which the Company or any of its Subsidiaries has a claim pending and, to the Knowledge of the Company, all occurrence basis insurance policies under which the Company or any of its Subsidiaries have been insured during the period from September 30, 1997 through the date of this Agreement

(or during such lesser period of time as the Company has owned such Subsidiary), as well as the names of the insurers issuing such policies, the risks covered and the applicable policy limits. Section 3.18(b) of the Company's Disclosure Letter sets forth a list of all policies under which errors and omissions claims made against the Company or any of its Subsidiaries are pending as of the date hereof.

   Section 3.19 Broker-Dealer Matters.

     (a) H.D. Vest Investment Securities, Inc., a Texas corporation ("HDVIS"), is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in substantial compliance with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, including, but not limited to, the net capital requirements thereof. HDVIS is a member in good standing with all Self-Regulatory Organizations to which it is required to be a member and, to the Company's Knowledge, is in compliance with all applicable rules and regulations of any such Self-Regulatory Organizations. HDVIS is duly registered as a broker-dealer under, and, to the Company's Knowledge, is in compliance with, the applicable laws, rules, and regulations of all jurisdictions in which it is required to be so registered.

     (b) The Company has delivered or made available to Acquiror true, correct and complete copies of (A) HDVIS' most recently filed Uniform Application for Broker-Dealer Registration on Form BD ("Form BD"), and (B) each Uniform Application for Investment Adviser Registration filed by the Company or any of its Subsidiaries in the three year period prior to the date of this Agreement ("Form ADV," and together with Form BD, "Forms"). To the Company's Knowledge, the Forms are in compliance with the applicable requirements of the Exchange Act or the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Advisers Act"), as the case may be, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided or made available true and complete copies of all audit reports by the SEC or the NASD regarding the Company and its Company Subsidiaries. To the Company's Knowledge, each director, officer, agent or employee of HDVIS who is required to be registered as a representative, principal or agent with the securities commission of any state or with any Self-Regulatory Organization is duly registered as such and such registration is in full force and effect. To the Company's Knowledge, each registered representative and principal of HDVIS has at least the minimum series license for the activities which such registered representative or principal performs.

     (c) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of HDVIS satisfies, and, to the Company's Knowledge, since its inception has satisfied, the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which HDVIS conducts business, and has been sufficient to permit HDVIS to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130.

     (d) To the Company's Knowledge, neither HDVIS nor any "associated person" thereof (i) is subject to a "statutory disqualification," as such terms are defined in the Exchange Act, (ii) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer, or
  (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of HDVIS as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

     (e) To the Company's Knowledge, neither the Company nor any of its Subsidiaries is or is required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, or transfer agent under any United States federal, state, local, or foreign statutes, laws, rules or regulations.

     (f) To the Company's Knowledge, neither the Company, any of its Subsidiaries, nor any "associated person," as defined in the Advisers Act, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment advisor. Neither the

  Company nor any of its Company Subsidiaries provides investment advisory, subadvisory, or management services to or through (i) any issuer or other person that is an investment company (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Company Act")), (ii) any issuer or other person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3), or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting, or trading in securities.

     (g) To the Company's Knowledge, the Company and each of its Subsidiaries is in compliance in all material respects with the applicable requirements of ERISA with respect to the operation and provision of their respective services.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF ACQUIROR COMPANIES

   The Acquiror Companies, jointly and severally, hereby represent and warrant to the Company as follows:

   Section 4.1 Organization and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Acquiror or Merger Sub, as applicable.

   Section 4.2 Authority Relative to Agreement. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquiror and Merger Sub, and no other corporate proceedings on the part of Acquiror or Merger Sub (including, without limitation, any action by their respective stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

   Section 4.3 Non-contravention. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and the consummation by them of the transactions contemplated hereby, will not (i) violate or conflict with, in any Material respect, any provision of any law applicable to Acquiror or Merger Sub or by which any property or asset of either of them is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Acquiror or Merger Sub with any public authority (other than (a) the filing of a pre-merger notification report under the HSR Act or a notice pursuant to
Section 4(c)(8) of the BHCA, (b) in connection with or in compliance with the provisions of the Exchange Act, the "takeover" or "blue sky" laws of various states, (c) applicable state statutes and regulations regulating the conduct of the Surviving Corporation's and the Subsidiaries' business, and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) conflict with or result in any breach of any provision of the respective articles of incorporation or by-laws of Acquiror or Merger Sub in any respect or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or Merger Sub pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contact, instrument, order, judgment, ordinance, regulation or decree to which Acquiror or Merger Sub is subject or by which Acquiror or Merger Sub or any of their respective property or assets is bound; except in the case of clauses (i), (ii) and (iv) where such violations, conflicts, breaches, defaults or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a Material Adverse Effect on the Acquiror or Merger Sub.

   Section 4.4 Financial Holding Company Declaration and Status. Acquiror has elected to become and is a "financial holding company" as defined in Section 2(p) of the BHCA. As of the date hereof, Acquiror meets the requirements of
Section 4(l)(1) of the BHCA.

   Section 4.5 Regulatory Authority. As of the date hereof, Acquiror (including its depository institution Subsidiaries) and, to the knowledge of Acquiror, the transactions contemplated by this Agreement meet the criteria for expedited action under 12 C.F.R. (S)225.23.

   Section 4.6 Disclosure Documents. None of the information supplied or to be supplied in writing by either Acquiror or Merger Sub for inclusion in the Proxy Statement (as hereinafter defined), including any amendment or supplement to the Proxy Statement, will, at the respective times such documents are filed, and when sent or given to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading.

   Section 4.7 Brokers. No Person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Acquiror or Merger Sub.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company's Disclosure Letter, during the period from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business consistent with past practice, use its commercially reasonable efforts to preserve its business organization intact, retain the services of its present principal employees, and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it. Except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Company's Disclosure Letter, during the period from the date hereof to the Effective Time the Company will not, and will cause its Subsidiaries not to, without the prior written consent of the Acquiror (which consent shall not be unreasonable withheld or delayed):

     (a) amend or propose to amend its articles of incorporation or by-laws (or comparable organizational documents);

     (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, provided that the Company may issues shares of Common Stock upon the exercise of currently outstanding options referred to in Section 2.5 hereof;

     (c) split, combine, redeem or reclassify any class of capital stock or stock equivalent of the Company or any of its Subsidiaries;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

     (e) increase in any manner the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any Material Contract or Benefit Plan in existence on the date hereof, or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing policies or as required under any Material Contract or Benefit Plan in existence on the date hereof or make any bonus or similar payments to Vest under any employment or management or similar agreement in existence on the date hereof, except as consistent with past practice, as may be permitted pursuant to the terms thereof and in an amount not to exceed $250,000;

     (f) enter into any contracts containing any obligation in excess of $50,000, other than in the ordinary course of business consistent with past practice, or otherwise make any material change in any contract in existence on the date hereof, other than in the ordinary course of business;

     (g) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Company and its Subsidiaries from those set forth in the Company Audited Financial Statements;

     (h) sell, abandon or make any other disposition of any asset that is material to the Company or purchase or otherwise acquire any asset, except in the ordinary course of business;

     (i) authorize or incur any subordinated debt or long-term debt;

     (j) mortgage, pledge or subject to Lien or other encumbrance any of its properties (except for Permitted Encumbrances), except in the ordinary course of business;

     (k) acquire the stock or substantially all of the assets of any other entity or person, whether by merger, consolidation, purchase of assets and assumption of liabilities, or other similar transactions;

     (l) make any investments, other than investments in money market mutual funds and investments made in the ordinary course of business and consistent with past practice and in accordance with investment guidelines in place as of the date hereof;

     (m) amend or terminate any Benefit Plan except as required by Law or by this Agreement;

     (n) make any contributions to any Benefit Plan except as required by Law or by the terms of such Benefit Plan in effect as of the date hereof;

     (o) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, except required payments of dividends on the Company's Preferred Stock;

     (p) except as consistent with past practice, offer any additional units or permit new deferrals under the Company's Independent Contractor Deferral Plan;

     (q) sell or otherwise dispose of any shares of the capital stock of any of the Company's Subsidiaries; or

     (r) agree, commit or arrange to do any of the foregoing.

   Section 5.2 Shareholder Approval.

     (a) As promptly as reasonably practicable following the date hereof, but in any event within sixty days after the date hereof, the Company shall take all action necessary in accordance with the TBCA and its articles of incorporation and bylaws to call, give notice of and convene a meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby and thereby. The board of directors of the Company shall, subject to the rights of such board of directors with respect to a Competing Transaction (as hereinafter defined) as set forth in Section 5.3 hereof, recommend that the shareholders of the Company vote to approve and adopt this Agreement, the Merger, and the transactions contemplated hereby and thereby.

     (b) As promptly as reasonably practicable following the date hereof, but in any event within sixty days after the date hereof, the Company shall prepare and file with the Commission a proxy statement, prepared pursuant to and in accordance with Regulation 14A of the Exchange Act (the "Proxy Statement"), the TBCA and the Company's articles of incorporation and bylaws pertaining to the Merger. Acquiror shall cooperate with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the Commission and shall cause a definitive Proxy Statement to be distributed to its shareholders as promptly as practicable thereafter.

   Section 5.3 No Solicitation by the Company.

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article VII hereof, the Company agrees that it will not initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's Subsidiaries to take any such action.

     (b) Notwithstanding the foregoing, nothing contained in Section 5.3(a) will prohibit the Company's board of directors from (A) furnishing information to, or entering into discussions or negotiations with, any Person or Persons in connection with an unsolicited bona fide proposal in writing by such Person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of the Company or any of its Subsidiaries, if, and only to the extent that the Company's board of directors, after considering the advice of legal counsel to the Company, determines in good faith that such action is required for the Company's board of directors to comply with its fiduciary duties to shareholders imposed by Law; or (B) complying with Rule 13e-3, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. In the event any Person shall make an offer to enter into a Competing Transaction that the Company's board of directors determines, in good faith, is more favorable to the Company and its shareholders than the transactions contemplated hereby, and which, after consultation with legal counsel, the Company's board of directors determines that its fiduciary duties to the Company and its shareholders require (such Competing Transaction being hereinafter referred to as a "Superior Proposal"), the Company's board of directors may (subject to this and the following sentence of this Section 5.3(b)) inform the Company's shareholders that it no longer believes that the transactions contemplated hereby are advisable, and that it no longer recommends approval of the Merger. The Company's board of directors may then terminate this Agreement pursuant to Section 7.1(j) hereof and enter into an agreement with respect to the relevant Superior Proposal. The taking of the actions set forth in this Section 5.3(b) under the circumstances described herein shall not be deemed to be a breach of this Agreement.

   Section 5.4 Confidentiality.

     (a) The parties hereto acknowledge that the Acquiror and the Company have entered into a confidentiality agreement, dated as of September 1, 2000 (the "Confidentiality Agreement"), which will remain in full force and effect until the Effective Time, at which time it will terminate.

     (b) If this Agreement is terminated for any reason pursuant to Article VII hereof, a party that has received information in accordance with
  Section 5.4(a) will, within thirty days after request therefor from the other party, return or destroy (and provide the other party within such thirty-day time period with a certificate of an executive officer certifying such destruction) all of the information furnished to it and its Representatives and all internal memoranda, analyses, evaluations and other similar material containing or reflecting any such information, in each case other than information available to the general public without restriction.

   Section 5.5 Appropriate Action; Consents; Filings.

     (a) The Company and the Acquiror Companies will each use all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by the Acquiror Companies or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, and (C) any other applicable Law; provided that the Acquiror Companies and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents and correspondence to the nonfiling party and its advisors prior to filings (and any subsequent documents and correspondence) and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Acquiror Companies will furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. The Acquiror Companies agree to use their best efforts to promptly file all applications and notices required to consummate the transactions under this Agreement, including pursuant to the BHCA and the HSR Act, if required, but in any event in a timely manner such that all such approvals shall have been obtained and applicable waiting periods shall have expired on or prior to the meeting of the Company's shareholders as contemplated by Section 5.2(a) hereof.

     (b) Subject to the terms of this Agreement, the Acquiror Companies and the Company agree to cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

     (c) (i) Each of the Company and Acquiror Companies will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Material Adverse Effect on the Company or the Acquiror from occurring prior to or after the Effective Time.

     (ii) If any party shall fail to obtain any consent from a third Person described in Section 5.5(c)(i) above, such party will use all reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

   Section 5.6 Public Announcements. The Acquiror and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and will not issue any such press release or make any such public statement prior to such consultation.

   Section 5.7 Employee Benefit Plans. Each Employee (not including temporary employees) (including those on leave of absence [except those on a personal leave of absence] and those on disability) as of the Effective Time shall be eligible for participation in the employee welfare and retirement plans of Acquiror, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Employee shall be eligible for participation in the employee welfare and fringe benefit plans of Acquiror listed below (the "Acquiror Plans"), subject to any otherwise applicable eligibility requirements (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan as described below) and shall enter each plan not later than January 1, 2002 (the "Benefits Conversion Date"):

       Medical Plan
       Dental Plan
       Vision Plan
       Short Term Disability Plan
       Long Term Disability Plan
       Long Term Care Plan
       Flexible Benefits Plan
       Basic Group Life Insurance Plan
       Group Universal Life Insurance Plan
       Dependent Group Life Insurance Plan
       Business Travel Accident Insurance Plan
       Accidental Death and Dismemberment Plan
       Salary Continuation Pay Plan
       Paid Time Off Program

     It is intended that the transition from the Company's plans to the Acquiror's plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Company or Acquiror Employees. Until the Benefits Conversion Date, Acquiror shall continue to maintain all Company Plans (other than the Company 401(k) Plan if Acquiror timely requests its termination in accordance with Paragraph 5(e) of this Agreement) in full force and effect. Company Employees shall receive credit for all years of service to the Company, its Subsidiaries and any predecessors of the Company or its Company Subsidiaries for purposes of determining eligibility under Acquiror's Plans. Company Employees shall receive credit for years of service rendered to the Company and any predecessors of the Company (to the extent credited under the vacation and short term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short-Term Disability Plan. If the Benefit Conversion Date is in the middle of a plan year, Acquiror's Medical Plan, Dental Plan and Vision Plan shall each provide credit for any deductibles applied or made with respect to each Employee in the corresponding Company Benefit Plan during the plan year prior to the Benefit Conversion Date. Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plan; provided, however, that no Employee who (i) is a participant in any Company severance or salary continuation pay plan that would provide such Employee with severance or salary continuation pay benefits following the Employee's termination or (ii) has a bilateral employment agreement or other separation agreement with the Company or any of its Subsidiaries at the Effective Time that provides for severance or salary continuation payments and benefits following termination of employment, shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan during the period of such participation or the term of such agreement, as applicable. With respect to the Wells Fargo Long Term Disability Plan, if an Employee was covered by the Company's Long Term Disability Plan on the day immediately before the Benefits

  Conversion Date, the "effective date" for purposes of the pre-existing condition limitation contained in the Wells Fargo Long Term Disability Plan will be the effective date of coverage under the Company's Long Term Disability Plan, such that if continuous coverage under the Plan and the Wells Fargo Long Term Disability Plan is more than 12 months as of the initial date of disability, an Employee will not be subject to the pre-existing condition limitation. If the disability occurs in the first year of coverage under the Wells Fargo Long Term Disability Plan and is approved, benefits will be limited to the lesser of the benefit amounts contained in the Company's Long Term Disability Plan and the Wells Fargo Long Term Disability Plan. If Employee has been a participant in the Company's Long Term Disability Plan less than 12 months then Employee will be subject to the pre-existing exclusion, but Employee shall be credited for the amount of time in which Employee has been a participant in the Company's Long Term Disability Plan for satisfying the 12 month pre-existing exclusion period. With respect to any requirement that an Employee be actively at work in order to receive coverage under Wells Fargo's Basic Group Life Insurance Plan, if such Employee is covered under the Company's Basic Life Insurance Plan as of the Benefits Conversion Date, such Employee shall be eligible for benefits under the Wells Fargo Basic Group life Insurance Plan, if such Employee is on short or long term disability as of the Benefits Conversion Date, notwithstanding such "actively at work" requirement.

     (b) Employee Retirement Benefit Plans. Participation shall continue in the Company's 401(k) plan until such time as participation begins under the Wells Fargo 401(k) Plan (the "401(k) Plan") (unless terminated pursuant to
  Section 5.7(a) or (e)). Each Employee shall be eligible to participate in the 401(k) Plan, subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to the Company or any of its Subsidiaries, and to any predecessor-in-interest of the Company, to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

     (c) Each Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Acquiror shall not recognize an Employee's past service with the Company or any of its Subsidiaries for any purpose under the Cash Balance Plan. Accordingly, each Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

     (d) Each Employee shall be eligible for access to Acquiror's retiree medical and dental benefits, subject to any eligibility requirements applicable to such benefit. Acquiror shall recognize years of past service with the Company or any of its Subsidiaries and any predecessor-in-interest of the Company or any of its Subsidiaries for the purpose of eligibility to access Acquiror's retiree medical and dental benefits.

     (e) Acquiror and the Company will reasonably cooperate in connection with implementing the foregoing covenants and will take reasonable steps necessary to facilitate the foregoing.

   Section 5.8 Indemnification of Directors and Officers.

     (a) Acquiror shall ensure that all rights to indemnification and all limitations of liability existing in favor of any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries (an "Indemnified Party," and, collectively, the "Indemnified Parties") in the Company's Articles of Incorporation or by-laws (and such similar governing documents with respect to each of the Company's Subsidiaries), as in effect on the date hereof, shall, with respect to claims arising from
  (i) facts or events that occurred before the Effective Time, or (ii) this Agreement, or any of the transactions contemplated hereby, whether in any case asserted or arising before of after the Effective Time, survive the Merger and shall continue in full force and effect. Nothing contained in this Section 5.8(a) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability set forth herein shall be deemed to survive and continue as contractual rights of any parties otherwise entitled to indemnification pursuant to this Section 5.8 in the absence of such transaction notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of the Company, Acquiror shall guarantee, to the extent of the greater of the net worth of the Company as of the Effective Time or as of the date of such liquidation or sale, the indemnification obligations of the Company and each of its Subsidiaries to the extent described above. Each Indemnified Party shall have the right to assert claims for indemnification directly against Acquiror without first having to assert such claim against the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.8(a), nothing contained herein shall require Acquiror to indemnify any person who was a director or officer of the Company or any of its Subsidiaries to a greater extent than the Company or any of its Subsidiaries is, as of the date of this Agreement, required to indemnify any such Person.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.8(a) hereof shall, upon learning of any such claim, action, suit, proceeding or investigation, promptly notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this subparagraph (b) to pay for only one firm of counsel for all Indemnified Parties in each jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (ii) such Indemnified Party shall reasonably cooperate in the defense of any such matter.

     (c) Acquiror shall purchase and maintain in full force from an insurer mutually acceptable to Acquiror and the Company, a "run-off" policy of directors and officers liability insurance covering the Indemnified Parties, which policy shall provide the same coverage and policy limits, and contain terms and conditions no less favorable to the Indemnified Parties as the coverage in effect as of the date hereof, such policy to become effective on the Closing Date and remain in effect for a period of six years after the Closing Date.

     (d) In the event Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquiror shall assume the obligations set forth in this Section 5.8.

     (e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   Section 5.9 Merger Sub. Acquiror will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   Section 5.10 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the

Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 5.10 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

   Section 5.11 Company Options. The Company shall amend the Company Stock Option Plan, such that the Company Stock Option Plan shall terminate at the Effective Time with no liability of the Company thereunder, including, without limitation, to any of the holders of the Company Options (other than obligations which will be satisfied pursuant to Section 2.5). The Company shall obtain the consent, in a form reasonably acceptable to Acquiror, of each holder of outstanding Company Options to amend the terms of each Option Agreement to provide for immediate vesting and exercisability of all Company Options immediately prior to the Effective Time as contemplated by Section 2.5 hereof.

   Section 5.12 Related Party Debt.

     (a) Prior to the Effective Time, the Company will cause Vest and Barbara Hancock to each enter into an agreement, whereby any amounts outstanding and due from them at the Effective Time, including under their respective lines of credit, shall be satisfied with the appropriate portion of Merger Consideration to be received by them pursuant to the Merger from the Paying Agent upon the tender of their respective Shares as set forth in Article II hereof.

     (b) At the Effective Time, all amounts owed by any current or former officer, director or Employee of the Company, or any Subsidiary of the Company to the Company or any Subsidiary of the Company shall have been paid in full (except with respect to Vest and Barbara Hancock, which shall be governed by Section 5.12(a) hereof) and all obligations of the Company or any of its Subsidiaries to extend credit to such Persons shall have been terminated.

   Section 5.13 Consents and Approvals. Following the execution of this Agreement, the Company shall promptly provide notice of assignment to each Client who is a party to an Investment Contract as of the date of this Agreement, and shall use its commercially reasonable efforts to obtain the consent of each Client with respect to the assignment of the Client's Investment Account pursuant to the transactions contemplated by this Agreement.

   Section 5.14 Access to Information. Between the date hereof and the Effective Time, upon reasonable notice, the Company will give Acquiror and its authorized Representatives reasonable access during normal business hours to examine the Company's and its Subsidiaries' books, records and properties and to interview officers, employees and agents without undue disruption of normal business activity. No investigation pursuant to this Section 5.14 by Acquiror or its authorized Representatives shall be affected or be deemed to modify any of the representations, warranties or covenants made by the Company herein.

   Section 5.15 Independent Contractor Listing. The Company shall provide Acquiror a true and correct list of the Company's independent contractors with whom the Company has contractual arrangements for the sale of the Company's products, dated within five days of the Closing Date.

   Section 5.16 Restricted Stock. The Company shall use its commercially reasonable efforts to amend the Vice President's Compensation Plan with W. Ted Sinclair relating to the 3,333 shares of Common Stock issuable to Mr. Sinclair pursuant to the Vice President's Compensation Plan. Such amendment shall provide that Mr. Sinclair shall receive, immediately following the Effective Time, an amount in cash equal to the amount Mr. Sinclair would have received if such 3,333 shares of Common Stock had been issued and outstanding Shares at the Effective Time and entitled to participate in the Merger Consideration.

   Section 5.17 Management Agreement. The Company shall take all action necessary to terminate, without liability to the Company, that certain Amended and Restated Management Agreement, dated May 1, 1994, by and between the Company and Herb D. Vest, effective at the Effective Time.

   Section 5.18 Insurance Entity Purchase Agreements. Acquiror shall use its commercially reasonable efforts and the Company shall cause Vest to use his commercially reasonable efforts to enter into purchase agreements (the "Purchase Agreements") providing for the sale by Vest to Acquiror or to Acquiror's Subsidiaries or affiliates, as the case may be, of all of the issued and outstanding equity interests of each of the Insurance Entities for an aggregate purchase price of $100.00.

   Section 5.19 Employment Agreements. Acquiror and the Company shall enter into the consulting, non-competition and employment agreements attached as Exhibit "B" to the Company's Disclosure Letter with the individuals set forth in Section 5.19 of the Company's Disclosure Letter.

   Section 5.20 Resignation. Vest shall have resigned as an officer and Employee of the Company immediately prior to the Effective Time.

   Section 5.21 Accruals and Reserves. Immediately prior to the Effective Time, the Company shall establish such additional accruals and reserves as may be reasonably necessary (a) to conform the Company's accounting and credit loss reserve practices and methods to those of Acquiror, consistent with Acquiror's plans with respect to the conduct of the Company's business following the Merger, and (b) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by the Company of the Merger and the other transactions contemplated by this Agreement; provided, however, that the Company shall not be required to take such actions more than three Business Days prior to the Closing Date or prior to the time Acquiror agrees that all of the conditions to their obligation to close as set forth in Section 6 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (i) require any prior filing with any governmental agency or regulatory authority, or (ii) violate any Law, rule or Regulation applicable to the Company. In no event shall any accrual or reserve made by the Company pursuant to this Section
5.21 constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

                                   ARTICLE VI

                               CLOSING CONDITIONS

   Section 6.1 Conditions to the Merger Relating to the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by them, in whole or in part, to the extent permitted by applicable
Law:

     (a) Shareholder Approval. This Agreement, the Merger and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the shareholders of the Company as required by the TBCA.

     (b) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) Regulatory Approvals. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger, including the expiration or earlier termination of any waiting period under the HSR Act, shall have been received and all applicable waiting periods, shall have expired or been terminated. No required approvals, licenses or consents granted by any Governmental Authority in connection with the Merger which, in the reasonable judgment of Acquiror, shall impose unreasonable or material obligations on Acquiror or which would have a Material Adverse Effect on the Company.

     (d) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all Material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. Acquiror and Merger Sub shall have each received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Closing Date, to such effect.

     (e) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Acquiror and Merger Sub shall have each received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Closing Date, to such effect.

     (f) Purchase Agreements. The transactions contemplated by the Purchase Agreements shall have been consummated in accordance with the terms thereof.

     (g) Opinion of Counsel. The Acquiror Companies shall have received an opinion, dated the Closing Date, from Winstead Sechrest & Minick P.C., counsel to the Company, substantially in the form as set forth on "Exhibit A" attached hereto.

     (h) Number of Outstanding Shares. At any time since the date hereof, the total number of shares of Common Stock outstanding and subject to issuance upon exercise of all warrants, Company Options, conversion rights, phantom shares or other share-equivalents, if any, shall not have exceeded 6,402,356.

     (i) Tax Indemnity Agreement. The Company, Vest and Acquiror shall have entered into the Tax Indemnity Agreement, in substantially the form attached hereto as "Exhibit B."

     (j) Vice President's Compensation Plan. The Vice President's
  Compensation Plan as related to W. Ted Sinclair shall have been amended as contemplated by Section 5.16 hereof.

   Section 6.2 Conditions to the Merger Relating to the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

     (a) Shareholder Approval. This Agreement, the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the requisite vote of the shareholders of the Company as required by the TBCA.

     (b) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) Regulatory Approvals. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger, including the expiration or earlier termination of any waiting period under the HSR Act, shall have been received and all applicable waiting periods, shall have expired or been terminated.

     (d) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. The Company shall have received a certificate of the President or any Executive or Senior Vice President and the Secretary or Assistant Secretary of each of Acquiror and Merger Sub, dated the date of the Closing Date, to such effect.

     (e) Agreements and Covenants. The Acquiror Companies shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror and Merger Sub, dated the date of the Closing Date, to such effect.

     (f) Opinion of Financial Advisor. The Company shall have received a written opinion from Bear, Stearns & Co. Inc. to the effect that the Merger Consideration is fair, from a financial point of view, to the Company's shareholders, and such opinion shall not have been withdrawn, revoked or modified prior to such time that this Agreement, the Merger, and the transactions contemplated hereby and thereby have been approved by the Company's shareholders.

     (g) Purchase Agreements. The transactions contemplated by the Purchase Agreements shall have been consummated in accordance with the terms thereof.

     (h) Opinion of Counsel. The Company shall have received an opinion, dated the Closing Date, from counsel to the Acquiror Companies, substantially in the form as set forth on "Exhibit C" attached hereto.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 7.1 Termination. This Agreement may be terminated by written notice to the non-terminating party at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

     (a) by mutual written consent of the Acquiror and the Company;

     (b) by Acquiror, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1(d) or Section 6.1(e) would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts, for so long as the Company continues to exercise such reasonable efforts, the Acquiror may not terminate this Agreement under this Subsection 7.1(b);

     (c) by the Company, upon breach of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall have become untrue, in either case such that the conditions set forth in Section 6.2(d) or Section 6.2(e) would not be satisfied (a "Terminating Acquiror Breach"); provided, however, that if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts, for so long as the Acquiror Companies continue to exercise such reasonable efforts the Company may not terminate this Agreement under this Subsection 7.1(c);

     (d) by the Company, if Acquiror fails to file, within 60 days after the date hereof, all applications, notices or requests for waivers requesting approval of the transactions contemplated by this Agreement required to be filed by it with all applicable regulatory agencies or Acquiror's applications, notices, or requests for waivers are finally disapproved by any regulatory agency;

     (e) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 5.5 hereof;

     (f) by either Acquiror or the Company, if the Merger shall not have been consummated on or before September 15, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party whose failure to fulfill any of the obligations contained in this Agreement have been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforementioned date; provided, further, that this Agreement may be extended by written notice of either Acquiror or the Company to a date not later than October 15, 2001, if the Merger shall not have been consummated as a result of the Company or the Acquiror Companies having failed by September 15, 2001 to receive all required Permits and Orders with respect to the Merger or as a result of the entering of an Order by a Court or Governmental Authority;

     (g) by the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company by July 15, 2001;

     (h) by the Acquiror, if the board of directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to the Acquiror Companies;

     (i) by the Company, if the board of directors of Acquiror withdraws, modifies or changes its recommendation regarding the approval of the issuance of the Merger Consideration pursuant to the Merger in a manner materially adverse to the Company or shall have resolved to do any of the foregoing; or

     (j) by the Company pursuant to Section 5.3(b).

   The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   Section 7.2 Effect of Termination.

     (a) Except as provided in Section 7.2(b) and Section 9.1 of this Agreement, in the event of the termination of this Agreement pursuant to
  Section 7.1, this Agreement will forthwith be terminated, there will be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that any such termination shall be without prejudice to the rights of the Company on account of the non-satisfaction of the conditions set forth in Section 6.2.

     (b) In the event that this Agreement is terminated pursuant to Section 7.1(j) hereof, the Company shall pay, or cause to be paid to Acquiror, as liquidated damages, an amount equal to $4,000,000 (the "Termination Fee") upon the consummation of the transaction constituting the Superior Proposal.

   Section 7.3 Amendment. Subject to the requirements of Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 7.4, the Acquiror Companies will be deemed to be one party.

   Section 7.5 Expenses. All Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such Expenses.

                                 ARTICLE VIII

                                  DEFINITIONS

   Section 8.1 Certain Definitions. For purposes of this Agreement:

   "401(k) Plan" has the meaning set forth in Section 5.7(b).

   "Acquiror" means Wells Fargo & Company, a Delaware corporation, and its successors from time to time.

   "Acquiror Companies" has the meaning ascribed to such term in the first paragraph of this Agreement.

   "Acquiror Plans" has the meaning set forth in Section 5.7.

   "Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

   "Agreement" means this Amended and Restated Agreement and Plan of Merger made and entered into April 17, 2001, to be effective as of March 22, 2001, among Acquiror, Merger Sub and the Company, including any amendments thereto and Schedules thereto (including the Company's Disclosure Letter).

   "Articles of Merger" has the meaning ascribed to such term in Section 1.2.

   "Benefit Continuation Period" has the meaning ascribed to such term in
Section 5.7.

   "Benefit Conversion Date" has the meaning set forth in Section 5.7(a).

   "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting, severance or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accidental death and dismemberment insurance plan, any holiday and vacation practice or any other employee benefit plan within the meaning of Section 3(3) of ERISA or any "qualified transportation fringe" within the meaning of Section 132(a)(5) of the Code or any "specified fringe benefit plan" within the meaning of
Section 6039D of the Code, that is maintained, administered or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates.

   "BHCA" means the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder.

   "Business Day" means any day other than a day on which banks in the States of California, Minnesota, Texas or New York are authorized or obligated to be closed.

   "Cash Balance Plan" has the meaning set forth in Section 5.7(c).

   "CERCLA" means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

   "Certificates" has the meaning ascribed to such term in Section 2.2.

   "Client" means any Person, client, customer, patron or the like to whom the Company or any of its Subsidiaries or any of their respective representatives provides investment management or investment advisory or other investment services as of the date of this Agreement.

   "Closing" means a meeting, which will be held in accordance with Section 1.5, of all Persons interested in the transactions contemplated by the Agreement at which all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

   "Closing Date" means the date of the Closing as determined pursuant to
Section 1.5.

   "COBRA" means Section 4980B of the Code and Sections 601-608 of the Code, both as amended.

   "Code" means the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

   "Commission" means the United States Securities and Exchange Commission.

   "Common Dissenting Shareholders" has the meaning set forth in Section
2.1(a).

   "Common Stock" means the common stock, par value $0.05 per share, of the Company.

   "Company" means H.D. Vest, Inc., a Texas corporation, and its successors from time to time.

   "Company Option" means options, warrants or rights of any kind to acquire shares of, or any securities that are convertible into or exchangeable for (other than the Preferred Stock), any shares of capital stock of the Company.

   "Company Stock Option Plan" means the Second Amended and Restated Nonqualified Stock Option Plan.

   "Company's Audited Consolidated Financial Statements" means the consolidated balance sheets of the Company and its Subsidiaries as of September 30, 1999 and September 30, 2000 and the related consolidated statements of income, stockholders equity and cash flows for the fiscal years ended September 30, 1998, 1999 and 2000, together with the notes thereto, all as audited by Arthur Andersen LLP, the Company's independent accountants, under their report with respect thereto dated October 25, 2000, and included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed with the Commission.

   "Company's Consolidated Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2000, included in the Company's Consolidated Financial Statements.

   "Company's Consolidated Financial Statements" means the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

   "Company's Disclosure Letter" means a letter of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of the Agreement, which, among other things, will identify exceptions to the Company's representations and warranties contained in Article III.

   "Company's Unaudited Consolidated Financial Statements" means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholder equity and cash flows for the three month periods ended December 31, 2000 and December 31, 1999, together with the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 filed with the Commission.

   "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a Material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

   "Confidentiality Agreement" means that certain Confidentiality Agreement, dated September 1, 2000, by and between the Company and Acquiror.

   "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

   "Court" means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

   "Dissenting Shareholders" has the meaning set forth in Section 2.1(a).

   "Dissenting Shares" has the meaning set forth in Section 2.1(a).

   "Effective Time" means the date and time of the completion of the filing of the Articles of Merger with the Secretary of State of the State of Texas (including the issuance by the Secretary of State of a certified copy of such filing) in accordance with Section 1.2.

   "Eligible Option Holders" means the holders of the Company Options subject to automatic conversion pursuant to Section 2.5.

   "Employee" means any individual employed by the Company or any of its Subsidiaries.

   "Environmental Law or Laws" means any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to human health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including but not limited to the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Emergency Planning and Right-to-Know Act, as amended, the Hazardous Materials Transportation Authorization Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal Laws, and all other Laws pertaining to the protection of human health and the environment (inclusive, in each case, of all regulations issued thereunder). For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning will apply within the jurisdiction of such state or locality, and the term "hazardous substance" will include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

   "ERISA Affiliate" means any entity that is (or at any relevant time was), together with a specified Person, treated as a single employer pursuant to section 414(b), (c), (m) or (o) of the Code.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

   "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

   "Form" has the meaning set forth in Section 3.19(b).

   "Form ADV" has the meaning set forth in Section 3.19(b).

   "Form BD" has the meaning set forth in Section 3.19(b).

   "GAAP" means accounting principles generally accepted in the United States consistently applied by a specified Person.

   "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States or any domestic state, and any political subdivision or agency thereof, and will include any authority having governmental or quasi-governmental powers.

   "HDVIns--Nev" means H.D. Vest Insurance Agency, Inc., a Nevada corporation.

   "HDVIns--OK" means H.D. Vest Insurance Agency, L.L.C., an Oklahoma limited liability company.

   "HDVIns--PA" means H.D. Vest Insurance Agency, Inc., a Pennsylvania corporation.

   "HDVIns--Texas" means H.D. Vest Insurance Agency, L.L.C., a Texas limited liability company.

   "HDVIS" means H.D. Vest Investment Securities, Inc., a Texas corporation.

   "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

   "Indemnified Party" has the meaning set forth in Section 5.8.

   "Independent Contractor Deferral Plan" means the Company's Representatives Deferred Compensation Plan.

   "Insurance Entities" means collectively HDVIns--Nev, HDVIns--OK, HDVIns--PA and HDVIns--Texas.

   "Intellectual Property" has the meaning set forth in Section 3.16.

   "Investment Account" means each Client's investment management or investment advisory account established on or prior to the date of this Agreement with or by the Company or any of its Subsidiaries pursuant to the provisions of the Client's Investment Contract.

   "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

   "Investment Contract" means each contract or agreement in effect on the date of this Agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Company, any of its Subsidiaries or any of the Company's representatives provides to any Client investment management, investment advisory or other investment services.

   "IRS" means the United States Internal Revenue Service.

   "Knowledge" means, with respect to Acquiror, the actual Knowledge (without duty of inquiry) of any executive officer, and with respect to the Company, the actual knowledge of any executive officer (with duty of inquiry of Ruben Buell, Jeff Klein and Neil Heifetz).

   "Law" means all laws, statutes, ordinances and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of Law in each such jurisdiction.

   "Lien" means any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

   "Material Adverse Effect" means any change or effect that would be material and adverse to the business, condition (financial or other), operations, performance or properties of a specified Person and its Subsidiaries, if any, taken as a whole.

   "Material Contract" means the following written contracts, leases, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or to which any of the Company or its Subsidiaries' assets is subject and which is in force and effect as of the date of this
Agreement:

     (1) any employment contract or similar agreement or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) to which any present officer, director, Employee or consultant is a party (other than those that are terminable at will by the Company or any of its Subsidiaries);

     (2) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present officer, director, Employee or consultant;

     (3) any labor contract or agreement with any labor union;

     (4) any contract containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by Law or applicable regulatory authorities) or which contains a right of refusal or similar right, or termination or suspension of any non-competition, non-solicitation or right to acquire any of the properties or assets of the Company or any of its Subsidiaries;

     (5) any other written contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

     (6) any real property leases; or

     (7) any current agreement, contract or understanding with any current director, officer, Employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification from the Company in favor of such person or entity.

   "Merger" means the merger of Merger Sub with and into the Company as provided in Article II of this Agreement.

   "Merger Consideration" has the meaning set forth in Section 2.1(a).

   "Merger Sub" means Starlite Merger Co., a Texas corporation and a wholly-owned Subsidiary of the Acquiror.

   "MSRB" means the Municipal Securities Rulemaking Board.

   "NASD" means the National Association of Securities Dealers, Inc.

   "Option Consideration" has the meaning set forth in Section 2.5.

   "Order" means any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

   "Paying Agent" means Wells Fargo Bank Minnesota, N.A., or any other bank or trust company organized under the Laws of the United States of America or any of the states thereof and having a net worth in excess of $2 billion designated and appointed to act in the capacities required thereof under Section 2.2, by Acquiror and reasonably acceptable to the Company.

   "PBGC" means the Pension Benefit Guaranty Corporation.

   "Permit" means any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

   "Permitted Encumbrances" means the following:

     (1) Liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto;

     (2) mechanics' and materialmen's Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto;

     (3) Liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries will in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary will have secured a stay of execution pending such appeal or such proceeding for review; provided that, such Person or such Subsidiary will have set aside on its books adequate reserves with respect thereto;

     (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

     (5) any Lien or privilege vested in any lessor or licensor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; and

     (6) encumbrances which secure deposits of public funds as required by Law.

   "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but will not include a Governmental Authority or Court.

   "Preferred Dissenting Shareholders" has the meaning set forth in Section 2.1(a).

   "Preferred Stock" means the Company's par value $6.00 per share Series A Preferred Stock.

   "Proxy Statement" has the meaning set forth in Section 5.2(b).

   "Purchase Agreements" means the purchase agreements entered into in connection with this Agreement related to the purchase of the Insurance Entities as set forth in Section 5.18.

   "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

   "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

   "Reports" means, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

   "Representatives" means a party's officers, directors, employees, accountants, consultants, legal counsel and other representatives.

   "SEC Reports" means (1) all Annual Reports on Form 10-K promulgated under the Exchange Act, (2) all Quarterly Reports on Form 10-Q promulgated under the Exchange Act, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K promulgated under the Exchange Act and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a Person with the Commission pursuant to the Securities Act or the Exchange Act.

   "Securities Act" means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

   "Self-Regulatory Organization" has the meaning set forth in Section 3.12(b).

   "Shares" has the meaning set forth in Section 2.1(a).

   A "Subsidiary" of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, twenty-five percent (25%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   "Superior Proposal" has the meaning set forth in Section 5.3(b).

   "Surviving Corporation" means the Company as the corporation surviving the Merger.

   "Tax Returns" means all returns and reports of or with respect to any Taxes which are required to be filed by or with respect to the Company or any of its Subsidiaries.

   "Taxes" means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

   "TBCA" means the Texas Business Corporation Act.

   "Terminating Acquiror Breach" has the meaning ascribed to such term in Subsection 7.1(c).

   "Terminating Company Breach" has the meaning ascribed to such term in Subsection 7.1(b).

   "Vest" means Herb D. Vest, an individual.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   Section 9.1 Effectiveness of Representations, Warranties and Agreements.

   (a) Except as set forth in Subsection 9.1(b) of this Agreement, the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

   (b) The representations, warranties and agreements in this Agreement will terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VII, except that the agreements set forth in Articles I and II and Sections 5.7, 5.8 and 5.9 will survive the Effective Time and those set forth in Sections 5.4 and 7.2 and Article IX hereof will survive termination.

   Section 9.2 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given upon receipt, if delivered personally (including by courier or overnight courier), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

     (a) If to any of the Acquiror Companies, to:

       Wells Fargo & Company
       MAC#N9305-173
       Sixth & Marquette
       Minneapolis, Minnesota 55479
       Attention: Corporate Secretary
       Facsimile No.: (612) 667-6082

     (b) If to the Company, to:

       H.D. Vest, Inc.
       6333 N. State Hwy. 161
       Irving, Texas 75038
       Attention: R. Bredt Norwood
       Facsimile No.: (972) 870-6500

     with a copy to:

       Winstead Sechrest & Minick P.C
       5400 Renaissance Tower
       1201 Elm Street
       Dallas, Texas 75270
       Attention: Thomas W. Hughes
       Facsimile No.: (214) 745-5390

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above will be deemed delivered three days after the date the same is postmarked.

   Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

   Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this

Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.5 Entire Agreement. This Agreement (together with the Stock Purchase Agreement and the Company's Disclosure Letter) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement, which will remain in full force and effect until the Effective Time, at which time it will terminate), both written and oral, among the parties, with respect to the subject matter hereof.

   Section 9.6 Assignment. This Agreement may not be assigned by operation of Law or otherwise.

   Section 9.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to Sections 5.7 and 5.8 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 9.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   Section 9.9 Governing Law. THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES). COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

   Section 9.10 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

   Section 9.11 Effect of Amendment and Restatement. The parties ratify and affirm the terms and conditions of the Original Agreement, as amended hereby, and agree that such terms and conditions, as so amended, shall be and remain in full force and effect.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          WELLS FARGO & COMPANY

                                          By: /s/ Dennis J. Mooradian
                                          Name: Dennis J. Mooradian
                                          Title: Group Executive Vice
                                           President

                                          STARLITE MERGER CO.

                                          By: /s/ Dennis J. Mooradian
                                          Name: Dennis J. Mooradian
                                          Title: President

                                          H.D. VEST, INC.

                                          By: /s/ Herb D. Vest
                                          Name: Herb D. Vest
                                          Title: Chairman of the Board and
                                              Chief Executive Officer

                                  EXHIBIT "A"

                   OPINION OF WINSTEAD SECHREST & MINICK P.C.

                                [WSM Letterhead]

                                 [Closing Date]

Wells Fargo & Company
MAC #N9305-173
Sixth & Marquette
Minneapolis, Minnesota 55479

   Re: Merger of Starlite Merger Co. with and into H.D. Vest, Inc.

Ladies and Gentlemen:

   We have acted as special counsel to H.D. Vest, Inc., a Texas corporation (the "Company") in connection with that certain Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001 (the "Agreement") by and among the Company, Wells Fargo & Company, a Delaware corporation ("Wells"), and Starlite Merger Co., a Texas corporation ("Starlite"), which provides for the merger of Starlite with and into the Company. This Opinion Letter is provided to you pursuant to Section 6.1(g) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement or the Accord (see below).

   This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Texas.

   As to questions of fact material to such Opinions, we have, where relevant facts were not independently verified or established, relied upon certifications by officers of the Company; copies of such certifications are attached to this Opinion Letter.

   Other Agreements and Court Orders shall be deemed to refer only to those Other Agreements that are described in the certificate of the Company's President attached hereto as Exhibit "A" and purporting to identify Material Contracts and those Court Orders, if any, identified in such certificate.

   The provisions of Sections 1 through 9 and 18 through 21, inclusive, of the Accord shall be applicable to those opinions expressed below that are not specifically addressed by the Accord. In addition, the General Qualifications shall apply to the No Violation of Law Opinion expressed in Paragraph 5 below.

   Based upon and subject to the foregoing and the other qualifications and limitations stated in this Opinion Letter, we are of the opinion that:

     [1] The Company is a corporation, validly existing and in good standing under the laws of the State of Texas. Each of the Company's Subsidiaries is a corporation, validly existing and in good standing under the laws of the state of its organization.

     [2] The Company has the corporate power and authority to execute, deliver, and perform its obligations under the Agreement. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company.

     [3] The Agreement is enforceable against the Company.

     [4] Execution and delivery by the Company of, and performance of its agreements in, the Agreement do not (i) violate the Constituent Documents, breach, or result in a default under, any existing obligation of the Company under any Other Agreements, or (ii) breach or otherwise violate any existing obligation of the Company under a Court Order.

     [5] Execution and delivery by the Company of, and performance by the Company of its agreements in, the Agreement do not violate applicable provisions of statutory law or regulation.

     [6] No consent, approval, waiver, license or authorization or other action by or filing with any governmental authority is required under Texas or federal statutes or regulations in connection with the execution and delivery by the Company of the Agreement, except as set forth on Exhibit "B" hereto, and except for those already obtained or completed.

     [7] The Company's authorized capitalization consists of 100,000,000 shares of Common Stock, $0.05 par value per share, of which [5,423,341] shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $6.00 par value per share, of which [250,067] shares are outstanding. The outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

   We hereby confirm to you that there are no actions or proceedings against the Company, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Agreement, or (ii) except as disclosed in the Company's Disclosure Letter, involve asserted claims in excess of $5,000.

   This Opinion Letter incorporates by reference the Other Common Texas Qualifications contained in the Report of the Legal Opinions Committee Regarding Legal Opinions in Business Transactions (the "Texas Report") of the Business Law Section of the State Bar of Texas (1992), and this Opinion Letter should be read in conjunction with the Texas Report.

   This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                          Very truly yours,

                                          WINSTEAD SECHREST & MINICK P.C.

                                          By: _________________________________

                                  EXHIBIT "B"

                        INDEMNITY AND SECURITY AGREEMENT

   This Indemnity and Security Agreement (the "Agreement") is entered into as
of this       day of                , 2001, by and between H.D. Vest, a
shareholder (the "Shareholder") of H.D. Vest, Inc., a Texas corporation ("Vest"), Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), and Wells Fargo Bank Minnesota, N.A.

                                R E C I T A L S

   WHEREAS, Vest and Wells Fargo are parties to that certain Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001 (the "Merger Agreement") under which a wholly-owned subsidiary of Wells Fargo will merge with and into Vest, and

   WHEREAS, this Agreement is being entered into simultaneously with the consummation of the transactions contemplated by the Merger Agreement, and

   WHEREAS, the Shareholder will derive substantial benefit from the transactions contemplated by the Merger Agreement, and

   WHEREAS, it is a condition to Wells Fargo's obligation to consummate the transactions contemplated by the Merger Agreement that this Agreement be in full force and effect, and

   WHEREAS, all terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                               A G R E E M E N T

   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Deposit of Cash. At the Closing, the Shareholder shall deposit $1,939,976 in an interest bearing bank account at Wells Fargo Bank Minnesota, National Association (the "Bank"), the account number of which is identified next to the Shareholder's name on Schedule 1 attached hereto (the "Account"), and shall execute and deliver to Wells Fargo the Assignment of Time/Savings Account attached hereto as Exhibit B (the "Assignment of Account"). For purposes of this Agreement, the term "Account Balance" shall mean the balance of the Account as of the date in question, including interest accrued through such date.

   2. Indemnification. The Shareholder hereby indemnifies and holds harmless Wells Fargo, Vest, and their respective successors and assigns (singularly, an "Indemnified Party"; collectively, the "Indemnified Parties") from any and all loss, liability, obligation, claim, demand, penalty, interest, cost, damage and expense including, without limitation, reasonable attorneys' fees and disbursements and court costs, which are actually paid by an Indemnified Party (singularly, "Loss"; collectively, "Losses") and relate directly to any U.S. federal or state income tax liability arising from any claim of, or notice of tax deficiency issued by, the Internal Revenue Service or state taxing jurisdiction with respect to Vest's U.S. federal income tax return or any state income tax return for the years ended September 30, 1998, September 30, 1999 and September 30, 2000 (a "Claim").

   3. Release of Funds from the Account. Funds shall be released from the Account, due and payable from the Bank to the Shareholder, and after such release no longer subject to any Claim pursuant to this Agreement, in the following amounts and on the following dates, unless a Claim has been received by an Indemnified Party by such respective date:

            Amount
            Released     Date Released
            --------   -----------------
             $962,672  December 16, 2001
             $951,977  December 16, 2002
             $ 25,327  December 16, 2003

   4. Notice of Claim. Wells Fargo and Vest shall notify the Shareholder in writing of any Claim as soon as practicable but not later than twenty (20) business days after the Indemnified Party is informed of such Claim and shall apprise the Shareholder of the nature of such Claim. The Indemnified Party shall not pay such Claim prior to the expiration of the thirty (30) day period following the date on which the Indemnified Party gives such notice to the Shareholder. The Indemnified Party shall provide the Shareholder with copies of any and all correspondence between the Indemnified Party and the taxing authority and any and all other information requested by the Shareholder relating to such Claim.

   5. Control Over Defense of Claim. The Indemnified Party shall be entitled, at its own expense, to control the defense with respect to a Claim and any and all proceedings taken in connection with the contest of a Claim; provided, however, that the Indemnified Party shall use its commercially reasonable best efforts to contest the Claim and diligently pursue any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of defending such Claim.

   6. Procedure for Indemnification.

     (a) To exercise the indemnification rights under Section 2, Wells Fargo shall notify the Shareholder in substantially the form set forth on Exhibit A (a "Notice of Loss") of any Loss in respect of which indemnity may be sought hereunder. A Notice of Loss must be given within thirty days after payment of the Loss.

     (b) Wells Fargo may, after payment of the Loss by an Indemnified Party, withdraw from the Account an amount equal to the greater of (i) one hundred percent (100%) of the Loss stated in such Notice of Loss or (ii) the Account Balance.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall preclude Wells Fargo from exercising or enforcing any or all other rights or remedies available to Wells Fargo by law or agreement against the Shareholder.

   7. Limitation on Indemnification. The Shareholder shall not be required to make any indemnity payments under this Agreement in excess of the balance of the Account existing as of the date of payment of the Loss.

   8. Termination of Indemnification. This Agreement shall terminate in its entirety at the close of business on December 15, 2003 (the "Termination Date"); provided, however, if a Claim is subject to an extension of the statute of limitations, this Agreement shall continue with respect to such Claim for such time until the Claim has been resolved and the Loss, if any, has been paid.

   9. Subrogation. In the event the payment of a Loss gives rise to any claim, demand, remedy, right, or course of action by an Indemnified Party against any other person with respect to such Loss, the Shareholder shall have a right of subrogation with respect to such claim, demand, remedy, right, or course of action, and the Indemnified Party shall execute any and all instruments and documents required to perfect and evidence the Shareholder's right of subrogation.

   10. Assignment.

     (a) For value received, the Shareholder hereby assigns, sets over and transfers to Wells Fargo, its successors and assigns all right, title and interest of such Shareholder in and to the Account and all sums now or at any time hereafter on deposit therein together with all earnings of every kind and description which may now or hereafter accrue thereon, for the purpose of securing indemnification of the Loss which the Shareholder may at any time hereafter owe to an Indemnified Party under
  Section 2 of this Agreement.

     (b) The Shareholder hereby irrevocably authorizes and empowers Wells Fargo, at any time after payment of a Loss by an Indemnified Party, in its own name or in the name of the Shareholder, to demand, apply for withdrawal, receipt and give acquittance for any and all Losses which are due and payable under this Agreement, to exercise any and all rights and privileges and receive all benefits accorded under this Agreement, and to execute any and all instruments required therefor, and to apply the funds in the Account toward payment of the Losses in accordance with this Agreement. The Bank is hereby specifically authorized and directed, on demand of Wells Fargo, after payment of the Loss and satisfaction of the procedures set forth in Section 6 of this Agreement, to pay the Account and all moneys hereby assigned directly to Wells Fargo and to transfer the Account into the name of Wells Fargo on the books of the Bank. Until this assignment has been released by a writing delivered by Wells Fargo to the Bank, or until terminated pursuant to Section 8 of this Agreement, whichever occurs first, the Shareholder shall have no right to make any withdrawals from said account; provided, however, notwithstanding this subparagraph, funds shall be released from the Account to the Shareholder in accordance with Section 3 of this Agreement.

     (c) This assignment is intended to survive the bankruptcy of the Shareholder or the appointment of a custodian, receiver or trustee for the Shareholder or any of his properties.

     (d) Shareholder hereby irrevocably agrees to execute such further assignments and other instruments as are necessary to effect the security interest granted hereunder.

   11. Representations, Warranties and Covenants. The Shareholder hereby represents, warrants and agrees that:

     (a) He will at any time Wells Fargo requests, execute, deliver or endorse any instruments, documents, assignments or other agreements and writings which Wells Fargo may reasonably request in order to perfect or enforce Wells Fargo's rights under this Agreement and the Assignment of Account;

     (b) He has delivered the Assignment of Account to Wells Fargo; and

     (c) He has the power and capacity to enter into this Agreement and the Assignment of Account, and to carry out his obligations hereunder and thereunder and this Agreement and the Assignment of Account are the legal, valid and binding obligations of such Shareholder, enforceable against the Shareholder, in accordance with their terms.

   12. Appointment. Wells Fargo hereby appoints Bank as its agent for purposes of perfecting the interest in the Account as granted herein.

   13. Miscellaneous. The Shareholder hereby agrees to the following additional provisions:

     (a) The rights and remedies provided for in this Agreement are cumulative and not exclusive of any remedies provided by law, and the exercise or enforcement of any one such right or remedy is neither a condition to nor a bar to the enforcement of any other. No failure or delay by Wells Fargo in exercising any rights under this Agreement shall be deemed a waiver of those rights.

     (b) Any amendment, modification or termination of any provision of this Agreement must be in writing and signed by Wells Fargo and the Shareholder. Any waiver of any provision of this Agreement must be in writing and signed by Wells Fargo. Any notices to be given under this Agreement shall be deemed sufficiently given if delivered (i) in person, (ii) by recognized national overnight delivery service, (iii) by facsimile confirmed by telephone, or (iv) by first class registered or certified mail, postage prepaid, addressed as follows:

   If to the Shareholder:

   ----------------------------------
   ----------------------------------
   ----------------------------------
   ----------------------------------
       Attn:

   With a copy to:

   ----------------------------------
   ----------------------------------
   ----------------------------------
   ----------------------------------

   If to Wells Fargo:

       Wells Fargo & Company
       MAC #N9305-173
       Sixth and Marquette
       Minneapolis, MN 55479
       Attention: Corporate Secretary

  or to such other address with respect to a party as such party shall notify the other parties in writing as above provided and such notice shall be deemed received upon delivery in the case of subparagraphs (i) through
  (iii) above and three days after mailing in the case of subparagraph (iv) above.

     (c) This Assignment is binding on the Shareholder's heirs, representatives, successors and assigns and on Wells Fargo's successors and assigns, but shall not be assignable by the Shareholder without the prior written consent of Wells Fargo. If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.

     (d) This Agreement shall be governed by the laws of the State of Minnesota without giving effect to the conflict of law provisions thereof.

     (e) The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Indemnity and Security Agreement to be executed as of the date set forth above.

                                          WELLS FARGO & COMPANY

                                          By: ________________________________
                                             Its: _____________________________

                                          _____________________________________
                                          Herb D. Vest

                                          WELLS FARGO BANK MINNESOTA, N.A.

                                          By: _________________________________
                                             Its: _____________________________

                                  EXHIBIT "C"

                       OPINION OF COUNSEL TO WELLS FARGO

                            [Wells Fargo Letterhead]

                                 [Closing Date]

H.D. Vest, Inc.
6333 North State Highway 161
Fourth Floor
Irving, Texas 75038

   Re: Merger of Starlite Merger Co. with and into H.D. Vest, Inc.

Ladies and Gentlemen:

   I am counsel to Wells Fargo & Company, a Delaware corporation (the "Company") in connection with that certain Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001 (the "Agreement") by and among the Company, H.D. Vest, Inc., a Texas corporation ("Vest"), and Starlite Merger Co., a Texas corporation ("Starlite"), which provides for the merger of Starlite with and into Vest. This Opinion Letter is provided to you pursuant to Section 7.1(g) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement or the Accord (see below).

   Except as modified in this paragraph, this Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Laws of the State of Minnesota and Delaware. I am licensed to practice law in the State of Minnesota. Insofar as the opinion on enforceability referenced in paragraph 3 is concerned, I have assumed the laws of the State of Texas are the same as the laws of the State of Minnesota.

   As to questions of fact material to such Opinions, we have, where relevant facts were not independently verified or established, relied upon inquiry of officers of the Company.

   The provisions of Sections 1 through 9 and 18 through 21, inclusive, of the Accord shall be applicable to those opinions expressed below that are not specifically addressed by the Accord. In addition, the General Qualifications shall apply to the No Violation of Law Opinion expressed in Paragraph 5 below.

   Based upon and subject to the foregoing and the other qualifications and limitations stated in this Opinion Letter, we are of the opinion that:

     [1] The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware. Starlite is a corporation, validly existing and in good standing under the laws of the State of Texas.

     [2] The Company and Starlite each have the corporate power and authority to execute, deliver, and perform its obligations under the Agreement. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and Starlite and has been duly executed and delivered by the Company and Starlite.

     [3] The Agreement is enforceable against the Company and Starlite.

     [4] Execution and delivery by the Company and Starlite of, and performance of its agreements in, the Agreement do not violate the Constituent Documents or breach or otherwise violate any existing obligation of the Company under a Court Order.

     [5] Execution and delivery by the Company and Starlite of, and performance by the Company of its agreements in, the Agreement do not violate applicable provisions of statutory law or regulation.

     [6] No consent, approval, waiver, license or authorization or other action by or filing with any governmental authority is required under Texas or federal statutes or regulations in connection with the execution and delivery by the Company of the Agreement, except for those already obtained or completed.

   We hereby confirm to you that there are no actions or proceedings against the Company, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which seek to affect the enforceability of the Agreement.

   This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                          Very truly yours,

                                          By: _________________________________
                                             Senior Counsel, Wells Fargo &
                                              Company

                                   APPENDIX C

                               LOCK-UP AGREEMENT

March 22, 2001

Wells Fargo & Company
Wells Fargo Center
Sixth and Marquette
Minneapolis, MN 55479

Ladies and Gentlemen:

   It is the undersigned's understanding that contemporaneously herewith, Wells Fargo & Company, a Delaware corporation ("Wells Fargo") and H.D. Vest, Inc., a Texas corporation (the "Company"), are entering into that certain Agreement and Plan of Merger, dated March 22, 2001 (the "Merger Agreement"), by and among the Company, Wells Fargo, and Starlite Merger Co., a Texas corporation and wholly owned subsidiary of Wells Fargo ("Merger Sub"), whereby, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Wells Fargo (the "Merger").

   The undersigned is a shareholder of the Company and is entering into this letter agreement (this "Agreement") in connection with the entering into of the Merger Agreement. Prior to the execution of this Agreement, the Board of Directors of the Company approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

   The undersigned, acting solely in his capacity as a shareholder of the Company, confirms his agreement with you as follows:

   1. The undersigned represents, warrants and agrees that Schedule I attached hereto sets forth the shares of the Company's capital stock of which the undersigned is the record or beneficial owner and that the undersigned is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all voting agreements and commitments of any kind and free and clear of all liens and encumbrances except as set forth in Schedule I. Except as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the Company's capital stock (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional shares.

   2. The undersigned agrees that, prior to the meeting of the shareholders of the Company contemplated by Section 5.2 of the Merger Agreement, or any adjournment or postponement thereof, the undersigned will not, without the prior written consent of Wells Fargo, contract to sell, or otherwise transfer or dispose of any shares of the Company's capital stock to which he has dispositive power or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) the disposition of shares of the Company's capital stock to the Company in connection with the exercise of stock options, or (iii) transfers by operation of law.

   3. The undersigned agrees that all shares of the Company's capital stock beneficially owned by the undersigned at the record date for any meeting of shareholders of the Company called to consider and vote on the Merger and with which the undersigned has the power to vote will be voted by the undersigned in favor of the Merger.

   4. The undersigned agrees to reasonably cooperate with Wells Fargo in connection with the Merger. The undersigned agrees that the undersigned will not, directly or indirectly, solicit any inquiries or proposals from, or enter into, or continue any discussions, negotiations or agreements relating to a business combination, merger or consolidation of the Company with, or to the acquisition of its voting securities by, or to the direct or indirect acquisition or disposition of a significant amount of assets otherwise than in the ordinary course of business of the Company from or to, any person other than Wells Fargo or vote in favor of any such proposal or transaction.

   5. This agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas.

   This letter agreement shall terminate upon the termination of the Merger Agreement pursuant to its terms.

                                        Very truly yours,

                                        /s/ Herb D. Vest
                                        ---------------------------------------
                                        Herb D. Vest

                                   SCHEDULE I


                                                                      SHARES
                                                       SHARES       WITH SHARED                       RIGHTS TO ACQUIRE
                   SHARES OWNED     SHARES OWNED     WITH POWER      POWER TO                         ADDITIONAL SHARES
      NAME           DIRECTLY        INDIRECTLY       TO VOTE          VOTE        LIENS               OR VOTING RIGHTS
---------------------------------------------------------------------------------------------------------------------------------
  Herb D. Vest  Common Stock--          N/A      Common Stock-          N/A     See Exhibit  Options to purchase
                3,560,966                        3,560,966                      "A"          Common Stock--579,148
                Preferred Stock--                Preferred Stock-               attached     Preferred Stock--250,067
                250,067                          250,067                        hereto.      (convertible on a one-for-one basis)
                Options to Purchase              Options to
                Common Stock-                    Purchase
                579,148                          Common Stock-
                                                 579,148

                                   APPENDIX D

                      ARTICLES 5.11, 5.12 AND 5.13 OF THE
               TEXAS BUSINESS CORPORATION ACT--DISSENTERS RIGHTS

                      Articles 5.11, 5.12 and 5.13 of the
               Texas Business Corporation Act--Dissenters Rights

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

  (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

    (a) listed on a national securities exchange;

    (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

    (c) held of record by not less than 2,000 holders.

  (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

  (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

    (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

      (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

      (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

      (iii) held of record by not less than 2,000 holders.

    (b) cash in lieu of fractional shares otherwise entitled to be received; or

    (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

  (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
     (20) day period shall be bound by the action.

  (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

  (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten
   (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
   Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13 Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article
   5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                         ANNEX A

                                H.D. Vest, Inc.

                          SECOND AMENDED AND RESTATED
                        NONQUALIFIED STOCK OPTION PLAN
                        ------------------------------

                                   Article I

                                   The Plan

     Section 1.1 Name. This Plan shall be known as the H.D. Vest, Inc. Second
                 ----
Amended and Restated Non-qualified Stock Option Plan (hereinafter referred to as the "Plan").

     Section 1.2 Purpose. The purpose of the Plan is to advance the interests of
                 -------
H.D. Vest, Inc., a Texas corporation (hereinafter referred to as the "Company"), and its subsidiaries by affording to certain officers and employees of the Company and its subsidiaries an opportunity to acquire or increase their proprietary interest in the Company through the granting of options to purchase common stock of the Company, par value $0.05 per share (hereinafter referred to as the "Common Stock") pursuant to the terms of the Plan. By thus encouraging such employees to become owners of shares of Common Stock, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large measure depends.

     Section 1.3 Effective Date. The Plan shall become effective as of such date
                 --------------
as may be fixed by the Board of Directors of the Company (hereinafter referred to as the "Board") following the approval of the Plan by the holders of a majority of the issued and outstanding shares of the Common Stock (such date is hereinafter referred to as the "Effective Date"). Stock Option Agreements granted prior to the effective date of the Plan shall not be affected by this amendment, except to the extent the Company and an optionee specifically agree in writing that the Stock Option Agreement will be subject to this Second Amended and Restated Nonqualified Stock Option Plan.

                                  Article II

                                 Participants

     Any employee of the Company or any of its subsidiaries, including any subsidiary of the Company which becomes such after the adoption of the Plan, shall be eligible to participate in the Plan. Independent Contractors and Directors of the Company shall not be eligible to participate in the Plan. The Stock Option and Compensation Committee of the Company (hereinafter referred to as the "Committee") may, as of the first day of any calendar quarter beginning on or after October 1, 1986, and as amended and restated herein, in its discretion and subject to the approval of the Chief Executive Officer of the Company (hereinafter referred to as the "Chief Executive Officer"), grant options to any eligible officers or employees in accordance with such determinations as the Committee from time to time shall make and such officers and employees will, upon the grant of the options to them, become participants in the Plan.

                                  Article III

                       Administration and Interpretation

     The Plan shall be administered by the Committee. The Committee shall consist of not less than one (1) nor more than three (3) members appointed by the Chief Executive Officer. Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Chief Executive Officer. Subject to the express provisions of the Plan and the approval of the Chief Executive Officer, the Committee shall have the sole discretion, power and authority (i) to determine and designate from time to time which eligible employees (see "Article II Participants") may be granted options, the time or times at which options may be granted, the number of shares of Common Stock to be subject to each option, the time or times manner when each option shall be exercisable and the duration of the exercise period, and (ii) to authorize the granting of options which do not qualify under Section 422 of the Internal Revenue Code of 1986, as such is amended from time to time. Subject to the express provisions of the Plan and the approval of the Chief Executive Officer, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement (as hereinafter defined) evidencing the grant of the options hereunder, and to make all other determinations necessary or advisable in the administration of the Plan. Without limiting the generality of the foregoing discretion, power and authority, the Committee may
(i) impose such restrictions on any options granted pursuant to the Plan and on any Common Stock that may be purchased upon the exercise of options granted pursuant to the Plan as it may deem advisable to comply with applicable law, such as restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class may be listed, or under any blue sky or other securities law applicable to such shares, and/or (ii) treat all or any portion of any period during which an optionee is on military or an approved leave of absence from the Company for purposes of accrual of optionee's rights under optionee's option. All questions of interpretation and application of the Plan and of any options granted under the Plan shall be determined by a majority vote of the Committee and, upon approval by the Chief Executive Officer, the determination of such majority shall be final and binding on all persons who are participating in the Plan.

                                  Article IV

                        Shares of Stock Subject to Plan

     Section 4.1 Limitations. Subject to adjustment pursuant to the provisions
                 -----------
of Section 4.3 hereof, the aggregate number of shares of Common Stock which may be issued and sold pursuant to options granted under this Plan shall not exceed eight hundred thousand (800,000) shares. Such shares shall be reserved for the options under the Plan. The shares of Common Stock issued upon exercise of options granted under the Plan shall be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

     Section 4.2 Options Granted Under the Plan. Shares of Common Stock with
                 ------------------------------
respect to which an option granted hereunder (hereinafter referred to as the "Optionee Shares") shall have been exercised and shall not again be available for option hereunder. If options granted hereunder shall terminate, expire or, with the consent of the optionee, be cancelled for any reason without being wholly exercised, new options may be granted hereunder covering the number of shares to which such option termination, expiration or cancellation relates.

     Section 4.3 Adjustment Upon Changes in Capitalization. If any Option is
                 -----------------------------------------
exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of common stock, or as a result of which shares of common stock shall be changed into the same or a different number of shares of the same or another class or classes, the Participant or Participants so exercising such an Option shall receive, for the aggregate price payable upon such exercise of the Option, the aggregate number and class of shares which, if shares of common stock (as authorized at the date of the granting of such Option) had been purchased at the date of granting of the Option for the same aggregate price (on the basis of the price per share provided in the Option) and had not been disposed of, such a person or persons would be holding at the time of such exercise, as a result of such purchase and any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided, however, that no fractional share shall be issued upon any exercise of an Option, and the aggregate price paid shall be approximately reduced upon account of any fractional share not issued. In the event of any such change in the outstanding common stock of the Company, the aggregate number and class of shares remaining available under the Plan shall be that number and class which a person, to whom an Option had been granted for all the available shares under the Plan on the date preceding such change, would be entitled to receive as provided in the first segment of this Section 4.3.

     Section 4.4 Stock Reserve. The Company shall at all times during the term
                 -------------
of this Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.

                                   Article V

                                    Options

     Section 5.1 Option Grant and Agreement. Each option granted hereunder shall
                 --------------------------
be evidenced (i) by minutes of a meeting or the unanimous written consent of the Committee, by the written consent of the Chief Executive Officer, and by a written stock option agreement herein referred to as a "Stock Option Agreement") dated as of the date of grant in such form as is approved by the Committee and the Chief Executive Officer, and (ii) executed by the Company, under instruction from the Chief Executive Officer, and the optionee. Each Stock Option Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan and approved by the Chief Executive Officer, including terms and provisions that may be appropriate to ensure that each option complies with all applicable federal and state securities laws and tax laws.

     Section 5.2 Option Price. The purchase price for a share of Common Stock
                 ------------
subject to any option granted hereunder (hereinafter referred to as the "Option Price") shall be determined by the Committee and approved by the Chief Executive Officer, but shall not be less than the fair market value of such shares of Common Stock on the date of grant of the option, said fair market value to be determined in good faith at the time of the grant of such option by the decision of the Chief Executive Officer.

     Section 5.3 Option Exercise Period. Except as provided in Section 5.6 of
                 ----------------------
the Plan, the period of time within which an option granted hereunder may be exercised with respect to all or any portion of the Optioned Shares shall be determined by the Committee and approved by the Chief Executive Officer.

     Section 5.4 Manner of Exercise of Option. Each option granted hereunder
                 ----------------------------
shall contain terms and provisions established by the Committee and approved by the Chief Executive Officer, setting forth the manner of exercise of the option.

     Section 5.5 Investment Representation. Each optionee receiving an option
                 -------------------------
pursuant hereto must represent, and agree to give such further representation as may be required by the Company upon the exercise of his option or any part thereof, that any shares purchased pursuant to the exercise of the option will be or are acquired for his or her own account for investment purposes and not with a view to, or for offer of sale in connection with, the distribution of any thereof, unless in the opinion of Company counsel the same is not necessary at the time. Delivery of such representation prior to the delivery of the Stock Option Agreement and prior to the delivery of any shares issued upon exercise of an option shall be condition precedent to the right of the optionee or such other person to purchase any shares.

     Section 5.6 Effect of Death or Other Termination of Employment on Option.
                 ------------------------------------------------------------
     (a) Subject to any contrary terms contained in an optionee's Stock Option Agreement, if, such optionee's employment with the Company or a subsidiary thereof shall be terminated by the Company or its subsidiary, with or without cause, or by the act of the optionee, the optionee's right to exercise such option shall automatically terminate and all rights thereunder shall cease.

     (b) No transfer of an option by the optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferee of the terms and conditions of such options.

     Section 5.7 Limitation on Rights. Neither the adoption of the Plan or any
                 --------------------
action of the Committee shall be deemed to give any officer or employee of the Company any right to be granted an option to purchase Common Stock or any other rights except as may be evidenced by a Stock Option Agreement, or any amendment thereto, duly authorized by the Committee, approved by the Chief Executive Officer and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     Section 5.8 Non-transferability of Option. Subject to any contrary terms
                 -----------------------------
contained in an optionee's Stock Option Agreement, no option shall be transferred by an optionee otherwise than by will or the laws of descent and distribution. Subject to any contrary terms contained in an optionee's Stock Option Agreement, during the lifetime of an optionee the option shall be exercised only by him.

                                  Article VI

                       Restriction on Issuance of Shares

     The Company shall not be required to issue any shares of Common Stock or deliver any certificate for shares of Common Stock in connection with the exercise of any option granted hereunder or any portion thereof unless and until such time as (i) a registration statement under the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), and any applicable state securities laws with respect to the purchase of such shares upon exercise of such option is then in effect, or (ii) the person exercising such option shall have furnished an opinion of counsel satisfactory to the Chief Executive Officer to the effect that such purchase will not involve any violation of the registration provisions of the Act (or any superceding statute) or any applicable state securities laws; providing, however that nothing herein shall be construed as imposing any obligation on the Company to complete any registration or other qualification of such shares under the Act (or any superceding statute) or any applicable state securities laws or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body.

                                  Article VII

                Termination, Amendment and Modification of Plan

     The Committee, at the direction of the Chief Executive Officer, at any time and from time to time may amend or modify the Plan in any respect, or may terminate the Plan; provided, however, that no action of the Committee without the approval of the Chief Executive Officer and the shareholders of the Company may:

     (a) increase the total number of shares of Common Stock subject to the Plan except as contemplated in Section 4.3 hereof;

     (b) withdraw the administration of the Plan from the Committee; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any option theretofore granted under the Plan without the consent of the optionee or permitted transferee of or successor to the option.

                                 Article VIII

                                 Miscellaneous

     Section 8.1 Compliance With Other Laws and Regulations. The Plan, the grant
                 ------------------------------------------
and exercise of options thereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

     Section 8.2 Indemnification of Committee and Chief Executive Officer. In
                 --------------------------------------------------------
addition to such other rights of indemnification as they may have as directors, the members of the Committee and the Chief Executive Officer shall be indemnified by the Company against any and all costs and reasonable expenses, including attorney's fees, incurred by them in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or provided that within 60 days after institution of any such action, suit or proceeding the Committee member or Chief Executive officer, as appropriate, shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same; and provided further, however, anything therein contained in the Plan to the contrary notwithstanding, there shall be no indemnification of the members of the Committee who are adjudged guilty of, or liable for, willful misconduct, gross neglect of duty, or criminal acts.

     Section 8.3 Employment. Nothing in the Plan or in any option granted
                 ----------
hereunder or in any stock option agreement relating thereto shall confer upon any officer or employee the right to continue in the employ of the Company or any of its subsidiaries nor shall it affect in any way the right of the Company to terminate an optionee's employment at any time.

     Section 8.4 Other Compensation Plans. The adoption of the Plan shall not
                 ------------------------
affect any other stock option or incentive or other compensation plans in effect for the Company or any of its subsidiaries, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any subsidiary.

     Section 8.5 Plan Binding on Successors. The Plan shall be binding upon the
                 --------------------------
successors and assigns of the Company.

     Section 8.6 Singular, Plural: Gender. Whenever used herein, pronouns in the
                 ------------------------
singular shall include the plural and the masculine pronoun shall include the feminine gender.

     Section 8.7 Headings, Etc., No Part of Plan. Headings of Articles and
                 -------------------------------
Section hereof are inserted for convenience and reference; they constitute no part of the Plan.

     Section 8.8 Other Terms. Any option granted hereunder shall contain such
                 -----------
other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Chief Executive Officer or by legal counsel to the Company.

     IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed and its corporate seal to be hereunto affixed and attested, all effective as of the 26th day of March, 1997.

     Attest:                            Company
                                        H.D. Vest, Inc.

     By:                                By:
        -------------------------          -------------------------
                                        Title:
                                              ----------------------

                                                                         ANNEX B

                       Amendment to the H.D. Vest, Inc.
          Second Amended and Restated Non-qualified Stock Option Plan

     H.D. Vest, Inc., a Texas corporation (the "Company") has established the
                                                -------
H.D. Vest Second Amended and Restated Non-qualified Stock Option Plan (the "Plan"). Article VII of the Plan authorizes the Company's Stock Option and
 ----
Compensation Committee (the "Committee") to amend the Plan at the direction of
                             ---------
the Company's Chief Executive Officer. Pursuant to that authority, the Committee hereby amends the Plan by adding Article IX to the Plan (the "Amendment"). This Amendment shall become effective immediately prior to the
----------
filing of articles of merger with the Secretary of State of the State of Texas and the issuance by the Secretary of State of the State of Texas of a certified copy of such filing.

                                  Article IX
                            Merger with Wells Fargo

     The Company has entered into that certain Amended and Restated Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001 (the "Merger Agreement"), by and among the Company, Wells Fargo &
                     ----------------
Company, a Delaware corporation ("Wells Fargo") and Starlite Merger Co., a Texas
                                  -----------
corporation and wholly owned subsidiary of Wells Fargo ("Merger Sub"), whereby
                                                         ----------
Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Wells Fargo (the "Merger"). The Merger will be
                                             ------
effective upon the completion of the filing of articles of merger between and among the Company and Merger Sub with the Secretary of State of the State of Texas and the issuance by the Secretary of State of the State of Texas of a certified copy of such filing (the "Effective Time"). This Article sets forth
                                    --------------
the effect of the Merger on those options granted under the Plan that are outstanding as of the Effective Time. This Article supersedes any contrary provisions in the Plan or any individual Stock Option Agreement. Immediately prior to the Effective Time, (a) each outstanding option shall become fully vested and exercisable, (b) each outstanding option shall be canceled and cease to exist, and (c) each outstanding option shall be converted into the right to receive in cash an amount equal to the number of shares of Common Stock subject to such option multiplied by the excess, if any, of (i) the Merger Consideration (as that term is defined in the Merger Agreement) payable in respect of such share of Common Stock minus (ii) the exercise price payable in respect of a share of Common Stock under such option.

     Effective as of __________, 2001.



                                        ------------------------------
                                        Herb D. Vest
                                        Chief Executive Officer and Sole
                                        Committee Member

                                H.D VEST, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

              PLEASE MARK VOTE IN BOXES BELOW USING DARK INK ONLY


By my signature below, I revoke all previous proxies and appoint Roger C. Ochs and R. Bredt Norwood as proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock of H.D. Vest, Inc. that I held of record on April 26, 2001 at the Special Meeting of Shareholders to be held at 10:00 a.m. on May 22, 2001, at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038, or any adjournments thereof.


                        SPEICAL MEETING OF SHAREHOLDERS
                                 MAY 22, 2001

                     THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS


                                                         FOR   AGAINST   ABSTAIN

1.  To approve and adopt the Amended and Restated        [ ]     [ ]       [ ]
    Agreement and Plan of Merger, made and entered into April 17, 2001, to be effective as of March 22, 2001, providing for the merger of Starlite Merger Co., a wholly owned subsidiary of Wells Fargo & Company, with and into H.D.
    Vest, Inc. pursuant to which H.D. Vest, Inc.
    will be the surviving corporation and will become a wholly owned subsidiary of Wells
    Fargo & Company.

2.  To approve an amendment to the H.D Vest, Inc.        [ ]     [ ]       [ ]
    Second Amended and Restated Nonqualified Stock
    Option Plan to permit the acceleration of outstanding options as contemplated under the Agreement and Plan of Merger.

3. In their discretion the Proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment.

If you execute and return this Proxy it will be voted in the manner you have indicated above. If you execute and return this Proxy without indicating any voting preference, this Proxy will be voted FOR all three of the proposals. The Proxy tabulator cannot vote your shares unless you sign and return this card.



         Signature(s) _______________________________ DATE __________________

         Signature(s) _______________________________ DATE __________________


NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. This proxy, when properly executed, will be voted in the manner directed herein by the above named shareholder. If no direction is made, this proxy will be voted FOR the proposals.